SCHEDULE 14A
                              (Rule 14a-101)

                 INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934

Filed by the Registrant  /x/
Filed by a Party other than the Registrant   / /

Check the appropriate box:
/ / Preliminary Proxy Statement    / / Confidential, For Use of the
                                       Commission Only (as permitted by
                                       Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                HOUSECALL MEDICAL RESOURCES, INC.
         ------------------------------------------------
         (Name of Registrant as Specified in its Charter)

     --------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box)

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: _______________________________________________________
     (2) Aggregate number of securities to which transaction applies: _______________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): __________________________________
     (4)  Proposed maximum aggregate value of transaction: _______________
     (5)  Total fee paid: ________________________________________________

/x/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration No.:
     (3)  Filing Party:
     (4)  Date Filed:
                HOUSECALL MEDICAL RESOURCES, INC.
                       1000 Abernathy Road
                     Building 400, Suite 1825
                     Atlanta, Georgia  30328

                                      July 2, 1998


TO THE STOCKHOLDERS OF HOUSECALL MEDICAL RESOURCES, INC.:


     You are cordially invited to attend a Special Meeting of the Stockholders of Housecall Medical Resources, Inc. (the "Company") to be held on July 31, 1998 at 10:00 a.m. local time, at 1000 Abernathy Road, 3rd Floor, Conference Room C, Atlanta, Georgia 30328 (the "Special Meeting"). At the Special Meeting, stockholders of the Company will be asked to consider and vote upon the approval and adoption of an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") whereby an indirect wholly owned subsidiary of Adventist Health System Sunbelt Healthcare Corporation ("Adventist") shall be merged with and into the Company, and the Company shall become an indirect wholly owned subsidiary of Adventist (the "Merger"). Pursuant to the terms of the Merger Agreement, the stockholders of the Company other than affiliates of Welsh, Carson, Anderson & Stowe (the "WCAS Affiliates") will receive cash consideration in the Merger in an amount equal to $1.50 per share (the "Merger Price"). The WCAS Affiliates will receive aggregate cash consideration of $1.00 for all of their outstanding equity interests in the Company.

     After careful consideration, on May 29, 1998, the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of the stockholders and approved the Merger Agreement with Adventist. The Board of Directors of the Company has received the written opinion dated June 1, 1998 of Salomon Smith Barney to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Merger Price to be received in the Merger by the holders of the Company Common Stock (other than the WCAS Affiliates, as to which Salomon Smith Barney was not requested to express an opinion) was fair, from a financial point of view, to such holders. THE BOARD OF DIRECTORS BELIEVES THAT ADOPTION OF THE MERGER AGREEMENT IS THE BEST WAY TO PROTECT AND MAXIMIZE STOCKHOLDER VALUE AND URGES YOU TO VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Enclosed are the (i) Notice of Special Meeting of Stockholders, (ii) Proxy Statement, and (iii) Proxy for the Special Meeting. The Proxy Statement describes the proposed Merger Agreement and the Merger and provides other information about the Company. We have included as appendices to the Proxy Statement a copy of the Company's Annual Report on Form 10-K for the year ended June 30, 1997, which includes the Company's audited financial statements for 1997, and a copy of the Company's Quarterly Reports on Form 10-Q for the three months ended September 30, 1997, six months ended December 31, 1997 and nine months ended March 31, 1998. We urge you to read the enclosed materials carefully.

     Whether you plan to attend the Special Meeting in person or not, we urge you to complete, sign and date the enclosed Proxy and return it in the enclosed envelope as soon as possible to ensure that your shares will be voted at the Special Meeting. If you attend the Special Meeting, you may revoke your Proxy and vote in person if you wish. The affirmative vote entitled to be cast by holders of a majority of all of the outstanding shares of Common Stock of the Company entitled to vote thereon is required to approve and adopt the Merger Agreement and the transactions contemplated therein. Consequently, a failure to vote or an abstention will have the same effect as a vote against the proposal. As more fully described in the enclosed Proxy Statement, the WCAS Affiliates collectively own, beneficially and of record, approximately 51.6% of the outstanding shares of Common Stock of the Company have executed a voting agreement set forth in the Merger Agreement pursuant to which each has agreed to vote their shares in favor of the approval of the Merger Agreement.

     If you have any questions about the Proxy Statement, please let us hear from you. We look forward to seeing you at the meeting.


                                   Sincerely,

                                   /s/ Daniel J. Kohl

                                   Daniel J. Kohl
                                   PRESIDENT AND DIRECTOR

                HOUSECALL MEDICAL RESOURCES, INC.
                       1000 Abernathy Road
                     Building 400, Suite 1825
                     Atlanta, Georgia  30328
       ___________________________________________________

            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     To Be Held July 31, 1998
       ___________________________________________________

TO THE STOCKHOLDERS OF HOUSECALL MEDICAL RESOURCES, INC.:

   NOTICE IS HEREBY GIVEN that a Special Meeting of the
Stockholders of Housecall Medical Resources, Inc. (the "Company") will be held at 1000 Abernathy Road, 3rd Floor, Conference Room
C, Atlanta, Georgia 30328, on July 31, 1998 at 10:00 a.m., local time (the "Special Meeting"), for the following purposes:

   1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated June 17, 1998 (the "Merger Agreement") by and among Adventist Health System Sunbelt Healthcare Corporation ("Adventist"), Homecare Acquisition Corp. ("Merger Sub"), the Company, Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Healthcare Partners, L.P. and WCAS Capital Partners II, L.P., and to approve the consummation of the transactions contemplated therein, including the merger of Merger Sub with and into the Company such that the Company will become an indirect wholly owned subsidiary of Adventist (the "Merger"). A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement.

   2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

   Only those persons who were holders of record of the Common Stock of the Company at the close of business on June 30, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Your attention is directed to the accompanying Proxy Statement and its appendices for more complete information regarding the matters to be acted upon at the Special Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.
STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN
PERSON.

EACH STOCKHOLDER HAS THE RIGHT TO DISSENT FROM THE MERGER
AGREEMENT AND DEMAND PAYMENT OF THE FAIR VALUE OF HIS SHARES IF
THE MERGER IS CONSUMMATED.  THE RIGHT OF ANY STOCKHOLDER TO
RECEIVE SUCH PAYMENT IS CONTINGENT UPON STRICT COMPLIANCE WITH
THE REQUIREMENTS OF SECTION 262 OF THE DELAWARE GENERAL
CORPORATION LAW.  THE FULL TEXT OF SECTION 262 IS SET FORTH IN
APPENDIX C TO THE PROXY STATEMENT AND IS INCORPORATED HEREIN BY
REFERENCE.  FOR A SUMMARY OF THE REQUIREMENTS OF SECTION 262, SEE
"THE MERGER--DISSENTERS' RIGHTS" IN THE ACCOMPANYING PROXY
STATEMENT.
                                   By Order of the Board of Directors,

                                   Fred Follmer
                                   SECRETARY


                            IMPORTANT

WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE BE
SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED,
SIGNED, AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Atlanta, Georgia
July 2, 1998

                        TABLE OF CONTENTS
                                                            Page
                                                            ----
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . .  1
   General  . . . . . . . . . . . . . . . . . . . . . . . .  1
   Matters to be Considered at the Special Meeting  . . . .  1

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . .  2

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS  . . . . . . . .  2

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   The Special Meeting  . . . . . . . . . . . . . . . . . .  3
   The Merger . . . . . . . . . . . . . . . . . . . . . . .  4

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . 10
   Date, Time and Place   . . . . . . . . . . . . . . . . . 10
   Matters to Be Considered   . . . . . . . . . . . . . . . 10
   Record Date; Shares Outstanding and Entitled to Vote   . 10
   Votes Required   . . . . . . . . . . . . . . . . . . . . 10
   Revocability of Proxies  . . . . . . . . . . . . . . . . 11
   Other Matters; Adjournment   . . . . . . . . . . . . . . 11
   Proxy Solicitation   . . . . . . . . . . . . . . . . . . 11
   Delivery of Merger Price   . . . . . . . . . . . . . . . 12
   Independent Auditors   . . . . . . . . . . . . . . . . . 12

PROPOSAL -- THE MERGER  . . . . . . . . . . . . . . . . . . 12
   General  . . . . . . . . . . . . . . . . . . . . . . . . 12
   The Merger Price . . . . . . . . . . . . . . . . . . . . 13
   Background of the Merger . . . . . . . . . . . . . . . . 13
   Reasons for the Merger and Recommendation of
     the Board of Directors . . . . . . . . . . . . . . . . 15
   Opinion of the Company's Financial Advisor . . . . . . . 16
   Summary of the Terms of the Merger Agreement . . . . . . 19
   Regulatory Approvals . . . . . . . . . . . . . . . . . . 23
   Interest of Certain Persons in the Merger  . . . . . . . 23
   Operations of the Company if the Merger is
      Not Approved  . . . . . . . . . . . . . . . . . . . . 24
   Dissenters' Rights . . . . . . . . . . . . . . . . . . . 24
   Federal Income Tax Consequences of the Merger  . . . . . 25
   Accounting Treatment of the Merger . . . . . . . . . . . 25
   Voting Agreement . . . . . . . . . . . . . . . . . . . . 26
   Votes Required to Approve Merger Agreement . . . . . . . 26

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . 27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . 28

BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . 28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . 29

MARKET FOR COMPANY'S COMMON STOCK AND RELATED
STOCKHOLDER MATTERS . . . . . . . . . . . . . . . . . . . . 30

ADDITIONAL INFORMATION ABOUT THE COMPANY  . . . . . . . . . 30

PROPOSALS OF STOCKHOLDERS FOR THE NEXT ANNUAL MEETING . . . 31

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . 31

APPENDICES

Appendix A -- Amended and Restated Merger Agreement
Appendix B -- Opinion of Salomon Smith Barney
Appendix C -- Delaware Statutes Describing Stockholder Dissenters' Rights Appendix D -- Annual Report on Form 10-K for the fiscal year ended June 30, 1997 Appendix E -- Quarterly Reports on Form 10-Q for the three months ended
              September 30, 1997, the six months ended December 31, 1997 and the nine months ended March 31, 1998




                HOUSECALL MEDICAL RESOURCES, INC.
                       1000 Abernathy Road
                     Building 400, Suite 1825
                      Atlanta, Georgia 30328

                         PROXY STATEMENT
             For The Special Meeting Of Stockholders
                     To Be Held July 31, 1998

                           INTRODUCTION

GENERAL

   This Proxy Statement is being sent to the holders of shares of Common Stock, par value $.01 per share (collectively, the "Stockholders"), of Housecall Medical Resources, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Special Meeting of Stockholders to be held on July 31, 1998, at 10:00 a.m., local time, at 1000 Abernathy Road, 3rd Floor, Conference Room C, Atlanta, Georgia 30328, and at any adjournments or postponements thereof (the "Special Meeting"). The principal executive offices of the Company are located at 1000 Abernathy Road, Building 400, Suite 1825, Atlanta, Georgia 30328. The Company's telephone number is (770) 379-9000. This Proxy Statement and attached Proxy are first being sent to Stockholders on or about July 2, 1998.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

   At the Special Meeting, the Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger dated June 17, 1998 (the "Merger Agreement"), by and among Adventist Health System Sunbelt Healthcare Corporation ("Adventist"), Homecare Acquisition Corp. ("Merger Sub"), the Company and Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Healthcare Partners, L.P. and WCAS Capital Partners II, L.P. (collectively, the "WCAS Entities"), and to approve the consummation of the proposed merger of Merger Sub with and into the Company such that the Company shall become an indirect wholly owned subsidiary of Adventist (the "Merger"). A copy of the Merger Agreement is attached hereto as Appendix A, and the description of the Merger contained in this Proxy Statement is qualified in its entirety by reference to Appendix A. See "THE MERGER."

   Upon consummation of the Merger, except as described herein, each outstanding share of Common Stock will be cancelled and the holders of such shares of Common Stock, other than the WCAS Entities and their affiliates (collectively, with the WCAS Entities, the "WCAS Affiliates"), will be entitled to receive cash in an amount equal to $1.50 per share. All equity rights held by the WCAS Affiliates shall be cancelled and the holders thereof will be entitled to receive cash in an amount equal to $1.00 in the aggregate.

   The Board of Directors knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement. If any other matters properly come before the Special Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

   This Proxy Statement and the form of proxy are first being mailed to Stockholders of the Company on or about July 2, 1998.

   The Common Stock is traded on the over-the-counter market. On June 1, 1998, the last trading day prior to announcement of the Merger Agreement, the last reported sale price per share of Company Common Stock was $1 7/32. On June 26, 1998, the last reported sale price per share of Company Common Stock was $1 1/4.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

     The Annual Report on Form 10-K for the year ended June 30, 1997, as filed with the Commission on October 9, 1997, has been included at Appendix D to this Proxy Statement. The Company's Quarterly Reports on Form 10-Q for the three months ended September 30, 1997, the six months ended December 31, 1997 and the nine months ending March 31, 1998, as filed with the Commission on November 14, 1997, February 17, 1998 and May 20, 1998, respectively, have been included at Appendix E to this Proxy Statement. Such appendices (excluding any documents incorporated by reference therein or exhibits thereto) constitute a part of this Proxy Statement and should be carefully reviewed for the information contained therein.


            SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains statements, particularly in the text under SUMMARY and THE MERGER that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Such forward-looking statements involve both known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, contingencies relating to the consummation of the Merger, the actual outcome of pending or future litigation against the Company, its subsidiaries and their respective agents, the impact of current and future federal and state regulation of home healthcare, general economic conditions and other factors mentioned elsewhere in this Proxy Statement ("Cautionary Statements"). These forward looking statements represent the judgment of the Company as of the date of this Proxy Statement. All subsequent written and oral forward-looking statements are expressly qualified in their entirety by the Cautionary Statements. The Company disclaims, however, any obligation or intent to update the forward-looking statements.

                             SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE HEREIN AND IN THE APPENDICES HERETO. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES ATTACHED HERETO CAREFULLY AND IN THEIR ENTIRETY.

                           The Special Meeting

Date, Time and Place       July 31, 1998 at 10:00 a.m., local time, at
                           1000 Abernathy Road, 3rd Floor,
                           Conference Room C, Atlanta, Georgia  30328.

Matters to be Considered   To approve and adopt the Amended and Restated
                           Agreement and Plan of Merger dated June 17,
                           1998 by and among Adventist, Merger Sub, the Company and the WCAS Entities (the "Merger
                           Agreement"), and to approve the consummation of the transactions contemplated therein and such other matters as may properly come before the Special Meeting.

Record Date                The close of business on June 30, 1998.

Shares Outstanding and     The Company has 10,464,915 shares of Common
Entitled to Vote           Stock issued and outstanding and entitled to
                           vote at the Special Meeting.

Votes Required             The affirmative vote of the holders of a
                           majority of all outstanding shares of Common
                           Stock, entitled to vote thereon is required to approve the Merger Agreement and the transactions contemplated thereby. The WCAS
                           Affiliates collectively own, beneficially and of record, 5,395,614 shares of the Company's
                           Common Stock, representing approximately 51.6% of the issued and outstanding shares of Company Common Stock and have entered into a voting agreement set forth in the Merger
                           Agreement ensuring that all of their shares will be voted in favor of the Merger Agreement and the transactions contemplated therein assuring approval of the Merger Agreement under applicable Delaware law.

                           Shares of Common Stock represented by a
                           properly executed proxy, if such proxy is received in time and is not subsequently revoked, will be voted in accordance with the instructions indicated on such proxy. IF A PROXY IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF COMMON STOCK REPRESENTING SUCH PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Revocability of Proxies    Any proxy given may be revoked by the person
                           giving it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation, bearing a later date than the proxy, (ii) properly submitting a duly executed proxy bearing a later date, or
                           (iii) voting in person at the Special Meeting.

Other Matters and          The Company is not currently aware of any
Adjournment                business to be transacted at the Special
                           Meeting other than as described herein. In the event other matters are brought before the meeting or in the event of a proposal to adjourn the Special Meeting, the proxies will have discretion to vote or act thereon according to their judgment.

                           Notwithstanding the foregoing, if an
                           adjournment is for the purpose of soliciting additional proxies, shares represented by proxies voting against approval of the Merger Agreement will be voted against a proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies.

Delivery of Merger Price   Promptly after the Effective Time, each record
                           holder of Company Common Stock will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of their certificates in exchange for the Merger Price. Adventist shall not be obligated to deliver the consideration to which any former holder of Company Common
                           Stock is entitled until such holder surrenders such holder's certificates representing such holder's shares for exchange. HOLDERS OF
                           COMPANY COMMON STOCK SHOULD NOT SURRENDER ANY
                           SHARE CERTIFICATES UNTIL SUCH STOCKHOLDER
                           RECEIVES THE LETTER OF TRANSMITTAL.

                                 The Merger

Parties to the Merger      The Company and its subsidiaries offer home
                           health care services in the Southeastern
                           United States.  Pursuant to the Merger
                           Agreement, the parties agreed to merge Merger
                           Sub with and into the Company such that the Company will become an indirect wholly owned subsidiary of Adventist. See "THE MERGER."

                           Adventist operates 32 hospitals in eight states and Puerto Rico and 27 nursing home facilities in nine states. Throughout ten states, Adventist also currently owns 42 and manages 18 Medicare-certified home health offices as well as three private home health care offices.

The Merger                 Pursuant to the Merger Agreement, Merger Sub,
                           a wholly owned subsidiary of Adventist, shall merge with and into the Company. The Company shall be the surviving corporation of the Merger and as a result shall become a wholly owned subsidiary of Adventist and shall continue to be governed by the laws of the State of Delaware (the "Merger").

Merger Price               The Merger Agreement provides that at the time
                           the Merger becomes effective, each outstanding share of Company Common Stock, other than shares held by the WCAS Affiliates, shall cease to be outstanding and shall be converted into and exchanged for the right to receive cash in an amount equal to $1.50 per share
                           (the "Merger Price"). All equity interests held by the WCAS Affiliates, which include shares of Company Common Stock and warrants to acquire shares of Company Common Stock, shall cease to be outstanding and shall be converted into and exchanged for the right to receive cash in an amount equal to $1.00 in the aggregate.

                           In addition, the Company has outstanding options to purchase 81,800 shares of Company Common Stock which have an exercise price which is lower than the Merger Price. At the time the Merger becomes effective, the holders of such options shall in settlement thereof, receive for each share of Company Common Stock subject to such option, an amount in cash equal to the difference between the Merger Price and the per share exercise price of such option. All other equity rights of the Company, which have an exercise price in excess of the Merger Price, shall terminate in accordance with their terms at the time of the Merger.

                           In connection with the Merger, Adventist will repay up to $39,500,000 of senior secured debt of the Company, plus such additional amounts under the Company's credit agreement as may be consented to by Adventist and WCAS Capital Partners II, L.P. ("WCAS CP II"). In addition, Adventist will pay to WCAS CP II, one of the WCAS Entities, a portion of its 10.5% $10,525,000 subordinated notes due
                           June 30, 2001 and June 30, 2002, and the remainder of such subordinated debt will be contributed by WCAS CP II to the capital of the Company. The amount to be paid to WCAS CP II (the "Debt Payment"), will be reduced by certain transactional and other expenses and is currently estimated to be between $500,000 and $2,500,000. See "THE MERGER -- Merger Price."

Reasons for the Merger     In reaching its conclusion that the terms of
                           the Merger Agreement are in the best interests of the Company and its Stockholders, the Board of Directors considered the following factors:
                           (a) the terms and conditions of the Merger
                           Agreement, including the Merger Price; (b) the results of its review of strategic alternatives over the past eight months and the prospects of the Company as an independent company; (c) the concessions of the WCAS
                           Affiliates in order to consummate the Merger and provide value to the public stockholders;
                           (d) the financial condition, assets,
                           liabilities, businesses and operations of the Company and its subsidiaries; (e) the trading value of the Common Stock; (f) recent legislation decreasing reimbursement rates for home healthcare and the perceived effect of this reduction by investors and the investment community; and (g) the opinion of Salomon
                           Smith Barney as to the fairness, from a
                           financial point of view, of the Merger Price.
                           See "THE MERGER--Reasons for the Merger" and
                           "-- Recommendation of the Board of Directors."

Recommendation of the      Based upon the events leading up to the
Board of Directors         definitive Merger Agreement and the terms
                           of the Merger Agreement (including the
                           Purchase Price to be paid by Adventist), the Company's Board of Directors believes the Merger Agreement and the transactions contemplated therein are in the best interests of the Company and its Stockholders. See "THE
                           MERGER -- Recommendation of the Board of
                           Directors." THE BOARD OF DIRECTORS HAS
                           UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND
                           THE TRANSACTIONS CONTEMPLATED THEREIN AND
                           UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
                           FOR APPROVAL AND ADOPTION OF THE MERGER
                           AGREEMENT AND THE TRANSACTIONS CONTEMPLATED
                           THEREIN.

Opinion of the Company's   Smith Barney Inc. (now associated with Salomon
Financial Advisor          Brothers Inc and collectively with Salomon
                           Brothers Inc doing business as, and
                           hereinafter referred to as, "Salomon
                           Smith Barney") has acted as financial advisor to the Company in connection with the Merger and has delivered to the Board of Directors of the Company a written opinion dated June 1, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger
                           Price was fair, from a financial point of view, to the holders of Company Common Stock
                           (other than the WCAS Affiliates, as to which Salomon Smith Barney was not requested to express an opinion). The full text of the written opinion of Salomon Smith Barney dated
                           June 1, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix
                           B to this Proxy Statement and should be read carefully in its entirety. THE OPINION OF
                           SALOMON SMITH BARNEY IS DIRECTED TO THE BOARD
                           OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS
                           OF THE MERGER PRICE FROM A FINANCIAL POINT OF
                           VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE
                           MERGER OR RELATED TRANSACTIONS AND DOES NOT
                           CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER
                           AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE
                           SPECIAL MEETING. See "THE MERGER -- Opinion of the Company's Financial Advisor."

The Closing                The Company anticipates consummating the
                           Merger within three business days following the satisfaction or waiver of the conditions specified in the Merger Agreement (the
                           "Closing Date"). The Company anticipates that all such conditions will be satisfied or waived within a matter of days after the Special Meeting. The Merger will be consummated and will become effective on the date and at the time that a Certificate of Merger, reflecting the Merger, is filed with the Secretary of State of the State of Delaware (the "Effective Time"). "THE MERGER
                           -- Summary of the Terms of the Merger
                           Agreement -- The Closing."

The Merger Agreement       The Merger Agreement contains various
                           representations and warranties of the
                           Company and Adventist.   Such representations
                           and warranties cover such areas as corporate
                           organizational matters and authorization
                           issues, and with respect to the Company, the
                           absence of undisclosed liabilities, material
                           contracts, litigation, compliance with laws,
                           taxes, benefit plans, lack of environmental
                           matters, real property and other areas
                           discussed in greater detail herein and in
                           Appendix A hereto.   See "THE MERGER --
                           Summary of the Terms of the Merger Agreement
                           -- Representations and Warranties."

No Solicitation            The Company has agreed that, prior to the
                           Effective Time or earlier termination
                           of the Merger Agreement, neither it nor any of
                           its affiliates will, directly or indirectly,
                           encourage, solicit, participate in or initiate
                           discussions or negotiations with, or provide
                           any information to, any entity concerning any
                           proposal or offer to acquire all or a
                           substantial part of the business and
                           properties of the Company or its subsidiaries
                           or any capital stock of the Company or its
                           subsidiaries, whether by merger, tender offer,
                           exchange offer, sale of assets or similar
                           transaction (an "Acquisition Proposal"), other
                           than the Merger, except that the Company may
                           (i) take and disclose to the Company's
                           stockholders a position with respect to a
                           tender or exchange offer by a third party, or
                           (ii) make such disclosure to the Company's
                           stockholders as, in the good faith judgment
                           of the Board, after receiving advice from
                           outside counsel, is required under applicable
                           law, provided that the Company may not
                           withdraw or modify, or propose to withdraw or
                           modify, its position with respect to the
                           Merger or approve or recommend any Acquisition
                           Proposal, or enter into any agreement with
                           respect to any Acquisition Proposal,
                           except as follows.  Notwithstanding the
                           foregoing, in the event an unsolicited
                           entity or group has submitted a bona fide
                           written proposal which the Board determines in
                           good faith, after consulting with a nationally
                           recognized investment banking firm, represents
                           a superior transaction to the Merger and in
                           the opinion of the Board of Directors, after
                           receipt of advice from outside legal counsel
                           to the Company, the failure to provide such
                           information or access to engage in such
                           discussions or negotiations would reasonably
                           be expected to cause the Board of Directors to
                           violate its fiduciary duties to the Company's
                           stockholders under applicable law (a "Superior
                           Proposal"), the Company may furnish
                           information to and negotiate and participate
                           in discussions and negotiations with an
                           unsolicited entity or group.  The Company
                           has agreed to promptly advise Adventist of the
                           details surrounding any such alternative
                           Acquisition Proposal.  At any time after two
                           business days following disclosure to
                           Adventist of its intent to do so and if the
                           Company has complied with the foregoing
                           restrictions, the Company may withdraw or
                           modify its approval or recommendation of  the
                           Merger and may enter into an agreement with
                           respect to a Superior Proposal, provided
                           that the Company pays to Adventist a
                           termination fee and any amount payable at such
                           time for reimbursement of expenses.    See "--
                           Termination Fee" and "THE MERGER -- Summary of the Terms of the Merger Agreement -- No
                           Solicitation."

Conditions                 The Merger Agreement further provides that the
                           respective obligations of the Adventist, the Company and the WCAS Entities to consummate the Merger are conditioned upon, among other things, the fulfillment of covenants, the continued validity of the representations and warranties made by the parties, the receipt of governmental and regulatory consents
                           (including termination or expiration of
                           the waiting period under the Hart-Scott-Rodino
                           Antitrust Improvements Act of 1976, as
                           amended, and the rules and regulations
                           promulgated thereunder), receipt of the
                           required Stockholder approval, and the absence of injunctions or restraints preventing consummation of the Merger. The parties to the Merger Agreement may waive conditions, except for any condition which, if not satisfied, would result in the violation of any law, and with respect to the Company, any condition which is for the direct benefit of the WCAS Entities. This provision would permit the Board to waive a breach by Adventist of any of its representations, warranties, covenants or agreements contained in the Merger Agreement if, in the exercise of the Board's discretion, it concludes that such waiver is in the best interests of the Company and its Stockholders. See "THE
                           MERGER -- Summary of the Terms of the Merger
                           Agreement -- Conditions to Closing."

Termination                The Merger Agreement may be terminated at any
                           time prior to the Closing Date: (a) by mutual written consent of the Company and Adventist;
                           (b) by the Company or Adventist if the Merger shall not have been consummated on or before August 31, 1998, unless such party has failed to fulfill an obligation under the Merger
                           Agreement and such failure is the cause of the failure to consummate the Merger by such date;
                           (c) by the Company or Adventist upon any court or governmental order prohibiting the Merger becoming final; (d) by the Company if Adventist or Merger Sub materially breaches their representations or warranties or fails to perform their covenants or agreements, which is not remedied in a timely manner;
                           (e) by the Company in connection with entering into a definitive agreement providing for the implementation of an Acquisition Proposal (as defined under "THE MERGER -- Summary of the Terms of the Merger Agreement -- No
                           Solicitation"); (f) by Adventist if, due to an occurrence not involving a breach by Adventist or Merger Sub, it is impossible to satisfy any of the conditions to the Merger; (g) by Adventist if the Company materially breaches its representations or warranties or fails to perform its covenants or agreements which would give rise to the failure to satisfy a condition to closing the Merger and which is not remedied in a timely manner; and (h) by Adventist if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger of the Merger Agreement, or approved or recommended any Acquisition Proposal.

                           In the event of termination of the Merger
                           Agreement by any party as provided above, the Merger Agreement will become void, and there will be no liability or obligation on the part of the Company, Adventist, other than under certain specified provisions of the Merger Agreement, which include the payment of a fee to Adventist under certain circumstances. See "THE MERGER -- Summary of the Terms of the Merger Agreement -- Termination" and "THE MERGER -- Summary of the Terms of the Merger Agreement -- Termination Fees."

Termination Fee             If (i) the Company terminates the Merger
                            Agreement in connection with entering
                            into a definitive agreement for a Superior
                            Proposal in accordance with the provisions of
                            the Merger Agreement, (ii) Adventist
                            terminates the Merger Agreement because the
                            Board of Directors of the Company has
                            withdrawn or modified its approval of the
                            Merger or approved or recommended any
                            Acquisition Proposal or (iii) Adventist
                            terminates the Merger Agreement for the
                            failure of the Company to fulfill an
                            obligation under the Merger Agreement and
                            prior thereto there shall have been announced
                            another Acquisition Proposal, the Company
                            will be obligated to pay to Adventist a
                            termination fee of $1.0 million.   See "THE
                            MERGER -- Summary of the Terms of the
                            Merger Agreement -- Termination Fees."

Interest of Certain         Certain members of the Company's management
Persons in the Merger       and the Board may be deemed to have interests
                            in the Merger in addition to their interests as Stockholders generally. Certain members of the Company's management team will be entitled to receive accelerated payments, employment positions and retention bonuses with Adventist or severance payments pursuant to their existing employment agreements with the Company upon the consummation of the Merger.

                            It is a condition to consummation of the Merger that Adventist shall have entered into employment agreements with Daniel Kohl, President and Chief Executive Officer of the Company, Fred Follmer, Vice President and Chief Financial Officer of the Company, and Shaun Mahoney, Vice President - Support Services of the Company, unless Adventist does not offer to such employees compensation at least equal to their current compensation level. In connection with the Merger, it is currently anticipated that certain officers and other key employees of the Company will receive retention bonuses in the aggregate amount of approximately $2.0 million from Adventist which amounts are not out of the proceeds of the Merger. In addition, in connection with the Merger, Mr. Kohl is expected to receive twelve months severance, Mr. Follmer, nine months and Mr. Mahoney, six months, which amounts are currently estimated to aggregate approximately $442,500.

                            James B. Hoover and Andrew M. Paul, directors of the Company, are general partners of the general partner and affiliates of Welsh, Carson, Anderson & Stowe and the WCAS Affiliates. The WCAS Affiliates will receive $1.00 in the aggregate at the Closing in exchange for all of their outstanding shares of Common Stock of the Company and warrants to acquire shares of Company Common Stock.
                            In addition, the WCAS Affiliates collectively own approximately 51.6% of the outstanding shares of Common Stock of the Company and have agreed to vote all of such shares in favor of the Merger. At the Closing, Adventist will pay to WCAS CP II, one of the WCAS Entities, a portion of its 10.5% $10,525,000 subordinated notes due June 30, 2001 and June 30, 2002, in an amount equal to $5,943,147.50 less certain transactional and other expenses of the Company (the "Debt Payment"), and the remainder of such subordinated debt will be contributed to the capital of the Company. After subtraction of such expenses, the amount of the Debt Payment is currently estimated to be between $500,000 and $2,500,000. See "THE MERGER --
                            Interest of Certain Persons in the Merger."

Conduct of Business        The Merger Agreement contains certain
Pending the Merger         covenants made by the Company relating to
                           the conduct of its businesses through the Closing Date. Such covenants cover such areas, among others, as the continued operation of the business of the Company and its subsidiaries in the ordinary course of business, the preservation of the organization of the Company and its assets, and certain prohibitions against the incurrence of financial obligations of the Company and its subsidiaries and the modification of contracts. See "THE MERGER -- -- Conduct of Business Pending the Merger."

Operations of the          If for any reason the Merger is not
Company if the Merger      consummated, the Board will evaluate other
is Not Consummated         strategic alternatives and continue to oversee
                           the implementation of remedial action to improve the Company's operations. The Board believes that it will be difficult to identify another strategic partner prepared to negotiate a transaction on more favorable terms than those contained in the Merger
                           Agreement.

Dissenters' Rights         Under Delaware law, Stockholders have the
                           right to dissent from the Merger and
                           demand payment of the fair value of their shares in the event the Merger is consummated.
                           To exercise such right, a Stockholder opposing the Merger would be required to file with the Company a written notice of his intent to demand payment for his shares, would not be able to vote any of his shares in favor of the proposed transaction and would otherwise be required to follow the procedures specified in Section 262 of the Delaware General
                           Corporation Law.  See "THE  MERGER --
                           Dissenters' Rights" and Appendix C.

Certain Federal Income     Each Stockholder will recognize a gain or loss
Tax Consequences           on the Merger equal to the amount realized by
                           the such Stockholder from the sale less the Stockholder's adjusted basis in the shares of Company Common Stock sold. The amount realized will equal the sum of money received by the Stockholder in consideration for the Company Common Stock. See "THE MERGER --
                           Certain Federal Income Tax Consequences."

                           THE SPECIAL MEETING


DATE, TIME AND PLACE

     The Special Meeting will be held on July 31, 1998, at 10:00 a.m., Eastern Standard Time, at 1000 Abernathy Road, 3rd Floor,
Conference Room C, Atlanta, Georgia  30328.


MATTERS TO BE CONSIDERED

     At the Special Meeting, the Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger dated June 17, 1998 (the "Merger Agreement"), by and among Adventist, Merger Sub, the Company and the WCAS Entities, and to approve the consummation of the transactions contemplated therein, including the merger of Merger Sub with and into the Company such that the Company shall become an indirect wholly owned subsidiary of Adventist (the "Merger"). A copy of the Merger Agreement is attached hereto as Appendix A, and the description of the Merger contained in this Proxy Statement is qualified in its entirety by reference to Appendix A. See "THE MERGER."

     The Board of Directors knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement. If any other matters properly come before the Special Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.


RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     The Board of Directors of the Company has fixed the close of business on June 30, 1998 as the record date (the "Record Date") for the determination of holders of shares of Common Stock entitled to notice of and to vote on each matter submitted to a vote at the Special Meeting and any adjournment(s) or postponement(s) thereof. On the Record Date, the Company had outstanding 10,464,915 shares of $.01 par value Common Stock, entitled to one vote per share.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the Special Meeting. Shares represented by proxies will be counted as shares present for purposes of establishing a quorum. Shares represented by proxies that are marked "abstain" also will be counted as shares present for purposes of establishing a quorum. If a quorum is not present at the Special Meeting, or if the Company determines that additional time is needed for the solicitation of proxies to approve the Merger, the Company may adjourn or postpone the Special Meeting.


VOTES REQUIRED

     If Stockholders specify in the accompanying proxy a choice with respect to any matter to be acted upon, the shares represented by such proxies will be voted as specified.

     If a quorum is present at the Special Meeting, approval of the Merger Agreement and approval of the Merger requires the affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon. Proxies which indicate abstentions will have the same effect as votes against the Merger Agreement and the transactions contemplated therein and against the proposal to adjourn or postpone the Special Meeting. IF NO INSTRUCTIONS ARE INDICATED IN THE PROXIES RETURNED TO THE COMPANY, SUCH PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

     As more fully described herein, the WCAS Affiliates own, beneficially and of record, in the aggregate 5,395,614 outstanding shares of Common Stock of the Company, representing approximately 51.6% of the issued and outstanding shares of Common Stock, and have executed a voting agreement pursuant to which each has agreed to vote their shares in favor of the approval of the Merger Agreement and the Merger. Accordingly, over 51.6% of the votes entitled to be cast by the holders of Common Stock will be voted in favor of the Merger Agreement and the transactions contemplated therein assuring approval of the Merger Agreement under applicable Delaware law.

     With respect to all matters to be voted on by the Stockholders, holders of shares of Common Stock are entitled to one vote per share.

     At the Special Meeting, broker "non-votes" may occur. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker "non-votes" will be treated as votes against the relevant proposals. Broker "non-votes" will be counted as present for purposes of determining the existence of a quorum.

STOCKHOLDERS HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE MERGER AND OBTAIN PAYMENT OF THE FAIR VALUE OF THEIR SHARES OF COMMON STOCK BY FOLLOWING THE PROCEDURES DESCRIBED IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW. SEE APPENDIX C HERETO AND "THE MERGER -- Dissenters' Rights."


REVOCABILITY OF PROXIES

     A Stockholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of revocation to Fred Follmer, Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Special Meeting.

     Votes cast by proxy or in person at the Special Meeting will be tabulated by one or more inspectors of election appointed at the Special Meeting, who also will determine whether a quorum is present for the transaction of business. The expense of preparing, printing, and mailing proxy materials to Stockholders of the Company will be borne by the Company.


OTHER MATTERS; ADJOURNMENTS

     The Board of Directors of the Company is not currently aware of any business to be transacted at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against approval of the Merger Agreement and the transactions contemplated thereby, will be voted against a proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies. The Company does not currently intend to seek an adjournment of the Special Meeting.


PROXY SOLICITATION

     The Company will bear the costs of solicitation of proxies for the Special Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from Stockholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expense.

DELIVERY OF MERGER PRICE

     Promptly after the Effective Time, each record holder of Company Common Stock will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of their certificates in exchange for the Merger Price.
Adventist shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled until such holder surrenders such holder's certificates representing such holder's shares for exchange. HOLDERS OF COMPANY COMMON STOCK SHOULD NOT SURRENDER ANY SHARE CERTIFICATES UNTIL SUCH STOCKHOLDER RECEIVES THE LETTER OF TRANSMITTAL.


INDEPENDENT AUDITORS

     The Company has been advised that representatives of Ernst &
Young LLP, the Company's independent auditors for 1997 ("E&Y"), will attend the Special Meeting, make a statement if they have the desire to do so and will be available to respond to appropriate questions.


                             PROPOSAL


                            THE MERGER

     THIS SECTION OF THE PROXY STATEMENT DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER. TO THE EXTENT THAT THE DESCRIPTION RELATES TO THE MERGER AGREEMENT, THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, AS WELL AS OTHER APPENDICES IN THEIR ENTIRETY.


GENERAL

     Stockholders are being asked to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger dated June 17, 1998 (the "Merger Agreement"), by and among Adventist Health Systems Sunbelt Healthcare Corporation ("Adventist"), Homecare Acquisition Corp. ("Merger Sub"), the Company and Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Healthcare Partners, L.P. and WCAS Capital Partners II, L.P. (collectively, the "WCAS Entities"), and to approve the consummation of the transactions contemplated therein, including the proposed merger of Merger Sub with and into the Company, with the result that the Company shall become a wholly owned subsidiary of Adventist (the "Merger"). A copy of the Merger Agreement is attached hereto as Appendix A. There is no present affiliation between the Company and Adventist, except for affiliations arising by reason of the transactions contemplated by the Merger Agreement. The Merger Agreement and other agreements contemplated therein were the product of arms' length negotiations between the Company and Adventist. Adventist operates 32 hospitals in eight states and Puerto Rico and 27 nursing home facilities in nine states. Throughout ten states, Adventist also currently owns 42 and manages 18 Medicare-certified home health offices as well as three private home health care offices. The principal executive offices of Adventist are located near Orlando, Florida.

     Pursuant to the Merger Agreement, Merger Sub, an indirect wholly owned subsidiary of Adventist, shall merge with and into the Company. The Company shall be the surviving corporation of the Merger and as a result shall become an indirect wholly owned subsidiary of Adventist and shall continue to be governed by the laws of the State of Delaware (the "Merger").

     Only if the Merger Agreement and the transactions contemplated therein are approved at the Special Meeting and all conditions to consummation of the Merger are either satisfied or waived will the Merger proceed.


THE MERGER PRICE

     The Merger Agreement provides that at the time the Merger becomes effective, each outstanding share of Company Common Stock, other than shares held by the WCAS Affiliates, shall cease to be outstanding and shall be converted into and exchanged for the right to receive cash in an amount equal to $1.50 per share (the "Merger Price"). All equity interests held by the WCAS Entities and their affiliates (collectively, with the WCAS Entities, the "WCAS Affiliates"), which include shares of Company Common Stock and warrants to purchase shares of Company Common Stock, shall cease to be outstanding and shall be converted into and exchanged for the right to receive cash in an amount equal to $1.00 in the aggregate.

     In addition, the Company has outstanding options to purchase 81,800 shares of Company Common Stock which have an exercise price which is lower than the Merger Price. At the time the Merger becomes effective, the holders of such options shall in settlement thereof, receive for each share of Company Common Stock subject to such option, an amount in cash equal to the difference between the Merger Price and the per share exercise price of such option. All other equity rights of the Company, which have an exercise price in excess of the Merger Price, shall terminate in accordance with their terms at the time of the Merger.

     In connection with the Merger, Adventist will repay up to $39,500,000 of senior secured debt of the Company, plus such additional amounts under the Company's credit agreement as may be consented to by Adventist and WCAS Capital Partners II, L.P. ("WCAS CP II"). In addition, Adventist will pay to WCAS CP II, one of the WCAS Entities, a portion of its 10.5% $10,525,000 subordinated notes due June 30, 2001 and June 30, 2002, and the remainder of such subordinated debt will be contributed to the capital of the Company. The amount to be paid to WCAS CP II (the "Debt Payment"), will be reduced by certain transactional and other expenses and is currently estimated to be between $500,000 and $2,500,000.


BACKGROUND OF THE MERGER

     In October 1997, the Board of Directors, in response to the loss of trading value of the Company Common Stock over the previous six months and other challenges facing the Company began exploring strategic alternatives, including the sale of the Company, to maximize shareholder value. On October 2, 1997, the Company retained Salomon Smith Barney as its financial advisor in the course of the Company's strategic review process. On December 22, 1997, the Board also retained a law firm to provide legal advice as to these matters.

     In October and November 1997, approximately 21 potential buyers were approached, following which management presentations and a due diligence data room were prepared. On November 7, 1997, the Board met to review the status of the sale process.

     On November 21, 1997, three companies (the "Initial
Bidders"), all of which were strategic buyers, including
Adventist, submitted preliminary indications of interest.

     On December 5, 1997, one of the Initial Bidders withdrew from the sale process due to concerns over anticipated changes in government reimbursement policies for home healthcare providers.

     During the weeks of December 8 and December 15, 1997, the Company conducted management presentations and scheduled data room visits with Adventist and the other remaining Initial Bidder. On December 15, 1997, the Company announced the delisting of the shares of Company Common Stock from the Nasdaq National Market and that it had retained Salomon Smith Barney to assist the Company in exploring strategic alternatives. In early January 1998, the other remaining Initial Bidder withdrew from the sale process stating that it could not complete its due diligence.


     Between January 21 and 23, 1998, three additional indications of interest were received, all from strategic buyers
(the "Additional Buyers"). On January 27, 1998, Adventist revised its initial offer.

     During early February 1998, 16 additional potential buyers were contacted and a revised offer was submitted by Adventist. Discussions continued with the Initial Bidders and the Additional Bidders. By February 25, 1998, one of the Additional Bidders withdrew because of its inability to obtain financial resources to complete the transaction.

     During the remainder of February and through March 1998, the Company's management held additional meetings and discussions with several potential acquirors.

     By April 6, 1998, the Company had received revised offers from two Additional Buyers and Adventist, all subject to additional due diligence. After reviewing the offers, the Company determined that the revised offers from the Additional Bidders raised significant financing, structural and timing concerns and decided to pursue negotiations with Adventist.

     A letter of intent was signed and additional due diligence was entered into beginning the week of April 13, 1998 with Adventist which continued for 30 days. During this process, Adventist representatives visited various Company office locations and reviewed financials, compliance, clinical, MIS, reimbursement and operations of the Company.

     On April 29, 1998, members of the Company's senior management gave a presentation to the senior management team of Adventist to discuss the strategic fit of the two companies and the Company's strategies and priorities.

     On May 6, 1998, the Board of Directors of the Company met with senior management and Salomon Smith Barney and discussed the status of negotiations and the principal terms of the proposed transaction. At such meeting, the Board of Directors instructed senior management and its financial and legal advisors to pursue the negotiation of a definitive agreement with Adventist.

     Between May 6, 1998 and June 1, 1998, the Company and Adventist held several discussions regarding valuation and price considerations and other terms and conditions of a potential business combination. On May 19, 1998, management from both the Company and Adventist met to negotiate a definitive agreement.

     On the afternoon of May 29, 1998, the Board of Directors of the Company held a telephonic meeting at which management reported that an agreement had been reached, subject to approval of the Board of Directors of the Company. The legal advisors reported on the status of the negotiations and the few remaining open issues in the Merger Agreement. Salomon Smith Barney reviewed with the Board of Directors the financial analyses performed by Salomon Smith Barney in connection with its evaluation of the Merger Price and rendered to the Board of Directors an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated June 1, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Price was fair, from a financial point of view, to the holders of Company Common Stock (other than the WCAS Affiliates, as to which Salomon Smith Barney was not requested to express an opinion). The Board of Directors also discussed the potential benefits and risks of the transaction, as well as the status of the Company and the potential risks of not entering into a transaction. At the conclusion of the meeting, the Board of Directors unanimously approved the Merger Agreement.

     On June 1, 1998, the Merger Agreement was executed. On June 2, 1998, the parties issued a joint press release announcing the Merger.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF
DIRECTORS

     At the meeting of the Board of Directors held on May 29, 1998, after consultation with the Company's management and legal and financial advisors and counsel for the WCAS Affiliates, the Board of Directors approved the Merger Agreement and the transactions contemplated therein, authorized the execution, delivery and performance of the Merger Agreement and adopted a resolution recommending to the Stockholders the approval of the Merger Agreement and the consummation of the Merger.

     In reaching its conclusion that the terms of the Merger
Agreement are in the best interests of the Company and its Stockholders, the Board of Directors considered the following factors:

     (a) the terms and conditions of the Merger Agreement, including the consideration payable in the Merger which will be paid in cash in an amount equal to $1.50 per share to the holders of Company Common Stock, other than the WCAS Affiliates;

     (b)  the results of its review of strategic
     alternatives over the past eight months, negotiations with other potential purchasers during such period and management's view as to the potential for other third parties to acquire the Company, and the prospects of the Company as an independent company;

     (c) the fact that in order to promote consummation of the Merger and to provide value to the public Stockholders, the WCAS Affiliates agreed to accept $1.00 in the aggregate for all equity interests held by such WCAS Affiliates, agreed to receive a portion of the amounts owed to them under their subordinated debt, and agreed to use the amount paid to them on such subordinated debt to pay certain of the Company's expenses related to the Merger and to indemnify Adventist from certain actions;

     (d) the financial condition, assets, liabilities, businesses and operations of the Company and its subsidiaries, both on a historical and prospective basis;

     (e)  the trading value of the Common Stock;

     (f) recent legislation decreasing reimbursement rates for home healthcare and the perceived effect of this reduction by investors and the investment community;
     and

     (g) Salomon Smith Barney's presentation to the Board of Directors on May 29, 1998 and Salomon Smith Barney's written opinion dated June 1, 1998 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Merger Price to be received in the Merger by the holders of Company Common Stock (other than the WCAS Affiliates, as to which Salomon Smith Barney was not requested to express an opinion) was fair from a financial point of view to such holders.

     The foregoing discussion sets forth the material factors and information considered and given weight by the Board of Directors of the Company. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it necessary or practicable to and did not assign relative weights to or otherwise quantify the specific factors considered in reaching its determination. In addition, different members of the Board may have given different weight to different factors. The Board also identified certain risks related to the Merger, including the possibility that the Merger might not be consummated and the effect of public announcement of the Merger on the Company's sales and operating results and its ability to attract and retain key management and other personnel. The Board also considered other alternatives available to the Company in light of all the other information available to it and concluded that the Merger Agreement and the transactions contemplated therein provided the greatest opportunity to maximize value to the Stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
THE STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND
APPROVE THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED
THEREBY.


OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     Salomon Smith Barney was retained by the Company to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, the Company requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of Company Common Stock (other than the WCAS Affiliates) of the consideration to be received by such holders in the Merger. On May 29, 1998, at a meeting of the Board of Directors held to evaluate the proposed Merger, Salomon Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated June 1, 1998, the date of execution of the Merger Agreement) to the Board of Directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Price was fair, from a financial point of view, to the holders of Company Common Stock (other than the WCAS Affiliates, as to which Salomon Smith Barney was not requested to express an opinion).

     In arriving at its opinion, Salomon Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. Salomon Smith Barney examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data for the Company which were provided to or otherwise discussed with Salomon Smith Barney by the management of the Company. Salomon Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company, including the near-term liquidity needs of, and capital resources available to, the Company. Salomon Smith Barney considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of the Company. In connection with its engagement, Salomon Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, the management of the Company advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor did Salomon Smith Barney make any physical inspection of the properties or assets of the Company. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Salomon Smith Barney's opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the Merger Price from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between the Company and Adventist. No other limitations were imposed by the Company on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED JUNE 1, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE MERGER PRICE FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Company's Board of Directors or management with respect to the Merger Price or the proposed Merger.

     SELECTED COMPANY ANALYSIS. Using publicly available information, Salomon Smith Barney analyzed, among other things, the trading multiples of the Company and 15 selected publicly traded companies in the home healthcare industry, consisting of
(i) Home Care Services - Small Capitalization Companies:
Caretenders Health Corp., HealthCor Holdings, Inc., Home Health Corporation of America, Inc., In Home Health, Inc., NuMED Home Health Care, Inc., and Staff Builders, Inc. (the "Small Cap Companies"); (ii) Home Care Services - Large Capitalization
Companies: American HomePatient, Inc., Apria Healthcare Group, Inc., Coram Healthcare Corporation, Lincare Holdings, Inc., Pediatric Services of America, Inc., and Transworld Healthcare Inc. (the "Large Cap Companies"); and (iii) Home Care Staffing
Companies: Interim Services Inc., Olsten Corporation, and Personnel Group of America, Inc. (the "Home Care Staffing Companies" and, together with the Small Cap Companies and Large Cap Companies, the "Selected Companies"). With respect to the Selected Companies, Salomon Smith Barney focused primarily on the Small Cap Companies, which Salomon Smith Barney considered to be most comparable to the Company. Salomon Smith Barney compared, among other things, adjusted market values (fully diluted market value, plus outstanding debt, less cash) as percentages or multiples of latest 12 months ("LTM") revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), and latest month annualized as of March 31, 1998 EBITDA ("LMA EBITDA"). All percentages or multiples were based on closing stock prices as of May 27, 1998. Applying a range of selected percentages or multiples for the Small Cap Companies of LTM revenues, LTM EBITDA and LMA EBITDA of 15% to 35%, 5.5x to 6.5x and 5.0x to 6.0x, respectively, to corresponding financial data for the Company resulted in a selected equity reference range for the Company of approximately $0.50 to $1.00 per share, as compared to the Merger Price of $1.50 per share.

     SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS.
Using publicly available information, Salomon Smith Barney reviewed, among other things, the implied transaction multiples paid or proposed to be paid in 10 selected transactions in the home healthcare industry, consisting of (acquiror/target):
Integrated Health Services, Inc./RoTech Medical Corp.; Apria Healthcare Group, Inc./Vitas Healthcare Corporation; Olsten Corporation/Quantum Health Resources, Inc.; Homedco Group, Inc./Abbey Healthcare Group, Inc.; Coram Healthcare Corporation/Home infusion business of Caremark International Inc.; W.R. Grace & Co./Home Nutritional Services, Inc.; Caremark International Inc./Critical Care America, Inc.; Abbey Healthcare Group, Inc./Total Pharmaceutical Care, Inc.; Olsten Corporation/Lifetime Corporation; and W.R. Grace & Co./Home Intensive Care, Inc. (collectively, the "Selected Transactions"). Salomon Smith Barney compared, among other things, transaction values as percentages or multiples of LTM revenues, LTM EBITDA and LMA EBITDA. All percentages or multiples were based on financial information available at the time of such transaction. Applying a range of selected percentages or multiples for the Selected Transactions of LTM revenues, LTM EBITDA and LMA EBITDA of 25% to 50%, 9.0x to 11.5x and 8.5x to 11.0x, respectively, to corresponding financial data for the Company resulted in a selected equity reference range for the Company of approximately $0.50 to $1.50 per share, as compared to the Merger Price of $1.50 per share.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, the Selected Transactions or the business segment, company or transaction to which they are being compared.

     DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney performed a discounted cash flow analysis of the projected free cash flow of the Company for fiscal years 1998 through 2002, based on internal estimates of the management of the Company.
The stand-alone discounted cash flow analysis of the Company was determined by (i) adding (x) the present value of projected free cash flows over the five-year period from 1998 to 2002 and (y) the present value of the estimated terminal value in year 2002 and (ii) subtracting the current net debt of the Company. The range of estimated terminal values for the Company at the end of the five-year period was calculated by applying terminal value multiples of 5.5x to 6.5x to the Company's projected 2002 EBITDA. The cash flows and terminal values of the Company were discounted to present value using discount rates ranging from 12% to 14%. Utilizing such terminal multiples and discount rates, this analysis resulted in an equity reference range for the Company of approximately $0.29 to $1.51 per share, as compared to the Merger Price of $1.50 per share.

     LIQUIDATION ANALYSIS. Given the financially distressed condition of the Company, Salomon Smith Barney analyzed the potential residual value available for distribution after satisfaction of the Company's outstanding obligations with respect to its bank facilities, the subordinated debt held by the WCAS Affiliates and certain employee retention and other costs, based on estimates provided by the management of the Company. Based on such estimates and after payment of such amounts, this analysis indicated a negative residual equity value per share for the Company, as compared to the Merger Price of $1.50 per share.

     OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, Salomon Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interest received from, and discussions with, third parties other than Adventist; (ii) historical and projected financial results of the Company; (iii) the history of trading prices and volume for the Company Common Stock; (iv) the stockholder profile of the Company; and (v) selected published analysts' reports on the Company.

     Pursuant to the terms of Salomon Smith Barney's engagement, the Company has agreed to pay Salomon Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $750,000. The Company has also agreed to reimburse Salomon Smith Barney for certain legal expenses and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.


     Salomon Smith Barney has advised the Company that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided investment banking services to certain affiliates of the Company, including WCAS, unrelated to the proposed Merger, for which services Salomon Smith Barney has received compensation.
In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with the Company, Adventist and their respective affiliates.

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by the Company based on its experience and expertise. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


SUMMARY OF THE TERMS OF THE MERGER AGREEMENT

     ALTHOUGH THE COMPANY BELIEVES THAT THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT DESCRIBES THE MATERIAL TERMS AND CONDITIONS OF THE MERGER AGREEMENT, SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. TERMS WHICH ARE NOT OTHERWISE DEFINED IN THIS SUMMARY HAVE THE MEANING SET FORTH IN THE MERGER AGREEMENT.

     THE CLOSING. The closing of the Merger (the "Closing") will take place on the third business day following the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement or at such other time as the parties may mutually agree. The Company anticipates that all such conditions will be satisfied or waived within a matter of days after the Special Meeting. The Merger will be consummated and will become effective on the date and at the time that a Certificate of Merger, reflecting the Merger, is filed with the Secretary of State of the State of Delaware (the "Effective Time"). Both the Company and Adventist have the right to terminate the Merger Agreement if the Closing does not occur on or prior to August 31, 1998, unless the party seeking termination failed to perform covenants and agreements which prevented the Closing.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the Company, its subsidiaries and Adventist. These include representations and warranties by the Company relating to, among other things:
(a) organization and similar corporate matters of the Company and its subsidiaries; (b) authorization, execution, delivery, performance and enforceability of the Merger Agreement and the ancillary agreements thereto; (c) the outstanding capital stock of the Company; (d) the Company's financial statements; (e) the Company's provision of certain corporate documents to Adventist, including documents filed with the Commission,; (f) absence of undisclosed liabilities; (g) material contracts related to the business of the Company and its subsidiaries; (h) title to and condition of the assets owned by the Company; (i) litigation; (j) compliance with laws; (k) benefit plans; (l) labor relations; (m) reports filed with regulatory authorities, (n) compliance with Medicare, Medicaid and other third-party payor requirements, (o) compliance with the fraud and abuse and related health care anti-kickback laws, (p) brokers and advisors; (q) environmental matters; (r) taxes; and (s) intellectual property.

     Adventist's representations and warranties include those relating to, among other things: (a) Adventist's organization and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the Merger Agreement and the ancillary agreements thereto; (c) sufficiency of funds to consummate the Merger; and (d) organization and similar corporate matters related to, and authorization, execution, delivery, performance and enforceability of the Merger Agreement by, Merger

Sub.

     CERTAIN COVENANTS. Pursuant to the terms of the Merger Agreement, the Company, its subsidiaries and Adventist have made certain covenants including, among others, that from the date of the Merger Agreement through the Closing, except as permitted by or contemplated in the Merger Agreement, the Company and its subsidiaries shall carry on its business in the ordinary course, preserve intact its business organization and assets and maintain its rights and franchises and take no action which would materially and adversely affect the ability of any party to the Merger Agreement to obtain any consents required for the consummation of the Merger or materially and adversely affect the ability of any party to perform its covenants and agreements under the Merger Agreement. In addition, except (a) as permitted by or contemplated in the Merger Agreement and (b) as otherwise consented to in writing by Adventist, the Company and its subsidiaries have agreed not to: (i) amend the Certificate of Incorporation, bylaws or other governing instrument of the Company or its subsidiaries; (ii) incur any additional debt obligation or other obligation for borrowed money, or suffer the imposition of any lien, except that on a consolidated basis, the Company may borrow up to $500,000 under its credit facility for any purpose and may borrow up to an aggregate of $2,000,000 (including the $500,000 referred to above) for operations shortfalls caused by overpayments in Periodic Interim Payments made under the Medicare and Medicaid programs for the quarter ended March 31, 1998, which are withheld from Periodic Interim Payments made after the date of the Merger Agreement, and may borrow additional amounts agreed to by Adventist and WCAS Capital Partners II, L.P.; (iii) repurchase, redeem or otherwise acquire or exchange any shares or securities convertible into any shares of the capital stock of the Company or its subsidiaries or declare or pay any dividend or make any other distribution in respect of the Company's capital stock; (iv) except pursuant to the exercise of disclosed stock options or warrants existing as of the date of the Merger Agreement, issue, sell, pledge, encumber, authorize the issuance of or permit to become outstanding any additional securities of the Company or its

subsidiaries; (v) adjust, split, combine or reclassify any capital stock of the Company or its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any subsidiary of the Company or any asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; (vi) purchase securities or make any material investment in any entity other than a wholly owned subsidiary;
(vii) except as disclosed to Adventist, grant any increase in compensation or benefits to employees or officers of the Company or its subsidiaries, pay any severance or termination pay or any bonus or enter into or amend any severance agreements or grant any material increases in directors' fees; (viii) enter into or amend any employment contract with any person having a salary in excess of $75,000 per year that the Company or its subsidiaries do not have the unconditional right to terminate without any liability; (ix) adopt any new employee benefits plans or make any material change to any existing employee benefit plan; (x) make any significant change in tax or accounting methods or systems of internal accounting controls; (xi) commence any litigation other than in accordance with past practice or settle any litigation for material money damages or having material restrictions on the operations of the Company or any subsidiary; (xii) except in the ordinary course of business, enter into, amend or terminate any material contract or waive, release, compromise or assign any material claim.

     NO SOLICITATION. Pursuant to the terms of the Merger Agreement, prior to the Effective Time or earlier termination of the Merger Agreement, neither the Company nor any of its affiliates will, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any entity concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or its subsidiaries or any capital stock of the Company or its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transaction (an "Acquisition Proposal"), other than the Merger, except that the Company may (i) take and disclose to the Company's stockholders a position with respect to a tender or exchange offer by a third party, or (ii) make such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal, except as follows. Notwithstanding the foregoing, in the event an unsolicited entity or group has submitted a bona fide written proposal which the Board determines in good faith, after consulting with a nationally recognized investment banking firm, represents a superior transaction to the Merger and in the opinion of the Board of Directors, after receipt of advice from outside legal counsel to the Company, the failure to provide such information or access to engage in such discussions or negotiations would reasonably be expected to cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law (a "Superior Proposal"), the Company may furnish information to and negotiate and participate in discussions and negotiations with an unsolicited entity or group. The Company has agreed to promptly advise Adventist of the details surrounding any such alternative Acquisition Proposal. At any time after two business days following disclosure to Adventist of its intent to do so and if the Company has complied with the foregoing restrictions, the Company may withdraw or modify its approval or recommendation of the Merger and may enter into an agreement with respect to a Superior Proposal, provided that the Company pays to Adventist a termination fee and any amount payable at such time for
reimbursement of expenses.    See "-- Termination Fee."

     CONDITIONS TO CLOSING. The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of the closing conditions as specifically set forth in the Merger Agreement. Such conditions to Adventist's obligation to close include, among others, (a) there shall not have occurred any events, which, individually or in the aggregate, would have a material adverse impact on (i) the financial position, or business or prospects of the Company and its subsidiaries, (ii) the ability of the Company to perform its obligations under the Merger Agreement or (iii) the market for the Company's products and services, excluding certain enumerated changes; (b) the representations and warranties of the Company and its subsidiaries contained in the Merger Agreement are true and correct on and as of the Closing Date except for inaccuracies which would not in the aggregate have a material adverse effect on the Company; (c) the Company, the WCAS Affiliates and their respective affiliates shall have performed all obligations and complied with all covenants and agreements required by the Merger Agreement to be performed or complied with other than a failure which would not have a material adverse effect on the Company;
(d) holders of not more than 20% of the outstanding Common Stock shall have exercise their dissenters' rights pursuant to the Delaware General Corporation Law; (e) each holder of a right to acquire shares of Common Stock which does not automatically convert in the Merger into a right to receive the Merger Price less the exercise price of such right, shall have agreed to automatically convert such right or to terminate such right; (f) the receipt of an opinion of counsel for the Company; (g) no material litigation shall be pending other than stockholder litigation against the Company existing on the date of the Merger Agreement; (h) certain employees shall have agreed to employment arrangements with the Company satisfactory to Adventist; and [(i) Adventist shall have determined that there is in full force and effect adequate insurance for the Company]; (j) the Company's indebtedness under its bank line of credit shall not exceed $39,500,000, unless otherwise consented to by Adventist and WCAS Capital Partners II, L.P.; (k) the Company shall have obtained by July 31, 1998 an extension of the policy period on the current directors and officers liability insurance policies through December 31, 2000; (l) the stockholders of the Company shall have adopted the Merger Agreement and the transactions contemplated thereby; (m) governmental and regulatory consents and approvals of the transactions contemplated by the Merger Agreement shall have been obtained and the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated; (n) the receipt of consent or certain waivers of third parties relating to assigned and assumed agreements and contracts shall have been obtained; (o) no temporary orders, preliminary injunctions or other orders preventing the consummation of the transactions contemplated in the Merger Agreement shall be in effect or threatened; (n) the indebtedness under the Company's credit agreement shall have been paid in full or refinanced by Adventist and the equity rights related thereto shall have been terminated; (p) the letters of credit supporting the Company's workers compensation arrangements shall have been assumed, replaced or otherwise rendered unnecessary; and (q) the Subordinated Debt owed to WCAS Capital Partners II, L.P. shall have been extinguished.

     Conditions to the Company's and its subsidiaries' obligation to close include, (a) the representations and warranties of Adventist and Merger Sub contained in the Merger Agreement are true and correct on and as of the Closing Date except for inaccuracies which would not in the aggregate have a material adverse effect on Adventist; (b) Adventist and Merger Sub shall have performed all obligations and complied with all covenants and agreements required by the Merger Agreement to be performed or complied with other than a failure which would not have a material adverse effect on Adventist; (c) the stockholders of the Company shall have adopted the Merger Agreement and the transactions contemplated thereby; (d) governmental and regulatory consents and approvals of the transactions contemplated by the Merger Agreement shall have been obtained and the waiting period applicable to the Merger under the HSR Act, shall have expired or been terminated; (e) the receipt of consent or certain waivers of third parties relating to assigned and assumed agreements and contracts shall have been obtained; (f) no temporary orders, preliminary injunctions or other orders preventing the consummation of the transactions contemplated in the Merger Agreement shall be in effect or threatened; (g) the indebtedness under the Company's credit agreement shall have been paid in full or refinanced by Adventist and the equity rights related thereto shall have been terminated; (h) the letters of credit supporting the Company's workers compensation arrangements shall have been assumed, replaced or otherwise rendered unnecessary; and (i) the Subordinated Debt owed to WCAS Capital Partners II, L.P. shall have been extinguished.

     The Merger Agreement provides that both the Company and Adventist may waive any conditions precedent to their respective obligations to close the Merger, except for any condition which, if not satisfied, would result in the violation of any law, and with respect to the Company, any condition which is for the direct benefit of certain of the WCAS Entities. This provision grants the Board the contractual authority to waive a condition precedent to closing in the discharge of its fiduciary duties to the Company and the Stockholders. Any such determination will be made after consideration of the nature of the condition and the facts and circumstances surrounding its inability to be satisfied, as well as an evaluation of the alternatives available to the Company if the condition is not waived. This provision would permit the Board, after consultation with its advisors if the Board deems appropriate, to waive, among other things, a breach by Adventist or Merger Sub of any of their representations, warranties, covenants or agreements contained in the Merger Agreement if, in the exercise of the Board's discretion, it is concluded that such waiver is in the best interests of the Company and the Stockholders. Permitted waivers, if exercised, do not require additional stockholder approval.

     No assurances can be provided as to when, or if, all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. The Merger Agreement provides that either party has the right to terminate such agreement if the Merger has not closed on or prior to August 31, 1998, unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements to be performed or observed by such party.

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Closing Date:

     (a) by mutual written consent of the Company and Adventist;

     (b) by the Company or Adventist, if the Closing shall not have occurred on or prior to August 31, 1998, unless the party seeking such termination has failed to fulfill any obligation under the Merger Agreement and such failure has been the cause of, or resulted in, the failure of Company or Adventist, as the case may be, to consummate the Merger on or prior to such date;

     (c) by the Company or Adventist, if a governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties are to use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Company Common Stock pursuant to the Merger and such order, decree, ruling or other action has become final and non-appealable;

     (d) by the Company if Adventist or Merger Sub has breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Adventist or Merger Sub, as applicable;

     (e) by the Company in connecting with entering into a definitive agreement for a Superior Proposal, provided that the Company has complied with all of the provisions of the Merger Agreement related to a Superior Proposal, including the advice of counsel and notice provisions thereof;

     (f) by Adventist, if, due to an occurrence, not involving a breach of Adventist or Merger Sub of their obligations under the Merger Agreement, it is impossible to satisfy any of the conditions precedent to closing the Merger; or

     (g) by Adventist if prior to the Merger, the Company has breached in any material respect any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach (i) would give rise to the failure to satisfy certain conditions precedent to Closing and (ii) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company;

     (h) by Adventist, if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Adventist or Merger Sub its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal.

The Merger Agreement provides that it will become void and have no effect, except as to certain enumerated provisions, if terminated as set forth above.

     TERMINATION FEE. If (i) the Company terminates the Merger Agreement in connection with entering into a definitive agreement for a Superior Proposal in accordance with the provisions of the Merger Agreement, (ii) Adventist terminates the Merger Agreement because the Board of Directors of the Company has withdrawn or modified its approval of the Merger or approved or recommended any Acquisition Proposal or (iii) Adventist terminates the Merger Agreement for the failure of the Company to fulfill an obligation under the Merger Agreement and prior thereto there shall have been announced another Acquisition Proposal, the Company will be obligated to pay to Adventist a termination fee of $1.0 million.

     EXPENSES. The Merger Agreement provides that the parties thereto shall bear their respective expenses incurred in connection with the preparation, execution and performance of the Merger Agreement and the consummation of the transactions contemplated therein, including, without limitation, the preparation of this Proxy Statement. Such expenses include printing costs and the fees and expenses of its agents, representatives, legal counsel, financial advisors, actuaries and accountants. The Debt Payment shall be reduced by the amount of the Company's fees and expenses. The Company estimates that its fees and expenses will total approximately $450,000.


REGULATORY APPROVALS

     Under the terms of the Merger Agreement, the obligations of the Company and Adventist to consummate the transactions contemplated therein are subject to filings with, and receipt of all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, any court or governmental regulatory authority or agency needed for Adventist to conduct the business of the Company and its subsidiaries in substantially the manner conducted prior to the Closing. Furthermore, such consents, approvals, permits and authorizations must be subject to no conditions that would materially impair Adventist's management of the business after the Merger or the future profitability of such business.

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. The Company and Adventist are in the process of preparing notification and report forms under the HSR Act with the FTC and the Antitrust Division.


INTEREST OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Company's management and the Board identified below may be deemed to have interests in the Merger in addition to their interests as Stockholders generally. In each case, the Board was aware of these conflicts of interest or potential conflicts, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.


     It is a condition to consummation of the Merger that Adventist shall have entered into employment agreements with Daniel Kohl, President and Chief Executive Officer of the Company, Fred Follmer, Vice President and Chief Financial Officer of the Company, and Shaun Mahoney, Vice President - Support Services of the Company, unless Adventist does not offer to such employees compensation at least equal to their current compensation level. In connection with the Merger, it is currently anticipated that certain officers and other key employees of the Company will receive retention bonuses in the aggregate amount of approximately $2.0 million from Adventist which amounts are not out of the proceeds of the Merger. In addition, in connection with the Merger, Mr. Kohl is expected to receive twelve months severance, Mr. Follmer, nine months and Mr. Mahoney, six months, which amounts are currently estimated to aggregate approximately $442,500.

     James B. Hoover and Andrew M. Paul, directors of the
Company, are general partners of the general partner and affiliates of Welsh, Carson, Anderson & Stowe and the WCAS Affiliates. The WCAS Affiliates will receive $1.00 in the aggregate at the Closing in exchange for all of their outstanding shares of Common Stock of the Company and warrants to acquire shares of Company Common Stock. In addition, the WCAS Affiliates collectively own approximately 51.6% of the outstanding shares of Common Stock of the Company and have agreed to vote all of such shares in favor of the Merger. At the Closing, Adventist will pay to WCAS CP II, one of the WCAS Entities, a portion of its 10.5% $10,525,000 subordinated notes due June 30, 2001 and June 30, 2002, in an amount equal to $5,943,147.50 less certain transactional and other expenses of the Company (the "Debt Payment"), and the remainder of such subordinated debt will be contributed to the capital of the Company. After subtraction of such expenses, the amount of the Debt Payment is currently estimated to be between $500,000 and $2,500,000.


OPERATIONS OF THE COMPANY IF MERGER IS NOT APPROVED

     In the event the Company fails to receive Stockholder approval for the Merger or if for any other reason the Merger fails to close, the Board of Directors will once again evaluate all appropriate alternatives to maximize stockholder value. The following alternatives appear most viable at this time:

          (a)  Evaluate other strategic alternatives,
     including attempts to identify another strategic partner or purchaser of the Company or its assets; or

          (b)  Continue to operate the Company in the
     ordinary course of business while continuing to

     implement remedial action to correct the adverse developments experienced by the Company.

     Given the developments experienced by the Company and the fact that the Company has already solicited proposals from a number of potential qualified buyers, the Board believes it will be difficult to identify another strategic partner prepared to negotiate a transaction on more favorable terms than those contained in the Merger Agreement. Notwithstanding the foregoing, if the Merger fails to close, the Board of Directors will explore and evaluate all alternatives available to the Company in its continuing effort to maximize stockholder value.


DISSENTERS' RIGHTS

     The proposed Merger is a transaction which entitles Stockholders of the Company who comply with the provisions of
Section 262 of the Delaware General Corporation Law (the "Dissenters Statute") to dissent from the Merger and to receive payment of the fair value of their shares of Company Common Stock as of the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger. The Notice of Special Meeting of the Company states that holders of Company Common Stock are entitled to assert dissenters' rights under the Dissenters Statute and that the Dissenters Statute is set forth as Appendix C to this Proxy Statement. The following summary does not purport to be a complete statement of dissenters' rights under Section 262 of the Delaware General Corporation Law.

     Following consummation of the Merger, a Stockholder of record on the Record Date who has followed the procedures set forth under Section 262 will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such Stockholder's securities. Persons who are beneficial owners of shares of Company Common Stock, but whose securities are held of record by another person, such as a broker, bank or nominee, should timely instruct the record holder to follow the procedures outlined below if such persons desire to seek appraisal with respect to any or all of their securities. Failure to take any necessary steps may result in the termination or waiver of appraisal rights under Section 262.

     Holders of the Company's Common Stock who do not vote for approval of the Merger Agreement and who follow other procedures summarized below will have the right to dissent from and obtain payment in cash of the fair value of their shares in the event of the consummation of the Merger. The following is a summary of the procedures which must be followed by any holder of Company Common Stock who wishes to dissent and demand payment for such holder's shares in the event of consummation of the Merger.

     To exercise the right of dissent, a Stockholder (i) must deliver to the Company, before the vote is taken at the Special Meeting, a written notice of such Stockholder's intent to demand payment for such Stockholder's shares if the Merger is effected, and (ii) must not vote such Stockholder's shares (in person or by proxy) in favor of the Merger Agreement. Neither a vote against the Merger Agreement nor a specification in a proxy to vote against the Merger Agreement will in and of itself constitute the necessary notice of intent to dissent to the Merger Agreement. Moreover, by voting in favor of the Merger Agreement, or by returning the enclosed proxy without instructing the proxyholders to vote against the Merger Agreement, a Stockholder waives the right to dissent under the Dissenters Statute.

     Any written objection to the Merger satisfying the requirements of clause (i) above should be addressed as follows:
Housecall Medical Resources, Inc., 1000 Abernathy Road, Building 400, Suite 1825, Atlanta, Georgia 30328, Attention: Fred Follmer, Secretary. All such communications should be signed by or on behalf of the dissenting Stockholder in the form in which such Stockholder's shares are registered on the records of the Company, except that a beneficial owner may assert dissenters' rights as to shares held on such Stockholders' behalf only if such beneficial holder submits to the Company the record Stockholder's written consent to the dissent by the time such beneficial holder asserts his rights.

     The foregoing is a summary of the material rights of a dissenting Stockholder, but it is qualified in its entirety by reference to Delaware General Corporation Law Section 262, a copy of which is attached hereto as Appendix C. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Stockholders, except as indicated above or otherwise required by law. Because exercise of dissenter's rights requires strict adherence to the statutory provisions referred to above, each Stockholder who may desire to exercise such rights should adhere to the provisions of such laws and consult with such Stockholder's legal and financial advisors.

     Any dissenting Stockholder who perfects his right to be paid the value of his shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes.


FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary of the federal income tax consequences of the Merger by the Company is included for general information purposes only. This summary is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Each Stockholder is urged to consult his own tax advisor as to the specific federal income tax consequences to such Stockholder, based on such Stockholder's own particular status and circumstances, and also as to any state, local, foreign or other tax consequences arising out of the sale to him.

     Each Stockholder will recognize a gain or loss on the Merger equal to the amount realized by such Stockholder from the sale less the Stockholder's adjusted basis in the shares of Company Common Stock sold. The amount realized will equal the sum of money received by the Stockholder in consideration for the Company Common Stock.

ACCOUNTING TREATMENT OF THE MERGER


     The Merger will be accounted for as a "purchase" under generally accepted accounting principles. Accordingly, the Company's results of operations will be included in Adventist's consolidated financial statements from and after the Effective Time. For purposes of preparing Adventist's consolidated financial statements, Adventist will establish a new accounting basis for the Company's assets and liabilities based upon the estimated fair values thereof and Adventist's purchase price, including the costs of the Merger. A final determination of required purchase accounting adjustments and the fair value of the assets and liabilities of the Company has not yet been made.

Voting Agreement


     Pursuant to the Merger Agreement, the WCAS Affiliates entered into a voting agreement with Adventist. Such stockholders include Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Healthcare Partners, L.P. and WCAS Capital Partners II, L.P.. The WCAS Affiliates are the beneficial owners of 51.6% of the outstanding shares of Common Stock. Under the terms of the voting agreement, these stockholders agreed, among other things, to vote all of their shares held beneficially or of record (i) in favor of the Merger, the Merger Agreement, and the approval of the terms thereof and each of the actions contemplated therein and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Merger Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or which would result in any of the conditions set forth in the Merger Agreement not being satisfied. In addition, such stockholders irrevocably appointed Adventist and certain of its officers as the attorney-in-fact and proxy of such stockholders with full power of substitution, to vote, and otherwise act with respect to the shares that such stockholders are entitled to vote at any meeting of the Company's stockholders. This execution and delivery of the voting agreement was a condition to the willingness of Adventist to enter into the Merger Agreement.


VOTES REQUIRED TO APPROVE MERGER AGREEMENT

     If a quorum is present at the Special Meeting, approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of all outstanding shares of Common
Stock entitled to vote thereon.

     As discussed above, the WCAS Affiliates own, beneficially or of record, in the aggregate 5,396,614 shares of Common Stock of the Company, representing 51.6% of the issued and outstanding Common Stock of the Company, and have executed a voting agreement pursuant to which each has agreed, until the Effective Time or the day following termination of the Merger Agreement in accordance with its terms, to vote their shares in favor of the approval of the Merger Agreement and the Merger. See "THE MERGER -- Voting Agreement." Accordingly, over 51.6% of the votes entitled to be cast by the holders of Common Stock will be voted in favor of the Merger Agreement and the transactions contemplated therein assuring approval of the Merger Agreement under applicable Delaware law.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE
MERGER AGREEMENT AND THE MERGER.




                                                             SELECTED FINANCIAL DATA
                                                    (in thousands except for per share data)


                                                       Predecessor                       Company
                                                 -------------------  --------------------------------------------------
                                                 Twelve     Eleven
                                                 Months     Months                                          Nine Months
                                                 Ended      Ended        Year Ended June 30,                  Ended
                                                 July 31,   June 30,                                         March 31,
                                                 -------------------  ----------------------------      ----------------
                                                  1993      1994      1995        1996        1997       1997        1998
                                                  ----      ----      ----        ----        ----       ----        ----
                                                      (unaudited)
INCOME STATEMENT DATA:
Net revenue ..............................      $31,753  $49,883     $84,219    $205,389    $192,065   $143,010   $ 135,182
Operating expenses:
    Patient care  ........................       15,010   27,314      42,879      95,688      85,225     64,303      54,257
    General and administrative                   15,973   21,237      34,069      94,940     100,925     74,878      74,590
    Provision for doubtful
       accounts ..........................          474    1,435       3,395       6,074       5,498      3,645       3,228
    Depreciation and amortization ........          363      744       1,568       3,262       3,529      2,468       3,364
                                                ---------------------------------------------------------------------------
          Total operating expenses .......       31,820   50,730      81,911     199,964     195,177    145,294     135,439
                                                ---------------------------------------------------------------------------
Income (loss) from operations ............          (67)    (847)      2,308       5,425      (3,112)    (2,284)       (257)
Interest expense (net) ...................           --      127         902       4,331       2,699      1,676       4,309
                                                ---------------------------------------------------------------------------
Income (loss) before income
  taxes and extraordinary item ...........          (67)    (974)      1,406       1,094      (5,811)    (3,960)     (4,566)
                                                ---------------------------------------------------------------------------
Provision (benefit) for
  income taxes (1) .......................           71     (242)        709         895      (1,743)    (1,188)     (1,372)
                                                ---------------------------------------------------------------------------
Income (loss) before
   extraordinary item  ...................        $(138)   $(732)        697         199      (4,068)    (2,772)     (3,194)
                                                ==================---------------------------------------------------------
Extraordinary loss from early
   extinguishment of
   debt, net of $554,000 income
   tax benefit ...........................                                -           -        (902)      (902)          -
                                                                      -----------------------------------------------------
  Net income  ............................                               697        199      (4,970)    (3,674)      (3,194)
                                                                      -----------------------------------------------------
Cumulative dividends and accretion on
   Series A Preferred Stock
   (redeemable)  .........................                            (1,327)    (2,006)         -          -            -
                                                                      -----------------------------------------------------
Net loss attributable to
   common stockholders ...................                            $ (630)   $(1,807)    $(4,970)    (3,674)   $  (3,194)
                                                                      =====================================================
Net income per share  ....................
   Income (loss) before
   extraordinary items  ..................                           $ (0.10)   $ (0.24)     $(0.40)    $(0.27)   $   (0.31)
Extraordinary item  ......................                               -          -         (0.09)     (0.09)          -
                                                                      -----------------------------------------------------
                                                                     $ (0.10)   $ (0.24)     $(0.49)    $(0.36)   $   (0.31)
                                                                      ======================================================

Weighted average common and
   common equivalent shares ...............
   outstanding . . . . . .                                         6,238,000  7,425,000  10,236,000  10,220,000  10,384,000


                                                                   June 30,
                                                        ----------------------------      March 31,
                                                        1995        1996        1997        1998
                                                        ----        ----        ----        ----

Balance Sheet Data:
Cash and cash equivalents . . . . . . . . . . . . .    $18,349   $   7,785    $  2,074    $     77
Total assets  . . . . . . . . . . . . . . . . . . .     92,403     103,945     130,766     125,170
Long-term debt  . . . . . . . . . . . . . . . . . .     41,480      11,720      45,267      39,591
Total stockholders'
  equity  . . . . . . . . . . . . . . . . . . . . .      8,096      66,751      61,847      58,822

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS

     Consolidated financial statements, footnotes and supplementary schedules for the Company are included in this Proxy Statement in the Company's Annual Report on Form 10-K for the year ended June 30, 1997 (attached as Appendix D to this Proxy Statement) (on pages F-1 to F-18), and in the Company's Quarterly Reports on Form 10-Q for the three months ended September 30, 1997, the six months ended December 31, 1997 and the nine months ending March 31, 1998 (attached as Appendix E to this Proxy Statement) (under the heading "PART I - FINANCIAL INFORMATION - ITEM 1. - FINANCIAL STATEMENTS"). The discussion and analysis of such financial statements by the Company's management is also found in such reports under the heading "PART I, ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in the Company's Annual Report on Form 10-K for the year ended June 30, 1997, and under the heading "PART I, ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in the Company's Quarterly Reports on Form 10-Q for the three months ended September 30, 1997, the six months ended December 31, 1997 and the nine months ended March 31, 1998.


                             BUSINESS


     For a discussion of the Company's business, properties and legal proceedings, see the Company's Annual Report on Form 10-K for the year ended June 30, 1997 (attached as Appendix D to this Proxy Statement) under the headings "PART I, ITEM 1 - BUSINESS," "PART I, ITEM 2 - PROPERTIES," and "PART I, ITEM 3 - LEGAL PROCEEDINGS."


            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT

   The following table sets forth the number of shares of Common
Stock of the Company held beneficially, directly or indirectly,

as of the Record Date by (a) any person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock; (b) each director of the Company, (c) the Company's Chief Executive Officer ("CEO") and the Company's four most highly compensated executive officers other than the CEO who were serving as executive officers on June

30, 1997, whose total salary and bonus for 1997 exceeded $100,000
(collectively, the "Named Executive Officers"); and (d) all directors and executive officers of the Company as a group.

                                                             Amount of Beneficial Ownership <F1>

NAME OF BENEFICIAL OWNER                                        NUMBER                 PERCENT
Welsh, Carson, Anderson & Stowe, VI, L.P. <F2>. . . . .. .    4,651,614                  44.45
Daniel J. Kohl <F3> . . . . . . . . . . . . . . . . . .. .       65,000                     *
George D. Shaunnessy <F4> . . . . . . . . . . . . . . .. .       11,900                     *
Peter J. Bibb <F4>. . . . . . . . . . . . . . . . . . .. .       48,632                     *
Harold W. Small <F4>. . . . . . . . . . . . . . . . . .. .       79,782                     *
Thomas F. Luthringer <F4> . . . . . . . . . . . . . . .. .       87,335                     *
James E. Dalton <F5>. . . . . . . . . . . . . . . . . .. .       10,000                     *
Howard R. Deutsch <F5>. . . . . . . . . . . . . . . . .. .       16,250                     *
James B. Hoover <F6>. . . . . . . . . . . . . . . . . .. .    5,128,848                  49.01
Andrew M. Paul <F7> . . . . . . . . . . . . . . . . . .. .    5,123,211                  48.96
R. Dale Ross <F5> . . . . . . . . . . . . . . . . . . .. .       12,087                     *
All Directors and Executive Officers
  as a Group (8 persons) <F8>. . . . . . . . . . . . . .. .   5,267,732                  50.34

____________________
*Less than 1%
[FN]
<F1>  The percentages shown are based on 10,464,915 shares of the
Common Stock outstanding on June 1, 1998, plus, as to each person and group listed, the number of shares of Common Stock deemed owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), assuming the exercise of options held by such holder that are exercisable within 60 days of June 1, 1998.

<F2>  Does not include an aggregate of 134,485 shares owned
individually by the general partners of the general partner of Welsh, Carson, Anderson & Stowe, V.I., L.P. ("Welsh Carson"). Each general partner of Welsh Carson may be deemed to beneficially own all the shares owned by Welsh Carson. It also does not include an aggregate of 609,515 shares held by other affiliates of Welsh Carson. The address of Welsh Carson is 320 Park Avenue, Suite 2500, New York, New York 10022.

<F3> Mr. Kohl became President and Chief Executive Officer on
March 11, 1997 and a Director on April 9, 1997.

<F4> Persons are no longer executive officers of the Company as of
June 1, 1998.

<F5> Includes 10,000 shares of Common Stock subject to presently exercisable stock options.

<F6> The number of shares beneficially owned consists of 23,184 shares held directly by Mr. Hoover, 4,651,614 shares held by Welsh Carson and 454,050 shares held by an affiliate of Welsh Carson. Mr. Hoover is a general partner of the general partner of Welsh Carson and an affiliate of Welsh Carson and, as such, shares voting and investment power with respect to the shares owned by such entities. Does not include 155,465 shares held by another affiliate of Welsh Carson. The address of Mr. Hoover is 320 Park Avenue, Suite 2500, New York, New York 10022.

<F7> The number of shares beneficially owned consists of 17,547 shares held directly by Mr. Paul, 4,651,614 shares held by Welsh Carson and 454,050 shares held by an affiliate of Welsh Carson. Mr. Paul is a general partner of the general partner of Welsh Carson and an affiliate of Welsh Carson and, as such, shares voting and investment power with respect to the shares owned by such entities. Does not include 155,465 shares held by an affiliate of Welsh Carson. The address of Mr. Paul is 320 Park Avenue, Suite 2500, New York, New York 10022.

<F8> Includes 106,000 shares of Common Stock subject to presently exercisable stock options and 5,105,664 shares deemed beneficially owned by Messrs. Hoover and Paul as general partners of the general partner of Welsh Carson and an affiliate of Welsh
Carson.

                MARKET FOR COMPANY'S COMMON STOCK
                 AND RELATED STOCKHOLDER MATTERS


     The Company's Common Stock was traded on The Nasdaq Stock Market following its initial public offering on April 4, 1996 under the symbol "HSCL". The Company's Common Stock was delisted on December 15, 1997, and currently trades in the over-the-counter market.

     The table below sets forth on a quarterly basis for the period from April 4, 1996 through the fourth quarter of the 1998 fiscal year the high and low sales prices of the Company's Common
Stock.

                                                           Common Stock Prices
                                                             High       Low
      Fiscal Year Ended June 30, 1996
         Fourth Quarter . . . . . . . . . . . . . . ..     $23 1/8    $16 1/2

      Fiscal Year Ended June 30, 1997
         First Quarter  . . . . . . . . . . . . . . ..     $20 1/2    $ 5
         Second Quarter . . . . . . . . . . . . . . ..       6 1/4      4
         Third Quarter  . . . . . . . . . . . . . . ..       6 3/4      4 5/8
         Fourth Quarter . . . . . . . . . . . . . . ..       5 1/16     3 3/8

      Fiscal Year Ended June 30, 1998
         First Quarter  . . . . . . . . . . . . . . ..     $ 4 1/2    $ 3 9/16
         Second Quarter . . . . . . . . . . . . . . ..       4 3/8      0 7/8
         Third Quarter  . . . . . . . . . . . . . . ..      12 1/64     0 3/4
         Fourth Quarter (through June 30, 1998) . . ..      15 5/64     0 49/64

     As of June 1, 1998, there were 97 record holders of Common Stock. On June 1, 1998, the last full trading day prior to the public announcement of the Merger Agreement and the Merger, the closing price in the over-the-counter market for the Common Stock was $1 7/32 per share.

     The Company has paid no dividends on its Common Stock since its organization. It does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

             ADDITIONAL INFORMATION ABOUT THE COMPANY

     Additional information about the Company, including audited financial statements for the fiscal year ended June 30, 1997, and for the three months ended September 30, 1997, the six months ended December 31, 1997 and the nine months ending March 31, 1998, can be found at Appendices D and E which are incorporated herein by reference. Stockholders are encouraged to read these appendices and all financial information contained therein.

      PROPOSALS OF STOCKHOLDERS FOR THE NEXT ANNUAL MEETING

   The Company will hold a 1998 annual meeting only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of stockholders intended to be presented at the 1998 annual meeting of stockholders must be duly submitted to the Company at its principal office on or prior to July 8, 1998, as provided in the 1997 Annual Meeting Proxy Statement of the Company.


        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     All reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Special Meeting referenced herein shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. The Company will not update this Proxy Statement for events occurring subsequent to the date on the cover page hereof.


                            APPENDIX A





        AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                           BY AND AMONG

                 ADVENTIST HEALTH SYSTEM SUNBELT
                     HEALTHCARE CORPORATION,

                   HOMECARE ACQUISITION CORP.,


                HOUSECALL MEDICAL RESOURCES, INC.,

            WELSH, CARSON, ANDERSON & STOWE VI, L.P.,

                 WCAS HEALTHCARE PARTNERS, L.P.,

                               AND


                  WCAS CAPITAL PARTNERS II, L.P.



                    Dated as of June 17, 1998
                        TABLE OF CONTENTS
                                                                    Page

ARTICLE 1.  THE ACQUISITION   .....................................  1

   1.1. The Acquisition  ..........................................  1
   1.2. The Merger ................................................  1
   1.3. Effective Time ............................................  1
   1.4. Closing ...................................................  2
   1.5. Directors and Officers of the Surviving Corporation .......  2
   1.6. Company Actions  ..........................................  2
   1.7. Stockholders' Meeting .....................................  2


ARTICLE 2.  MANNER OF CONVERTING SHARES  ..........................  3

   2.1. Conversion of Shares ......................................  3
   2.2. Shares Held by Company or Parent  .........................  3
   2.3. Dissenting Stockholders  ..................................  3
   2.4. Payment in Respect of Equity Rights  ......................  4


ARTICLE 3.  EXCHANGE OF SHARES   ..................................  4

   3.1.  Exchange Procedures  .....................................  4
   3.2.  Rights of Former Company Stockholders  ...................  5


ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE
            WELSH CARSON ENTITIES  ................................  5

    4.1.  Organization, Standing, and Power .......................  5
    4.2.  Authority of Company; No Breach By Agreement ............  5
    4.3.  Capital Stock  ..........................................  6
    4.4.  Company Subsidiaries  ...................................  6
    4.5.  SEC Filings; Financial Statements .......................  7
    4.6.  Absence of Undisclosed Liabilities ......................  7
    4.7.  Absence of Certain Changes or Events ....................  8
    4.8.  Tax Matters .............................................  8
    4.9.  Assets  .................................................  9
    4.10. Intellectual Property ................................... 10
    4.11. Environmental Matters ................................... 10
    4.12. Compliance with Laws .................................... 10
    4.13. Labor Relations ......................................... 11
    4.14. Employee Benefit Plans .................................. 11
    4.15. Material Contracts ...................................... 13
    4.16. Legal Proceedings ....................................... 13
    4.17. Reports ................................................. 13
    4.18. Information in Proxy Statement .......................... 13
    4.19. Insurance ............................................... 14
    4.20. Medicare, Medicaid and Other Third-Party Payors ......... 14
    4.21. Fraud and Abuse ......................................... 14
    4.22. Statements True and Correct ............................. 15
    4.23. Brokers and Finders ..................................... 15
    4.24. Opinion of Financial Advisor............................. 15
    4.25. Ownership of Shares...................................... 15
    4.26. Power; Binding Agreement ................................ 16
    4.27. No Conflicts ............................................ 16
    4.28. No Liens ................................................ 16
    4.29. No Finder's Fees  ....................................... 16
    4.30. Reliance by Parent ...................................... 16


ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PARENT  .............. 17

    5.1.  Organization, Standing, and Power ....................... 17
    5.2.  Authority; No Breach By Agreement ....................... 17
    5.3.  Information in Proxy Statement  ......................... 17
    5.4.  Sufficient Funds  ....................................... 17
    5.5.  Authority of Purchaser  ................................. 18


ARTICLE 6. CONDUCT OF BUSINESS PENDING CONSUMMATION  .............. 18

    6.1.  Affirmative Covenants of Company ........................ 18
    6.2.  Negative Covenants of Company ........................... 18
    6.3.  Covenants of Parent  .................................... 20
    6.4.  Adverse Changes in Condition  ........................... 20
    6.5.  Reports  ................................................ 20

ARTICLE 7.   ADDITIONAL AGREEMENTS ................................ 20

    7.1.  Purchaser Compliance  ................................... 20
    7.2.  Applications; Antitrust Notification .................... 20
    7.3.  Agreement as to Efforts to Consummate ................... 20
    7.4.  Investigation and Confidentiality ....................... 21
    7.5.  Press Releases .......................................... 21

    7.6.  No Solicitation ......................................... 21
    7.7.  Debt Payment ............................................ 22
    7.8.  Additional Agreements of the Welsh Carson Entities....... 22
    7.9.  Retention Bonuses and Severance Payments................. 25
    7.10. Directors and Officers Indemnification .................. 25


ARTICLE 8. CONDITIONS PRECEDENT TO THE MERGER ..................... 26

    8.1.   Conditions to Obligations of Each Party ................ 26
    8.2.   Conditions to Obligations of Parent and Purchaser ...... 26
    8.3.   Conditions to Obligations of Company and the Welsh
           Carson Entities ........................................ 28

ARTICLE 9.   TERMINATION  ......................................... 28

    9.1.   Termination  ........................................... 28
    9.2.   Effect of Termination .................................. 29
    9.3.   Non-Survival of Representations and Covenants
           Following Consummation of Merger ....................... 29


ARTICLE 10.  MISCELLANEOUS  ....................................... 29

   10.1.   Definitions ............................................ 29
   10.2.   Expenses ............................................... 35
   10.3.   Entire Agreement ....................................... 35
   10.4.   Amendments  ............................................ 35
   10.5.   Waivers ................................................ 36
   10.6.   Assignment  ............................................ 36
   10.7.   Notices ................................................ 36
   10.8.   Governing Law .......................................... 37
   10.9.   Counterparts ........................................... 37
   10.10.  Captions; Articles and Sections  ....................... 37
   10.11.  Interpretations  ....................................... 37
   10.12.  Enforcement of Agreement................................ 38
   10.13.  Severability ........................................... 38

        AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 17, 1998, by and among ADVENTIST HEALTH SYSTEM SUNBELT HEALTHCARE CORPORATION ("Parent"), a Florida not for profit corporation; HOMECARE ACQUISITION CORP. ("Purchaser"), a Delaware corporation; HOUSECALL MEDICAL RESOURCES, INC. ("Company"), a Delaware corporation; WELSH, CARSON, ANDERSON & STOWE VI, L.P. ("WCAS VI"), a Delaware limited partnership; WCAS HEALTHCARE PARTNERS, L.P. ("WCAS HP"), a Delaware limited partnership; and WCAS CAPITAL PARTNERS II, L.P. ("WCAS CP II" and collectively with WCAS VI and WCAS HP, the "Welsh Carson Entities"), a Delaware limited partnership.

     WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated June 1, 1998 and for the purpose of clarifying certain provisions thereof are hereby entering into this Agreement;

     WHEREAS, the Board of Directors of each of Parent, Purchaser and Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of Company by Parent upon the terms and subject to the conditions set forth herein;

     WHEREAS, certain terms used in this Agreement are defined in
Section 10.1 of this Agreement;

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                              ARTICLE 1.
                           THE ACQUISITION
                           ---------------

     1.1. The Acquisition. It is the intention of Parent to acquire the assets of Company and Company Subsidiaries in accordance with all applicable provisions of Medicare law governing asset acquisitions. Because Company's common stock is publicly traded and because Company desires to consummate a stock transaction rather than an asset transaction, Parent has decided to acquire the assets of Company and the Company Subsidiaries in a two step transaction. First, Parent will acquire the stock of Company through a merger of Purchaser with and into Company, pursuant to which Company is the surviving corporation. As a second step, the assets of Company and certain of the Company Subsidiaries will be transferred to one or more corporations wholly-owned indirectly by Parent. The first step of this two step transaction is the subject of this Agreement.

     1.2. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Company and Purchaser shall consummate a merger (the "Merger") pursuant to which (i) Purchaser shall be merged with and into Company and the separate corporate existence of Purchaser shall cease,
(ii) Company shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.2. Pursuant to the Merger, (x) the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the Bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by the Certificate of Incorporation of the Surviving Corporation or by such Bylaws. The Merger shall have the effects specified in the DGCL.

     1.3. Effective Time. Parent, Purchaser and Company will cause a Certificate of Merger to be executed and filed on the Closing Date (or on such other date as Parent and Company may agree) with the Secretary of State of Delaware as provided in the DGCL. The Merger shall become effective on the date and at the time that the Certificate of Merger is duly filed and becomes effective with such Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

     1.4. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. within three business days after satisfaction or waiver of all of the conditions set forth in
Article 8 hereof, or such other date as may be agreed to by the parties in writing (the "Closing Date"), at such location as may be mutually agreed upon by the Parties.

     1.5. Directors and Officers of the Surviving Corporation. The directors and officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation. The directors and officers of Company shall resign effective as of the Effective Time.

     1.6. Company Actions. Company hereby approves of and consents to the Merger and represents and warrants that its Board of Directors, at a meeting duly called and held, has
(i) determined that each of this Agreement and the Merger are fair to and in the best interests of the stockholders of Company,
(ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of Company adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, in the opinion of the Board of Directors, after receipt of advice from outside legal counsel, failure to withdraw, modify or amend such recommendation would result in the Board of Directors violating its fiduciary duties to Company's stockholders under applicable law as provided in Section 7.6.

     1.7. Stockholders' Meeting.

     (a) Company, acting through its Board of Directors, shall, in accordance with applicable law and subject to the fiduciary duties of the Board of Directors:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the execution hereof for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

          (iii)     include in the Proxy Statement the
recommendation of the Board of Directors that stockholders of Company vote in favor of the approval of the Merger and the adoption of this Agreement.

     (b) As provided in Section 7.8, the Welsh Carson Entities shall vote, or cause to be voted, all of the WC Shares then owned by them and their Affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.


                            ARTICLE 2.
                    MANNER OF CONVERTING SHARES
                    ---------------------------

     2.1. CONVERSION OF SHARES. Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Purchaser or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Company Common Stock.

     (b)  Each share of Company Common Stock (excluding
(i) shares held by any Company Entity or any Parent Entity,
(ii) shares held by stockholders who perfect their statutory dissenters' rights as provided in Section 2.3, and (iii) WC Shares) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from Parent a cash payment equal to $1.50 per share (the "Merger Price").

     (c) All shares of Company Common Stock Beneficially Owned by the Welsh Carson Entities or their Affiliates and issued and outstanding immediately prior to the Effective Time and all Equity Rights relating to Company Common Stock Beneficially Owned by the Welsh Carson Entities or their Affiliates and outstanding immediately prior to the Effective Time, whether or not then exercisable, shall cease to be outstanding and shall be converted into and exchanged for the right to receive from Parent a total cash payment equal to $1.00.

     2.2. SHARES HELD BY COMPANY OR PARENT. Each of the shares of Company Common Stock held by any Company Entity or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     2.3. DISSENTING STOCKHOLDERS.

     (a) Any holder of shares of Company Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Company fails to perfect, or effectively withdraws or loses, his right to appraisal of and payment for his shares, Parent shall issue and deliver the consideration to which such holder of shares of Company Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Company Common Stock held by him. If and to the extent required by applicable Law, Company will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

     (b) If the holders of more than five percent (5%) of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time have perfected their dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL, then, subject to the further provisions of this
Section 2.3(b) and to Section 7.8(i), Parent shall be entitled to set off against the Debt Payment required to be paid to WCAS CP II as provided in Section 7.7 an amount (the "Aggregate Appraisal Difference") equal to the product of (i) the amount by which the per share appraisal value, including applicable interest, determined to be payable with respect to such dissenting shares pursuant to the DGCL (the "Appraisal Price(s)"), exceeds the Merger Price (such excess being referred to herein as the "Appraisal Spread(s)"), multiplied by (ii) the number of such dissenting shares to which such Appraisal Price is required to be paid. Notwithstanding anything else to the contrary: (i) there shall be no set off against or reduction of

the Debt Payment to pay the Merger Price for any dissenting shares; (ii) the entire Appraisal Price(s) payable with respect to the dissenting shares representing the first five percent (5%) of Company Common Stock outstanding immediately prior to the Merger shall be paid by Parent; (iii) only the Appraisal Spread, if any, payable with respect dissenting shares representing more than five percent (5%) but not more than twenty percent (20%) of the Company Common Stock outstanding immediately prior to the Merger shall be set off against the Debt Payment; (iv) if Parent waives the condition contained in Section 8.2(d) with respect to dissenting shares, Parent shall pay the entire Appraisal Price(s) payable with respect to the dissenting shares representing more than twenty percent (20%) of the Company Common Stock outstanding immediately prior to the Merger, without any set off against or reduction of the Debt Payment; (v) WCAS CP II shall have no obligation whatsoever to fund any portion of the Aggregate Appraisal Difference or the Appraisal Spread(s) (other than by means of any set off against or reduction of the Debt Payment permitted by this Section 2.3(b)), and (vi) in any event, the Subordinated Debt shall be considered extinguished completely as of the Closing Date, through contribution to capital and/or repayment.

     (c) Parent shall keep WCAS CP II informed on the status of all matters affecting the determination of the Appraisal Price(s) and shall provide WCAS CP II with copies of any information, proposals, valuations and/or determinations relating to the Appraisal Price(s) promptly upon receipt thereof.

     2.4. PAYMENT IN RESPECT OF EQUITY RIGHTS. At the Effective Time, each holder of a then outstanding Equity Right relating to Company Common Stock (other than Equity Rights Beneficially Owned by the Welsh Carson Entities or one of their Affiliates), whether or not then exercisable, shall in settlement thereof, receive for each share of Company Common Stock subject to such Equity Right an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Price and the per share exercise price of such Equity Right to the extent such difference is a positive number. Prior to the Effective Time, Company shall take all necessary actions to obtain all necessary consents or releases from holders of Equity Rights, to the extent required by the terms of the plans or agreements governing such Equity Rights, as the case may be, or pursuant to the terms of any Equity Right granted thereunder, and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.4 (except for such action that may require the approval of Company's stockholders). Except as otherwise agreed to by Parent or Purchaser and Company, Company shall take all action necessary to ensure that (i) the Company Stock Plans shall have been terminated as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Company Subsidiary, shall be canceled as of the Effective Time, and (ii) following the Effective Time, (x) no participant in any Company Stock Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of Company, the Surviving Corporation or any Subsidiary thereof and all such plans shall have been terminated, and (y) Company will not be bound by any Equity Right which would entitle any person to own any capital stock of Company, the Surviving Corporation or any Subsidiary thereof.

                           ARTICLE 3.
                       EXCHANGE OF SHARES
                       ------------------

     3.1. EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent and Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of Company Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of Company Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Company Common Stock represented by Certificates that are not registered in the transfer records of Company, the consideration provided in Section 2.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require

and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 2.2 or as to which statutory dissenters' rights have been perfected as provided in Section 2.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 3.2. Parent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 3.1. Any other provision of this Agreement notwithstanding, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     3.2. RIGHTS OF FORMER COMPANY STOCKHOLDERS. At the Effective Time, the stock transfer books of Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 3.1, each Certificate theretofore representing shares of Company Common Stock (other than shares to be canceled pursuant to Sections 2.2 and 2.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.1 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. However, upon surrender of such Certificate, any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.


                              ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE WELSH CARSON ENTITIES
-----------------------------------------------------------------------

          Company hereby represents and warrants to Parent as follows:

     4.1. ORGANIZATION, STANDING, AND POWER. Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The minute book and other organizational documents for Company have been made available to Parent for its review and, except as disclosed in Section 4.1 of the Company Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

     4.2. AUTHORITY OF COMPANY; NO BREACH BY AGREEMENT.

     (a) Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Company, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, which is the only stockholder vote required for approval of this

Agreement and consummation of the Merger by Company. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Company's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Company Subsidiary or any resolution adopted by the board of directors or the stockholders of any Company Entity, or
(ii) except as disclosed in Section 4.2 of the Company Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity under, any Contract or Permit of any Company Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or,
(iii) subject to receipt of the requisite Consents referred to in
Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective material Assets (including any Parent Entity or any Company Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Parent Entity or any Company Entity being reassessed or revalued by any Taxing authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Company of the Merger and the other transactions contemplated in this Agreement.

     4.3. CAPITAL STOCK.

     (a)  The authorized capital stock of Company consists of
(i) 30,000,000 shares of Company Common Stock, of which 10,464,915 shares were issued and outstanding as of June 1, 1998 and not more than 10,609,715 shares will be issued and outstanding at the Effective Time, (ii) 9,800,000 shares of preferred stock, par value $0.10 per share, none of which are issued and outstanding, and (iii) 200,000 shares of Series A Preferred Stock, par value $1.00 per share, none of which are currently issued and outstanding but 167,960 of which were previously issued and outstanding and subsequently redeemed and permanently retired. All of the issued and outstanding shares of capital stock of Company are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Company has been issued in violation of any preemptive rights of the current or past stockholders of Company.

     (b) Except as set forth in Section 4.3(a), or as disclosed in Section 4.3(b) of the Company Disclosure Memorandum, there are no shares of capital stock or other equity securities of Company outstanding and no outstanding Equity Rights relating to the capital stock of Company.

     4.4. COMPANY SUBSIDIARIES.  Company has disclosed in Section
4.4 of the Company Disclosure Memorandum all of the Significant Company Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Company Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 4.4 of the Company Disclosure Memorandum, Company or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company Subsidiary. No capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity

interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Company Subsidiary held by a Company Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien. Except as disclosed in Section 4.4 of the Company Disclosure Memorandum, each Company Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The minute book and other organizational documents for each Company Subsidiary have been made available to Parent for its review, and, except as disclosed in Section 4.4 of the Company Disclosure Memorandum, are true and complete in all material respects as in effect as of June 1, 1998 and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

     4.5. SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Company has timely filed and made available to Parent all SEC Documents required to be filed by Company since April 3, 1996 (the "Company SEC Reports"). The Company SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to June 1, 1998, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any SEC Documents.

     (b) Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after June 1, 1998 until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     (c) The aggregate principal and interest outstanding under the Credit Agreement as of June 1, 1998 was $37,360,060.

     4.6. ABSENCE OF UNDISCLOSED LIABILITIES. No Company Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Company as of June 30, 1997 and March 31, 1998, included in the Company Financial Statements delivered prior to June 1, 1998 or reflected in the notes thereto. No Company Entity has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or

paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1997, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, except (i) as disclosed in the Company Financial Statements delivered prior to June 1, 1998, (ii) as disclosed in Section 4.7 of the Company Disclosure Memorandum, (iii) changes in health care and similar laws of general applicability or interpretations thereof by courts or governmental entities effective prior to June 1, 1998,
(iv) changes in GAAP or regulatory accounting requirements or
(v) changes as a result of the proposed acquisition of Company and the impact thereof on the operating performance of Company.

     4.8. TAX MATTERS.

     (a) All Tax Returns required to be filed by or on behalf of any of the Company Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before June 30, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Company Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Company Material Adverse Effect, except as reserved against in the Company Financial Statements or as disclosed in Section 4.8 of the Company Disclosure Memorandum. There are no Liens with respect to Taxes upon any of the Assets of the Company Entities, except for any such Liens which are not reasonably likely to have a Company Material Adverse Effect.

     (b) None of the Company Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) The provision for any Taxes due or to become due for any of the Company Entities for the period or periods through and including the date of the respective Company Financial Statements that has been made and is reflected on such Company Financial Statements is sufficient to cover all such Taxes.

     (d) Deferred Taxes of the Company Entities have been provided for in accordance with GAAP.

     (e) None of the Company Entities is a party to any Tax allocation or sharing agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), has any Liability for Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor or by Contract or otherwise.

     (f) Each of the Company Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (g) Except as disclosed in Section 4.8 of the Company Disclosure Memorandum, none of the Company Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.


    (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any of the Company Entities that occurred during or after any Taxable Period in which any of the Company Entities incurred a net operating loss that carries over to any Taxable Period ending after June 30, 1997.

     (i) No Company Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     (j) The Merger will not result in any Liability for Tax which, in the aggregate, is reasonably likely to have a Company Material Adverse Effect by reason of income or gain required to be taken into account under Treasury Regulation Sections 1.1502-13 (relating to deferred intercompany transactions), 1.1502-19 (relating to excess loss accounts), or any similar, corresponding or related state Law provision.

     (k) None of the assets of the Company Entities is "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code.

     (l) None of the Company Entities has agreed to make, or is required to make, any adjustment under Section 481(a) of the Internal Revenue Code by reason of a change in accounting method or otherwise.

     (m) No withholding of tax is required under Section 1445 of the Code or otherwise by Parent or Purchaser with respect to the merger consideration and Company will provide any required certificates in order that Parent or Purchaser need not withhold any taxes.

     (n) No consent under Section 341(f) of the Code is or will be in effect with respect to Company or any of its Subsidiaries.

     (o) Company is not and has not been a U.S. real property holding corporation within the meaning of Section 897 of the Code for the period specified in Section 897(c)(1)(A)(ii).

     4.9. ASSETS.

     (a) Except as disclosed in Section 4.9 of the Company Disclosure Memorandum or as disclosed or reserved against in the Company Financial Statements, the Company Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets which are material to Company's business on a consolidated basis, except for any such Liens or other defects of title which are not reasonably likely to have a Company Material Adverse Effect. All material tangible properties used in the businesses of the Company Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Company's past practices.

     (b) All items of inventory of the Company Entities reflected on the most recent balance sheet included in the Company Financial Statements delivered prior to June 1, 1998 and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Company
Entities are a part.

     (c) The accounts receivable of the Company Entities as set forth on the most recent balance sheet included in the Company Financial Statements delivered June 1, 1998 or arising since the date of such balance sheet are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

     (d) All Assets which are material to Company's business on a consolidated basis, held under leases or subleases by any of the Company Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (e) The Company Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Company Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.

     (f) The Assets of the Company Entities include all Assets required to operate the business of the Company Entities as presently conducted.

     4.10. INTELLECTUAL PROPERTY. Each Company Entity owns or has a license to use all of the Intellectual Property used by such Company Entity in the course of its business. Each Company Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Company Entity in connection with such Company Entity's business operations, and such Company Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Company Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Company threatened, which challenge the rights of any Company Entity with respect to Intellectual Property used, sold or licensed by such Company Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Company Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.10 of the Company Disclosure Memorandum, no Company Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 4.10 of the Company Disclosure Memorandum, no officer, director or employee of any Company Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Company Entity.

     4.11. ENVIRONMENTAL MATTERS.

     (a) To the Knowledge of Company, each Company Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) To the Knowledge of Company, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Company Entity or any of its Operating Properties or Participation Facilities (or Company in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Company Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) To the Knowledge of Company, there have been no releases of Hazardous Material or oil in, on, under or affecting any property owned by a Company Entity, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

     4.12. COMPLIANCE WITH LAWS. Each Company Entity has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 4.12 of the Company Disclosure Memorandum, none of the Company Entities:

     (a) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

     (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; or

     (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof
(i) asserting that any Company Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) requiring any Company Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

     Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory
Authority have been made available to Parent.

     4.13. LABOR RELATIONS. No Company Entity is the subject of any Litigation asserting that it or any other Company Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Company Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Company Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Company Entity, pending or threatened, or to the Knowledge of Company, is there any activity involving any Company Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     4.14. EMPLOYEE BENEFIT PLANS.

     (a) Company has disclosed in Section 4.14 of the Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, all specific severance and retention amounts due any Company employee and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan." Each Company ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Company Pension Plan." No Company Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All Company Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Company is not aware of any

circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Company, no Company Entity has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Company Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) No Company Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, and ignoring any impact from adjustments in any interest rate established or regulated by the Pension Benefit Guaranty Corporation, there has been (i) no material change in the financial position of any Company Pension Plan, (ii) no change in the actuarial assumptions with respect to any Company Pension Plan, and (iii) no increase in benefits under any Company Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any Company Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Company Entity, or the single-employer plan of any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Company Material Adverse Effect. No Company Entity has provided, or is required to provide, security to a Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

     (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Company Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Company Material Adverse Effect. No Company Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Company Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 4.14 of the Company Disclosure Memorandum, no Company Entity has any Liability for retiree health and life benefits under any of the Company Benefit Plans and there are no restrictions on the rights of such Company Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Company Material Adverse Effect.

     (f) Except as disclosed in Section 4.14 of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Company Entity from any Company Entity under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Company Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.

     4.15. MATERIAL CONTRACTS.  Except as disclosed in
Section 4.15 of the Company Disclosure Memorandum, none of the Company Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, medical director, medical advisor, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables), (iii) any Contract which prohibits or restricts any Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $25,000), (v) any Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the SEC as of the date of this Agreement, (vi) any Contract for the purchase, sale or lease of real property or office space involving gross or annual payments by Company in excess of $75,000; (vii) any Contract for the purchase, licensing or development of software involving gross or annual payments by Company in excess of $75,000; (ix) any management, consulting, computer services and data processing Contract with any hospital or home health agency;
(x) any Contract with any managed care entity; (xi) any provider agreement related to participation in the Programs (including reference to any and all "provider numbers" related to the Programs); (xii) any other Contract not made in the ordinary course of business (together with all Contracts referred to in Sections 4.9 and 4.14(a), the "Company Contracts"). With respect to each Company Contract and except as disclosed in Section 4.15 of the Company Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Company Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no Company Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Company, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or has repudiated or waived any material provision thereunder. All Company Contracts have been listed in Section 4.15 of the Company Disclosure Schedule and provided to the Parent.

     4.16. LEGAL PROCEEDINGS.  Except as disclosed in Section
4.16 of the Company Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Company Entity, or against any director, employee or employee benefit plan of any Company Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Company Entity, that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.16 of the Company Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Company Entity is a party and which names a Company Entity as a defendant or cross-defendant or for which any Company Entity has any potential Liability.


     4.17. REPORTS. Since January 1, 1993, or the date of organization if later, each Company Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.18. INFORMATION IN PROXY STATEMENT. None of the information included or incorporated by reference in the Proxy Statement, including any amendments or supplements thereto, will, at the time the Proxy Statement is first mailed to Company's stockholders or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary

in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Company does not make any representation or warranty with respect to the information that has been or will be supplied by Parent, Purchaser or any Parent Subsidiaries, or their officers, directors, employees, representatives or agents, for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the 1934 Act and the rules and regulations thereunder.

     4.19. INSURANCE. Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Company has in full force and effect general and professional liability, directors and officers and workers compensation insurance in amounts sufficient for, and typical of, comparable businesses.

     4.20. MEDICARE, MEDICAID AND OTHER THIRD-PARTY PAYORS. Company and the Company Subsidiaries participate in the Medicare Program and in the Medicaid Program (the Medicare Program and the Medicaid Program are collectively referred to herein as the
"Programs").   Except as disclosed in Section 4.20 of Company
Disclosure Memorandum, (i) Company and each Company Subsidiary is, and will be at the Effective Time, substantially in compliance with all of the terms, conditions and provisions of the existing Medicare and Medicaid Provider Agreements to which Company or a Company Subsidiary is a party; (ii) as to the Programs, neither Company nor a Company Subsidiary has notice of any offsets against future reimbursement nor, to their Knowledge, is there any basis therefor; (iii) neither Company nor a Company Subsidiary has been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the 12 months prior to the Closing Date, nor have they received notice of pending, threatened or possible decertification or other loss of participation in the Programs; and (iv) to the knowledge of Company, the cost reports filed by Company and each Company Subsidiary for the past five fiscal years for the Programs are complete and accurate and all liabilities and contractual adjustments of Company and each Company Subsidiary under any third party payor or reimbursement program have been properly reflected and adequately reserved for the financial statements of Company and the Company Subsidiaries.

     4.21. FRAUD AND ABUSE. To the Knowledge of Company, Persons who provide professional services under agreements with any Company Entity have not engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a-7, 1320a-7(a) and 1320a-7b, or the
regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

     (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment or for use in determining rights to any benefit or payment;

     (b) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid, or any other state health care program that is for an item or service that is known or should be known to be (i) not provided as claimed or
(ii) otherwise false or fraudulent;

     (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

     (d) knowingly or willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing (or arranging for the furnishing) of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, or any other state health care program or
(ii) in return for purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other state health care program;


     (e) knowingly making a payment, directly or indirectly, to a physician as an inducement to reduce or limit services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid, or any other state health care programs;

     (f) providing to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a hospital in-patient from the hospital;

     (g) knowingly or willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for Medicare, Medicaid or any other state health care program certification, or (ii) information required to be provided under Section 1124A of the Social Security Act
(42 U.S.C. Section 1320a-3); or

     (h) knowingly and willingly (i) charging for any Medicaid service money or other consideration at a rate in excess of the rate established by the state, or (ii) charging, soliciting, accepting or receiving, in addition to amounts paid by Medicaid, any gift money, donation or other consideration (other than a charitable, religious or other philanthropic contribution from an organization or from a person unrelated to the patient) as a precondition of a Company Entity precertifying, providing or continuing care for any patient.

     4.22. STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Company Entity or any Affiliate thereof to Parent pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.23. BROKERS AND FINDERS. Except for the fee owed to Salomon Smith Barney neither Company nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. True and correct copies of all agreements and engagement letters between Company and Salomon Smith Barney in connection with the transactions contemplated by the Merger have been disclosed to Parent, including the letter agreement dated May 21, 1998, which establishes the total amount owed to Salomon Smith Barney. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Company or any Affiliate in excess of the fee set forth in the Company Disclosure Memorandum, Parent shall be entitled, subject to Section 7.8(i), to set off against the Debt Payment required to be paid to WCAS CP II as provided in Section 7.7 an amount equal to any Liability in respect of such claim.

     4.24. OPINION OF FINANCIAL ADVISOR.  The Board of
Directors of Company has received the opinion of Salomon Smith Barney, dated June 1, 1998, to the effect that, as of such date, the Merger Price to be received in the Merger by the holders of Company Common Stock (other than the Welsh Carson Entities and their Affiliates, as to which Salomon Smith Barney has not been requested to express an opinion) is fair to such holders, from a financial point of view, a signed copy of which has been delivered to Parent.

     Each of the Welsh Carson Entities hereby represents and warrants to Parent on its own behalf and on behalf of their Affiliates as follows:

     4.25. OWNERSHIP OF SHARES. The Welsh Carson Entities and their Affiliates are the record and Beneficial Owners of the WC Shares. On June 1, 1998, the WC Shares numbered 5,395,614 and constituted all of the shares of Company Common Stock owned of record or Beneficially Owned by the Welsh Carson Entities or their Affiliates. The Welsh Carson Entities and their Affiliates have sole voting power and sole power to issue instructions with respect to the matters set forth in Section 7.8 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to

all of the WC Shares that it owns with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

     4.26.  POWER; BINDING AGREEMENT.  Each of the Welsh
Carson Entities have the legal capacity, power and authority to enter into and perform all of their respective obligations under this Agreement. The execution, delivery and performance of this Agreement by the Welsh Carson Entities will not violate any other agreement to which any of them is a party, including, without limitation, any partnership agreement, voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Welsh Carson Entities and constitutes a valid and binding agreement, enforceable against the Welsh Carson Entities in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which a Welsh Carson Entity or one of its Affiliates is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Welsh Carson Entities of the transactions contemplated hereby.

     4.27. NO CONFLICTS.  Except for filings under the HSR
Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity for the execution of this Agreement by the Welsh Carson Entities and the consummation by any of them of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Welsh Carson Entities, the consummation by them of the transactions contemplated hereby or compliance by them with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to the Welsh Carson Entities, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which a Welsh Carson Entity is a party or by which a Welsh Carson Entity or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to a Welsh Carson Entity or any of its properties or assets.

     4.28. NO LIENS. Except as permitted by this Agreement, the WC Shares and the Certificates representing such WC Shares are now, and at all times during the term hereof will be, held by the Welsh Carson Entities and their Affiliates, or by a nominee or custodian for the benefit of the Welsh Carson Entities and their Affiliates, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such Liens or proxies arising hereunder.

     4.29. NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of a Welsh Carson Entity or any of its Affiliates.

     4.30. RELIANCE BY PARENT.  Each of the Welsh Carson
Entities understand and acknowledge that Parent is entering into, and causing Purchaser to enter into, this Agreement in reliance upon their execution and delivery of this Agreement.

                          ARTICLE 5.
             REPRESENTATIONS AND WARRANTIES OF PARENT
             ----------------------------------------

           Parent hereby represents and warrants to Company as follows:

     5.1. ORGANIZATION, STANDING, AND POWER. Parent is a not for profit corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets.

     5.2.  Authority; No Breach By Agreement.

     (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. This Agreement represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or,
(iii) subject to receipt of the requisite Consents referred to in
Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of any applicable securities market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

     5.3. INFORMATION IN PROXY STATEMENT. None of the information supplied or to be supplied by Parent or Purchaser, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Proxy Statement, including any amendments or supplements thereto, will, at the date the Proxy Statement is first mailed to Company's stockholders or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to the information that has been supplied by Company or any Company Subsidiaries or their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Proxy Statement.

     5.4. SUFFICIENT FUNDS. Either Parent or Purchaser has sufficient funds available to consummate the Merger and to make all payments required hereunder in respect of Equity Rights and to pay all fees and expenses incurred by each of them related to the transactions contemplated by this Agreement.

     5.5. AUTHORITY OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Parent. The authorized capital stock of Purchaser shall consist of 1,000 shares of Purchaser Common Stock, 100 shares of which is validly issued and outstanding, fully paid and nonassessable and is owned by an Affiliate of Parent free and clear of any Lien. Purchaser has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser. This Agreement represents a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Parent, as the sole stockholder of Purchaser, has voted prior to the Effective Time the shares of Purchaser Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.


                           ARTICLE 6.
            CONDUCT OF BUSINESS PENDING CONSUMMATION
            ----------------------------------------

     6.1. AFFIRMATIVE COVENANTS OF COMPANY. From June 1, 1998 until the earlier of the termination of this Agreement or the time the designees of Parent have been elected to and constitute a majority of the Board of Directors of Company (the "Appointment Date"), unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, Company shall and shall cause each of its Subsidiaries to
(i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no affirmative action which would (x) materially and adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (y) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     6.2. NEGATIVE COVENANTS OF COMPANY. From June 1, 1998 until the earlier of the termination of this Agreement or the Appointment Date, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

     (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity, or

     (b) incur any additional debt obligation or other obligation for borrowed money, including without limitation pursuant to the Bank Debt (other than indebtedness of a Company Entity to another Company Entity), or impose, or suffer the imposition, on any Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of June 1, 1998 that are disclosed in the Company Disclosure Memorandum); provided, however, (i) Company on a consolidated basis may borrow up to $500,000 under the Credit Agreement for any purpose; (ii) Company on a consolidated basis may borrow an aggregate of up to $2,000,000 under the Credit Agreement (including the $500,000 referred to above) for operations shortfalls caused by overpayments in Periodic Interim Payments made under the Program for the quarter ended March 31, 1998, which are withheld from Periodic Interim Payments made after June 1, 1998; and (iii) the prior written consent of WCAS CP II, in addition to the prior written consent of Parent, shall have been obtained for any additional debt incurred under the Credit Agreement beyond that contemplated by clauses (i) or
(ii); or

     (c)   repurchase, redeem, or otherwise acquire or exchange
(other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any

securities convertible into any shares, of the capital stock of any Company Entity, or declare or pay any dividend or make any other distribution in respect of Company's capital stock; or

     (d) except pursuant to the exercise of stock options or warrants outstanding as of June 1, 1998 and pursuant to the terms thereof in existence on such date, or as disclosed in Section 6.2(d) of the Company Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

     (e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Company Entity) or
(ii) any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or other securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with
(i) foreclosures in the ordinary course of business, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

     (g) grant any increase in compensation or benefits to the employees or officers of any Company Entity, except as disclosed in Section 6.2(g) of the Company Disclosure Memorandum; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on June 1, 1998 and disclosed in Section 6.2(g) of the Company Disclosure Memorandum; enter into or amend any severance agreements with officers of any Company Entity; or grant any material increase in fees or other increases in compensation or other benefits to directors of any Company Entity except as disclosed in Section 6.2(g) of the Company Disclosure Memorandum; or

     (h) enter into or amend any employment Contract between any Company Entity and any Person having a salary thereunder in excess of $75,000 per year (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of any Company Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Company Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

     (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Company Entity for material money damages or involving material restrictions upon the operations of any Company Entity; or

     (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $50,000) or waive, release, compromise or assign any material rights or claims.

     6.3. COVENANTS OF PARENT. From June 1, 1998 until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Company shall have been obtained, and except as otherwise expressly contemplated herein, Parent covenants and agrees that it shall take no action which would (i) materially and adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     6.4. ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which
(i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same; provided, however, that no notice provided hereunder shall in any manner affect the right of the other Party to enforce any provision of this Agreement.

     6.5. REPORTS. Company and its Subsidiaries shall file all reports required to be filed by them with Regulatory Authorities between June 1, 1998 and the Effective Time and shall deliver to the Parent copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                        ARTICLE 7.
                  ADDITIONAL AGREEMENTS
                  ---------------------

     7.1. PURCHASER COMPLIANCE. Parent shall cause Purchaser to comply with all of its obligations under or related to this Agreement.

     7.2. APPLICATIONS; ANTITRUST NOTIFICATION. Parent shall promptly prepare and file, and Company shall cooperate in the preparation and, where appropriate, filing of applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     7.3. AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using all commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8 hereof; provided, that nothing herein shall preclude either Party from exercising its rights under this

Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, all commercially reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.4.  INVESTIGATION AND CONFIDENTIALITY.

     (a) Prior to the Effective Time, Company shall keep Parent advised of all material developments relevant to its business and to consummation of the Merger and shall permit Parent to make or cause to be made such investigation of the business and properties of Company and its Subsidiaries and of their respective financial and legal conditions as Parent reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) In addition to Parent's obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein Parent shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by Company concerning Company and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, Parent shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from Company.

     (c) Company shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Company to preserve the confidentiality of the information relating to Company Entities provided to such Persons and their Affiliates and Representatives.

     (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

     7.5. PRESS RELEASES. Prior to the Effective Time, Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.5 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     7.6. NO SOLICITATION. (a) Neither Company nor any of its Subsidiaries shall (and Company shall use its best efforts to cause its officers, directors, employees, and agents, including, but not limited to, its Representatives, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its Affiliates or Representatives) concerning any Acquisition Proposal, except that nothing contained in this Section 7.6 or any other provision hereof shall prohibit Company or Company's Board from (i) taking and disclosing to Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that Company may not, except as permitted by Section 7.6(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Company shall also promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Company to return all confidential information heretofore furnished to such person by or on behalf of Company.

     (b) Notwithstanding the foregoing, prior to the Special Meeting, Company may furnish information concerning Company and its Subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to Company relating to any such transaction which the Board determines in good faith, after consulting with a nationally recognized investment banking firm, represents a superior transaction to the Merger and (y) in the opinion of the Board of Directors of Company, only after receipt of advice from outside legal counsel to Company, the failure to provide such information or access or to engage in such discussions or negotiations would reasonably be expected to cause the Board of Directors to violate its fiduciary duties to Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). Company will immediately notify Parent of the existence of any proposal or inquiry received by Company, the identity of the party making such proposal or inquiry, and the terms (both initial and modified) of any such proposal or inquiry (and will disclose any written materials delivered in connection therewith) and Company will keep Parent reasonably informed of the status (including amendments or proposed amendments) of any such proposal or inquiry. Company will promptly provide to Parent any material non-public information regarding Company provided to any other party which was not previously provided to Parent. At any time after two business days following notification to Parent of Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if Company has otherwise complied with the terms of this Section 7.6(b), the Board of Directors may withdraw or modify its approval or recommendation of the Merger and may enter into an agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to Parent the Termination Fee plus any amount payable at the time for reimbursement of expenses pursuant to Section 10.2. If Company shall have notified Parent of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification) after the expiration of the initial two business day period without any further notification.

     7.7. DEBT PAYMENT. At the Effective Time, WCAS CP II shall deliver to Parent any and all notes comprising the Subordinated Debt marked as "canceled", and in exchange therefor, and in full satisfaction of such Subordinated Debt, Parent agrees to cause to be paid to WCAS CP II, subject to Parent's express right of set off as provided in Sections 2.3(b), 4.23, 7.8(g) and 7.8(i), on December 31, 2000 (the "Final Payment Date"), the Debt Payment plus any interest earned thereon. The Debt Payment shall be escrowed following the Closing on terms mutually acceptable to Parent and WCAS CP II, and all costs and expenses of the escrow agent shall be deducted from the Debt Payment. The amount representing the difference between the Subordinated Debt and the Debt Payment shall, immediately prior to the Effective Time, be deemed to have been contributed to the capital of Company. For purposes of this Agreement, the term "Debt Payment" shall mean the amount, if any, by which (x) $5,943,147.50 exceeds the sum of
(y) (1) the amount by which the aggregate outstanding principal and accrued and unpaid interest under the Credit Agreement as of the Effective Time exceeds $37,490,000, plus (2) the aggregate amount of the premiums and other payments made to insurance carriers, plus (3) the amount of the legal fees and expenses incurred by Company in connection with the transactions contemplated herein and the printing and mailing costs incurred in connection with the Proxy Statement.

     7.8.  ADDITIONAL AGREEMENTS OF THE WELSH CARSON ENTITIES.

     (a)   CONVERSION OF SHARES.

           (i) In order to induce Parent and the Purchaser to enter into this Agreement, each of the Welsh Carson Entities, on behalf of itself and its Affiliates, hereby consents and agrees to have all 5,395,614 shares of Company Common Stock Beneficially Owned by the Welsh Carson Entities or one of their Affiliates and any Equity Right relating to Company Common Stock Beneficially Owned by the Welsh Carson Entities or one of their Affiliates converted in the Merger into the right to receive total Merger consideration of $1.00. The Welsh Carson Entities hereby acknowledge and agree that Parent's and the Purchaser's obligation to convert and pay for Company Common Stock and Equity

Rights in the Merger, including the shares of Company Common Stock and the Equity Rights Beneficially Owned by the Welsh Carson Entities or one of their Affiliates, is subject to the terms and conditions of the Merger and the provisions hereof. The total number of shares of Company Common Stock Beneficially Owned by the Welsh Carson Entities and their Affiliates on June 1, 1998, together with any shares acquired by the Welsh Carson Entities and their Affiliates in any capacity after June 1, 1998 and prior to the termination of this Agreement, whether upon the exercise of Equity Rights or by means of purchase, dividend, distribution, gift or otherwise, are referred to herein as the "WC Shares."

          (ii) The conversion of the WC Shares in the Merger shall extinguish any ownership rights of the Welsh Carson Entities or their Affiliates in Company or the Surviving Corporation or rights of the Welsh Carson Entities or their Affiliates to the Merger Price or any other consideration, payment or benefit in respect of the WC Shares other than the payment of $1.00.

          (iii) Each of the Welsh Carson Entities, on behalf of itself and its Affiliates, hereby permits Parent and the Purchaser to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC) their identity and ownership of the Company Common Stock and Equity Rights relating to Company Common Stock and the nature of their commitments, arrangements and understandings under this Agreement.

     (b) VOTING AGREEMENT. Until the Effective Time or the day following termination of this Agreement in accordance with its terms (the "Term"), each of the Welsh Carson Entities and their Affiliates shall, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, vote (or cause to be voted) the WC Shares then held of record or Beneficially Owned by the Welsh Carson Entities or any Affiliate thereof, (i) in favor of the Merger, the execution and delivery by Company of this Agreement and the approval of the terms hereof and each of the other actions contemplated herein and any actions required in furtherance hereof; and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company contained in this Agreement or which would result in any of the conditions set forth in
Article 8 to this Agreement not being fulfilled. The parties hereto agree and acknowledge that nothing in this Section 7.8 or any other part of this Agreement shall be construed as requiring any officer, director, employee or agent of a Welsh Carson Entity or any of their Affiliates who also is a director of Company to propose, endorse, approve or recommend this Agreement or any transaction contemplated hereby in such individual's capacity as a director of Company.

     (c) NO INCONSISTENT ARRANGEMENTS. Each of the Welsh Carson Entities, on behalf of itself and its Affiliates, hereby covenants and agrees that, except as contemplated by this Agreement, during the Term it shall not (i) tender, or consent to any tender of, any or all of the WC Shares, pursuant to any Acquisition Proposal, (ii) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the WC Shares, or any interest therein, (iii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the WC Shares, Equity Rights or any interest therein, (iv) grant any proxy, power-of-attorney or other authorization in or with respect to the WC Shares or Equity Rights, (v) deposit the WC Shares or Equity Rights into a voting trust or enter into a voting agreement or arrangement with respect to the WC Shares or Equity Rights, or (vi) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. Without limiting the foregoing sentence, each Welsh Carson Entity, on behalf of itself and its Affiliates, hereby covenant and agree to be bound by the provisions of
Section 7.6(a) of this Agreement to the same extent as Company.

     (d)   GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

           (i) Each Welsh Carson Entity, on behalf of itself and its Affiliates, hereby irrevocably grants to, and appoints, Parent and T.L. Trimble and Calvin Wiese, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Welsh Carson Entity or such Affiliate, as

the case may be, to vote the WC Shares, or grant a consent or approval in respect of the WC Shares in favor of the various transactions contemplated by this Agreement and against any Acquisition Proposal.

           (ii) Each Welsh Carson Entity, on behalf of itself and its Affiliates, represent that any proxies heretofore given in respect of the WC Shares are not irrevocable, and that any such proxies are hereby revoked.

           (iii) Each Welsh Carson Entity, on behalf of itself and its Affiliates, understand and acknowledge that Parent is entering into this Agreement in reliance upon their execution and delivery of this Agreement. Each Welsh Carson Entity, on behalf of itself and its Affiliates, hereby affirm that the irrevocable proxy set forth in this Section 7.8 is given in connection with the execution of this Agreement, and that such irrevocable proxy is given to secure the performance of their duties under this Agreement. Each Welsh Carson Entity, on behalf of itself and its Affiliates, hereby further affirm that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Welsh Carson Entity, on behalf of itself and its Affiliates, hereby ratify and confirm all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

           (iv) Notwithstanding anything in this Section 7.8(d) to the contrary, the irrevocable proxy granted hereunder shall terminate at the end of the Term without any action on the part of the parties to this Agreement.

     (e) EQUITY RIGHTS. In the event that a Welsh Carson Entity or one of their Affiliates hold Equity Rights to acquire shares of Company Common Stock, the Welsh Carson Entities, if requested by Company, shall, or shall cause their Affiliates to, consent to the cancellation or substitution of such Equity Rights in accordance with the terms of this Agreement and shall, or shall cause their Affiliates to, execute all appropriate documentation in connection with such cancellation or substitution.

     (f)   WAIVER OF RIGHTS TO DISSENT.  Each of the Welsh Carson
Entities, on behalf of itself and its Affiliates, hereby waives any right of appraisal or right to dissent from the Merger that it may have.

     (g) FINANCIAL ADVISOR FEE. At the Closing, Company shall pay to Salomon Smith Barney the total fees and expenses as set forth in the letter agreement dated May 21, 1998 owed to Salomon Smith Barney in connection with its financial advisory services in respect of the Merger and shall be responsible for the payment of any additional fees or expenses owed to Salomon Smith Barney only to the extent it may be paid out of the Debt Payment.

     (h) WAIVER OF CLAIMS. Each of the Welsh Carson Entities, on behalf of itself and its Affiliates, hereby agrees to waive any claims that any of them may have against Company or any of its Affiliates for any reason whatsoever, including without limitation any claim based upon ownership of Company Common Stock, Equity Rights or the Subordinated Debt.

     (i)   SET OFF AGAINST DEBT PAYMENT.

           (i) In addition to Parent's express right of set off against the Debt Payment as provided in Sections 2.3(b), 4.23 and 7.8(g), Parent shall also be entitled to set off against the Debt Payment, subject to the terms of this Section 7.8(i), an amount equal to all Liabilities arising out of, or as a result of, or with respect to the defense, settlement or satisfaction of a judgment incurred by Parent, Purchaser, Surviving Corporation or their respective directors, officers, employees and agents (each a "Specified Parent Person") in which (and to the extent that) the plaintiffs allege a violation by Company or one of its Affiliates of any federal or state Law relating to the issuance, sale or other transaction with respect to securities, or any state Law relating to fraud generally, in each case to the extent that such Law relates to the offer and/or sale of securities of Company or to the public trading of Company's securities.

           (ii) In the event that Parent incurs an obligation or liability for which it is entitled to a set off against the Debt Payment as provided in this Section 7.8(i) or in Section 2.3(b),
4.23 or 7.8(g), Parent shall notify WCAS CP II in writing of such obligation or liability, specifying in reasonable detail the nature of such obligation or liability, the Section of this Agreement that authorizes such set off, and, if known, the amount or any estimate of the amount of such obligation or liability for which such set off is sought. The Specified Parent Person shall provide to WCAS CP II as promptly as practicable thereafter such information and documentation as may be reasonably requested by WCAS CP II to support and verify the right of set off asserted, so long as such disclosure would not violate any applicable attorney-client privileges. If a claim for set off is not contested by WCAS CP II within 10 days of the date of the notice of claim, WCAS CP II will be deemed to have no objection to such right of set off, and the Debt Payment shall be reduced (but not below zero) accordingly. If WCAS CP II contests all or any portion of such claim of a right to set off, the portion of the set off amount to which WCAS CP II objects (the "Contested Set Off Amount") shall be held by Parent (and shall not be deemed set off against the Debt Payment) until Parent and WCAS CP II resolve such objection by an agreement in writing or until such objection is resolved by a court of competent jurisdiction from which the time periods for all applicable appeals have expired. Any portion of the Debt Payment held by Parent after the Final Payment Date in connection with a dispute as described herein and finally determined to be payable to WCAS CP II shall bear interest at the rate described in Section 7.7(ii) from the Final Payment Date to the date such amount is paid to WCAS CP II.

           (iii) This Section 7.8(i) shall survive the
Effective Time and is intended to benefit the Surviving
Corporation, Parent and each of the Specified Parent Persons and their heirs and representatives.

           (iv) Notwithstanding anything in this Agreement to the contrary (whether express or implied), neither WCAS CP II nor any of its Affiliates or partners or any of their respective partners, directors, officers, employees, agents or representatives shall have any liability or obligation whatsoever with respect to any claim, liability or obligation for which Parent has an express right of set off as provided in
Section 2.3(b), 4.23 or 7.8(g) or this Section 7.8(i), whether or not the Debt Payment is sufficient to pay all of any portion of such claims, liabilities and obligations.

     7.9. RETENTION BONUSES AND SEVERANCE PAYMENTS. At the Closing or such later date as Company is required by the terms thereof to pay such bonuses, Parent shall pay to management of Company the retention bonuses as instructed by Company in accordance with the Minutes of the Compensation Committee Meeting of Company dated December 12, 1997, in an aggregate amount equal to $2,000,000. At the Closing, Parent shall use $442,500, by which the Debt Payment has been reduced, to pay to management of Company the severance payments as instructed by Company in accordance with the Minutes of the Compensation Committee Meeting of Company dated December 12, 1997. This Section 7.9 shall survive the Effective Time and is intended to benefit each employee and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 7.9 against Parent) and shall be binding upon all successors and assigns (whether by operation of Law or by contract) of Parent.

     7.10. DIRECTORS AND OFFICERS INDEMNIFICATION. From the Effective Time through December 31, 2000, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and officers of Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service as a director or officer of Company occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Company's Certificate of Incorporation and Bylaws as in effect on June 1, 1998 to the extent such Liabilities are covered by the directors and officers insurance policies referred to in Section 8.2(k). This Section 7.10 shall survive the Effective Time and is intended to benefit each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 7.10 against Surviving Corporation) and shall be binding upon all successors and assigns (whether by operation of Law or by Contract) of the Surviving Corporation.

                          ARTICLE 8.
              CONDITIONS PRECEDENT TO THE MERGER
              ----------------------------------

     8.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
10.5:

     (a) STOCKHOLDER APPROVAL. The stockholders of Company shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

     (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law, including any applicable waiting period under the HSR Act, shall have expired.

     (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Company Material
Adverse Effect or a Parent Material Adverse Effect, as applicable.

     (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

     (e) BANK DEBT AND WARRANTS. The accrued indebtedness (the "Bank Debt") of Company owed to the lenders pursuant to that certain Amended and Restated Credit Agreement, dated as of May 13, 1997, among Company, certain Affiliates of Company, The Toronto-Dominion Bank and the other financial institutions party thereto (the "Credit Agreement"), shall have been repaid in full by Parent or otherwise refinanced by Parent and the warrants and any other Equity Right held by the financial institutions party to the Credit Agreement shall have been terminated, all on terms satisfactory to Parent.

     (f) WORKERS COMPENSATION LETTERS OF CREDIT. The letters of credit aggregating $2,749,838 that support Company's workers compensation arrangements shall have been assumed, replaced or otherwise rendered unnecessary by Parent on terms reasonably satisfactory to Parent.

     (g) SUBORDINATED DEBT. The Subordinated Debt shall have been extinguished as provided in Section 2.3(b).

     8.2. CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER. The respective obligations of Parent and Purchaser to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parent and Purchaser pursuant to Section 10.5:

     (a) MATERIAL ADVERSE EFFECT. There shall not have occurred any events after June 1, 1998 which, either individually or in the aggregate, would have a Company Material Adverse Effect.

     (b) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Company and the Welsh Carson Entities set forth in the Merger Agreement shall be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of June 1, 1998 and as of the Effective Time, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and

warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, would not, individually or in the aggregate, result in a Company
Material Adverse Effect.

     (c) COVENANTS. Company, the Welsh Carson Entities and all their Affiliates shall have performed all obligations and complied with any agreement or covenant to be performed or complied with by them hereunder other than any failure which would not have, either individually or in the aggregate, a Company Material Adverse Effect.

     (d) DISSENTERS RIGHTS. Holders of not more than twenty percent (20%) of the outstanding Company Common Stock shall have validly exercised their "dissenters rights" pursuant to the DGCL.

     (e) EQUITY RIGHTS. Each holder of an Equity Right which does not automatically convert in the Merger into a right to receive the Merger Price (less the applicable exercise price of the Equity Right) shall have (i) agreed to amend such Equity Right such that the Equity Right will automatically convert into a right to receive the Merger Price (less the applicable exercise price of the Equity Right) prior to the Merger or (ii) consented to the termination of such Equity Right as contemplated by
Section 2.4 pursuant to a written agreement or instrument signed by such holder.

     (f) LEGAL OPINION; CLOSING CERTIFICATES. Parent shall have received from Alston & Bird LLP, counsel to Company, an opinion substantially in the form attached as Exhibit A.

     (g) LITIGATION. No Material Litigation shall be pending, or to the Knowledge of Company be threatened, against or related to any Company Entity or any Assets or business of a Company Entity other than the cases represented by Civil Action Nos. 96-CV-2214-JEC, 96-CV-2220-JEC, E-52883 and 96-CV-2914-JEC, all of
which have been consolidated with the United States District Court for the Northern District of Georgia (the "Shareholder Litigation").

     (h) EMPLOYMENT ARRANGEMENTS. Daniel Kohl, Fred Follmer and Shaun Mahoney (the "Employees") shall have agreed to employment arrangements with Company reasonably satisfactory to Parent. Parent agrees that the failure to reach agreement with one or more of the Employees shall not be grounds upon which this Agreement may be terminated, unless Parent shall have first offered employment to such Employee(s) on terms at least equal to such Employee(s)' current compensation. Notwithstanding the foregoing, nothing contained in this Section 8.2(h) shall be construed as requiring Parent to offer employment to any of the Employees or to offer employment at any specific compensation level.

     (i) ADEQUATE INSURANCE. Parent shall have determined that, in Parent's sole discretion, there is in full force and effect adequate insurance coverage for Company.

     (j) BANK DEBT. The Bank Debt shall not exceed $39,500,000, unless consented to by Parent and WCAS CP II pursuant to
Section 6.2(b).

     (k)   EXTENSION OF INSURANCE COVERAGE.  On or prior to
July 31, 1998, Company shall have obtained, at no cost to Company or Parent, on terms acceptable in all respects to Parent in its sole discretion, an extension of the policy period of the directors and officers liability insurance policies currently in effect with American International South Insurance Company ("AISIC") and Zurich Insurance Company in the aggregate amount of $10,000,000 to December 31, 2000. It is expressly agreed and understood among the Parties that, as provided in Section 7.7, the Debt Payment may be reduced by the premiums to be paid to AISIC and Zurich to secure such extension.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or Purchaser not in violation hereof) and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, subject in each case to the terms hereof;

provided, however, Parent and Purchaser may not waive the condition set forth in Section 8.2(k) without the consent of Company and the Welsh Carson Entities. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time until the Closing.

     8.3. CONDITIONS TO OBLIGATIONS OF COMPANY AND THE WELSH CARSON ENTITIES. The respective obligations of Company and each Welsh Carson Entity to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Company and the Welsh Carson Entities pursuant to Section 10.5:

     (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Parent set forth in the Merger Agreement shall be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of June 1, 1998 and as of the Effective Time, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, would not, individually or in the aggregate, result in a Parent Material Adverse Effect.

     (b) COVENANTS. Parent and Purchaser shall have performed all obligations and complied with any agreement or covenant to be performed or complied with by them hereunder other than any failure which would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

The foregoing benefits are for the sole benefit of Company and the Welsh Carson Entities, may be asserted by both Company and the Welsh Carson Entities regardless of the circumstances giving rise to such condition (including any action or inaction by Company or the Welsh Carson Entities not in violation hereof) and may be waived by both Company and the Welsh Carson Entities in whole or in part at any time and from time to time in the sole discretion of both Company and the Welsh Carson Entities, subject in each case to the terms hereof. The failure by Company and the Welsh Carson Entities at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time until the Closing.


                          ARTICLE 9.
                         TERMINATION
                         -----------

     9.1. TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a)   By the mutual written consent of Parent and Company; or

     (b)   By either of Company or Parent:

           (i) if the Merger shall not have been consummated by August 31, 1998; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Company or Purchaser, as the case may be, to consummate the Merger on or prior to such date; or

           (ii) if any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Company Common Stock pursuant to the Merger and such order, decree, ruling or other action shall have become and final and non-appealable; or


     (c)   By Company:

           (i) if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or Purchaser, as applicable; or

           (ii) in connection with entering into a definitive agreement with a Person in accordance with Section 7.6, provided it has complied with all of the provisions thereof, including the advice of counsel and notice provisions thereof; or

     (d)  By Parent:

          (i) if, due to an occurrence, not involving a breach by Parent or Purchaser of their obligations hereunder, it is impossible to satisfy any one of the conditions set forth in
Article 8 hereto; or

          (ii) if prior to the Merger, Company shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (b) or (c) of Section 8.2 hereto and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Company; or

          (iii) if the Board of Directors of Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation or the Merger or this Agreement, or approved or recommended any Acquisition Proposal.

     9.2. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that
(i) the provisions of this Section 9.2 and Article 10 and Section 7.4(b) shall survive any such termination and abandonment, and
(ii) a termination shall not relieve any Party from Liability for an uncured willful breach by such Party of a representation, warranty, covenant, or agreement giving rise to such termination.

     9.3. NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS FOLLOWING CONSUMMATION OF MERGER. If the Merger shall become effective at the Effective Time as provided in Section 1.4, then all of the representations, warranties, covenants and agreements of the Parties hereto shall terminate as of the Effective Time except for (i) this Section 9.3, (ii) Articles 1, 2, 3 and 10 of the Agreement, (iii) the provisions of Sections 7.7 and 7.8 providing for the Debt Payment and compensation amounts described in said
Section 7.8, (iv) all of Section 7.8(i), and (v) all of Sections
7.9 and 7.10.


                          ARTICLE 10.
                         MISCELLANEOUS
                         -------------

     10.1. DEFINITIONS.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

           "1933 Act" shall mean the Securities Act of 1933, as amended.

           "1934 Act" shall mean the Securities Exchange Act of
1934, as amended.

           "Acquisition Proposal" shall mean a proposal or offer by a Person (other than Parent or any of its Affiliates or Representatives) to acquire all or a substantial part of the business and properties of Company or any Company Subsidiary or any capital stock of Company or any Company Subsidiary, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving Company or any Company Subsidiary or any division or operating or principal business unit of Company.

           "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity; provided, however, with respect to the Welsh Carson Entities, the term "Affiliate" shall mean solely the individual general partners of the several general partners thereof.

           "Agreement" shall mean this Agreement and Plan of Merger, including Exhibit A hereto and the Company Disclosure
Memorandum which are incorporated herein by reference.

           "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

           "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

           "Certificate of Merger" shall mean the Certificate of Merger to be executed by Company and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.3.

           "Company Common Stock" shall mean the $0.01 par value common stock of Company.

           "Company Disclosure Memorandum" shall mean the written information entitled "Housecall Medical Resources, Inc. Disclosure Memorandum" delivered prior to June 1, 1998 to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of all other Sections not specifically referenced with respect thereto.

           "Company Entities" shall mean, collectively, Company and all Company Subsidiaries.

           "Company Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Company as of March 31, 1998, and as of June 30, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended March 31, 1998, and for each of the three fiscal years ended June 30, 1997, 1996 and 1995, as filed by Company in SEC Documents, and (ii) the consolidated balance sheets of Company (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1998.

           "Company Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, or business or prospects of Company and its Subsidiaries, taken as a whole, (ii) the ability of Company to perform its obligations under this Agreement or
(iii) the market for Company's products and services, provided

that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws of general applicability or interpretations thereof by courts or governmental authorities effective prior to June 1, 1998 (b) changes in generally accepted accounting principles, (c) actions and omissions of Company (or any of its Subsidiaries) taken with the prior informed written Consent of Parent in contemplation of the transactions contemplated hereby, and (d) the Merger on the operating performance of Company, including expenses incurred by Company in consummating the transactions contemplated by this Agreement.

           "Company Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Company designated as follows: the "1996 Stock Option and Restricted Stock Purchase Plan", the "Performance Stock Option and Restricted Stock Purchase Plan" and the "Stock Option and Restricted Stock Purchase Plan".

           "Company Subsidiaries" shall mean the Subsidiaries of Company, which shall include the Company Subsidiaries described in Section 4.4 and any corporation or other organization acquired as a Subsidiary of Company in the future and held as a Subsidiary by Company at the Effective Time.

           "Confidentiality Agreement" shall mean those certain sections of the Letter Agreement, dated April 6, 1998, between Company and Parent.

           "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

           "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

           "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

           "DGCL" shall mean the Delaware General Corporation Law.

           "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

           "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

           "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.


           "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

           "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

           "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, and the rules and regulations promulgated thereunder.

           "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

           "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

           "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the actual knowledge after due inquiry, or such knowledge as should reasonably have been known if due inquiry had been made, of the president, chief financial officer, chief operating officer, general counsel, or any senior or executive vice president of such Person.

           "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

           "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

           "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

           "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

           "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

           "Purchaser Common Stock" shall mean the $0.01 par value common stock of Purchaser.

           "NASD" shall mean the National Association of Securities
Dealers, Inc.


           "Nasdaq National Market" shall mean the National Market System of the National Association of Securities Dealers
Automated Quotations System.

           "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

           "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

           "Parent Entities" shall mean, collectively, Parent and all Parent Subsidiaries.

           "Parent Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of Parent to perform its obligations under this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles, (c) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior informed written Consent of Company in contemplation of the transactions contemplated hereby, and (d) the Merger on the operating performance of Parent, including expenses incurred by Parent in consummating the transactions contemplated by this Agreement.

           "Parent Subsidiaries" shall mean the Subsidiaries of Parent, which shall include any corporation or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

           "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

           "Party" shall mean either Company or Parent, and "Parties" shall mean both Company and Parent.

           "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

           "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

           "Regulatory Authorities" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

           "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

           "SEC" shall mean the United States Securities and Exchange Commission.


           "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

           "Securities Laws" shall mean the 1933 Act, the 1934
Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture
Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

           "Significant Subsidiary" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

           "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

           "Surviving Corporation" shall mean Company as the surviving corporation resulting from the Merger.

           "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

           "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

           "Treasury Regulation" shall mean a regulation in effect from time to time under the Internal Revenue Code and comparable provisions of any prior or later regulations.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Aggregate Appraisal Difference                        Section 2.3(b)
AISIC                                                 Section 8.2(k)
Appointment Date                                      Section 6.1
Appraisal Price(s)                                    Section 2.3(b)
Appraisal Spread(s)                                   Section 2.3(b)
Bank Debt                                             Section 8.1(e)
Certificates                                          Section 3.1
Closing                                               Section 1.4
Closing Date                                          Section 1.4
Company Benefit Plans                                 Section 4.14(a)
Company Contracts                                     Section 4.15
Company ERISA Plan                                    Section 4.14(a)
Company Pension Plan                                  Section 4.14(a)

Company SEC Reports                                   Section 4.5(a)
Contested Set Off Amount                              Section 7.8(i)
Credit Agreement                                      Section 8.1(e)
Debt Payment                                          Section 7.7
Effective Time                                        Section 1.3
Employees                                             Section 8.2(h)
ERISA Affiliate                                       Section 4.14(c)
Exchange Agent                                        Section 3.1
Governmental Entity                                   Section 9.1(b)
Indemnified Party                                     Section 7.10
Merger                                                Section 1.2
Merger Price                                          Section 2.1(b)
Programs                                              Section 4.20
Proxy Statement                                       Section 1.7
Shareholder Litigation                                Section 8.2(g)
Special Meeting                                       Section 1.7
Specified Parent Person                               Section 7.8(i)
Subordinated Debt                                     Section 7.7
Superior Proposal                                     Section 7.6(b)
Term                                                  Section 7.8(b)
Termination Fee                                       Section 10.2
WC Shares                                             Section 7.8(a)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     10.2. EXPENSES.

     (a)   Except as otherwise provided in Section 7.7 and this
Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

     (b)   If (i) Parent terminates this Agreement pursuant to
Section 9.1(d)(iii) hereof, (ii) Company terminates this Agreement pursuant to Section 9.1(c)(ii) hereof, or (iii) either Company or Parent terminates this Agreement pursuant to Section 9.1(b)(i) and prior thereto there shall have been publicly announced another Acquisition Proposal, Company shall pay to Parent, an amount equal to $1,000,000 (the "Termination Fee"), which shall be payable in same day funds.

     (c) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     10.3. ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.4(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     10.4. AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Company Common Stock, there shall be made no amendment that


reduces or modified in any material respect the consideration to be received by holders of Company Common Stock.

     10.5. WAIVERS.

     (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Company, to waive or extend the time for the compliance or fulfillment by Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

     (b) Prior to or at the Effective Time, Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except (i) any condition which, if not satisfied, would result in the violation of any Law or
(ii) any condition which is for the direct benefit of any WCAS Entity. No such waiver shall be effective unless in writing signed by a duly authorized officer of Company.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     10.6. ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     10.7. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

        Company:                     Housecall Medical Resources, Inc.
                                     1000 Abernathy Road, Suite 1825
                                     Atlanta, Georgia  30328
                                     Telecopy Number:  (770) 395-9891
                                     Attention:  Daniel J. Kohl

        Copy to Counsel:             Alston & Bird LLP
                                     1201 West Peachtree Street
                                     Atlanta, Georgia  30309
                                     Telecopy Number:  (404) 881-4777

                                     Attention:  J. Vaughan Curtis

        The Welsh Carson Entities:   Welsh, Carson, Anderson & Stowe
                                     320 Park Avenue, Suite 2500
                                     New York, New York  10022

                                     Attention:  Andrew M. Paul

        Copy to Counsel:             Reboul, MacMurray, Hewitt, Maynard
                                       & Kristol
                                     45 Rockefeller Plaza
                                     New York, New York  10111
                                     Telecopy Number:  (212) 841-5725

                                     Attention:  William J. Hewitt, Esq.

        Parent:                      Adventist Health System
                                     111 North Orlando Avenue
                                     Winter Park, Florida  32789
                                     Telecopy Number:  (407) 975-1414

                                     Attention:  Sandra K. Johnson
                                     Vice President


        Copy to Counsel:             Corporate Legal
                                     Adventist Health System
                                     111 North Orlando Avenue
                                     Winter Park, Florida  32789
                                     Telecopy Number:  (407) 975-1414

                                     Attention:  T.L. Trimble

                                     Gardner, Carton & Douglas
                                     Quaker Tower, Suite 3400
                                     321 North Clark Street
                                     Chicago, Illinois  60610-4795
                                     Telecopy Number:  (312) 644-3381

                                     Attention:  Nancy M. Borders

     10.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     10.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     10.10. CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     10.11. INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.


     10.12. ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.13. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

           [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                              ADVENTIST HEALTH SYSTEM SUNBELT
                              HEALTHCARE CORPORATION


                              By:  /s/ Mardian Blair
                                 ----------------------------------------
                                       President



                              HOMECARE ACQUISITION CORP.


                              By:  /s/ Mardian Blair
                                 ----------------------------------------
                                       President



                              HOUSECALL MEDICAL RESOURCES, INC.


                              By:  /s/ Daniel J. Kohl
                                 ----------------------------------------
                                       President



                              WELSH, CARSON, ANDERSON &
                                   STOWE VI, L.P.


                              By:  /s/ Andrew M. Paul
                                 ----------------------------------------
                                        __________



                              WCAS HEALTHCARE PARTNERS, L.P.


                              By:  /s/ William J. Hewitt
                                 ----------------------------------------
                                   William J. Hewitt, as Attorney-in-Fact



                              WCAS CAPITAL PARTNERS II, L.P.


                              By:  /s/ Andrew M. Paul
                                  ---------------------------------------
                                        ____________

                             FORM OF
           LEGAL OPINION TO BE DELIVERED BY COUNSEL TO
                HOUSECALL MEDICAL RESOURCES, INC.


     The legal opinion of counsel to Housecall Medical Resources, Inc. ("Company") shall be to the effect that:

1. Company and each of its Subsidiaries are corporations validly existing and in good standing under the laws of their respective states of incorporation. Company and each of its Subsidiaries have the corporate power and authority to own or lease all of their respective properties and assets and to carry on their businesses as they are now being conducted. Company and each of its Subsidiaries are duly qualified to do business and are in good standing as a foreign corporation under the laws of the jurisdictions scheduled.


2.   The authorized capital stock of Company consists of
(i) 30,000,000 shares of Company Common Stock, of which ___________ shares are issued and outstanding, (ii) 9,800,000 shares of preferred stock, par value $0.10 per share, none of which are issued and outstanding, and (iii) 200,000 shares of Series A Preferred Stock, par value $1.00 per share, none of which are currently issued and outstanding but 167,960 of which were previously issued and outstanding and subsequently redeemed and permanently retired. Each of the Equity Rights listed in
Section 4.3(b) of the Company Disclosure Schedule (other than Equity Rights held by persons who have consented in writing to have such Equity Right convert into the right to receive the Merger Price upon exercise of the Equity Right) shall, under its terms, automatically convert as a result of the Merger into an Equity Right to receive the Merger Price upon exercise of the Equity Right.

3. Company has the corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors and stockholders of Company. No other corporate proceedings on the part of Company are necessary to approve the Merger Agreement or to consummate the transactions contemplated thereby. The Merger Agreement has been duly and validly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the qualifications that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or in law).

4. The execution and delivery of the Merger Agreement by Company, the consummation by Company of the transactions contemplated thereby, and the compliance by Company with the terms or provisions thereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Company,
(ii) contravene any provision of any Applicable Law, or
(iii) contravene any Applicable Order of any Governmental
Authority against Company.

     Reference to (i) "Applicable Laws" shall mean those laws, rules, and regulations, other than Medicare, Medicaid and other health care regulatory statutes, of the State of Delaware and of the United States of America which, in such counsel's experience, are normally applicable to transactions of the type contemplated by the Merger Agreement; (ii) "Governmental Authorities" shall mean any Delaware or federal executive, legislative, judicial, administrative, or regulatory body; and (iii) "Applicable Orders" shall mean those orders or decrees of Governmental Authorities identified on a schedule attached to such opinion which are the only orders or decrees known to such counsel to be binding on Company.

5. Except for (i) the filing of Articles of Merger with the Delaware Secretary of State pursuant to the DGCL, (ii) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iii) the approval of the Merger Agreement by the requisite vote of the holders of Company Common Stock, which filing, expiration and approval have been made, obtained or occurred, no Consent of any Governmental Authority, is necessary in connection with the execution and delivery by Company of the Merger Agreement and the consummation by Company of the Merger and the other transactions contemplated thereby.

                            APPENDIX B

SALOMON SMITH BARNEY
--------------------

                    A MEMBER OF TRAVELERS GROUP

June 1, 1998

The Board of Directors
Housecall Medical Resources, Inc.
1000 Abernathy Road
Atlanta, Georgia 30328

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Housecall Medical Resources, Inc. ("Housecall"), other than Welsh, Carson, Anderson & Stowe VI, L.P. ("WCAS") and its affiliates, of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 1, 1998 (the "Merger Agreement"), by and among Adventist Health System Sunbelt Healthcare Corporation ("Adventist"), Homecare Acquisition Corp., a wholly owned subsidiary of Adventist ("Sub"), Housecall, WCAS and certain affiliates of WCAS. As more fully described in the Merger Agreement, (i) Sub will be merged with and into Housecall (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of Housecall (the "Housecall Common Stock"), other than shares held by Housecall, Adventist or their respective affiliates, shares held by stockholders who properly perfect dissenters' rights and shares held by WCAS and its affiliates, will be converted into the right to receive a cash payment of $1.50 per share (the "Merger Consideration").

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Housecall concerning the business, operations and prospects of Housecall. We examined certain publicly available business and financial information relating to Housecall as well as certain financial forecasts and other information and data for Housecall which were provided to or otherwise discussed with us by the management of Housecall.
We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Housecall Common Stock; the historical and projected earnings and other operating data of Housecall; and the capitalization and financial condition of Housecall, including the near-term liquidity needs of, and capital resources available to, Housecall. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Housecall. In connection with our engagement, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in a possible acquisition of Housecall. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us.
With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Housecall that such forecasts and other information and data were reasonably prepared reflecting the best currently available estimates and judgments of the management of Housecall as to the future financial performance of Housecall. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities

The Board of Directors
Housecall Medical Resources, Inc.
June 1, 1998
Page 2



(contingent or otherwise) of Housecall nor have we made any physical inspection of the properties or assets of Housecall. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Housecall or the effect of any other transaction in which Housecall might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney Inc. and Salomon Brothers Inc (collectively doing business as Salomon Smith Barney) have acted as financial advisors to Housecall in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Housecall for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to certain affiliates of Housecall, including WCAS, unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Housecall, Adventist and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Housecall in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received in the Merger by holders of Housecall Common Stock (other than WCAS and its affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,



SALOMON SMITH BARNEY

                            APPENDIX C

       DELAWARE STATUTORY LAW RELATING TO APPRAISAL RIGHTS

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this chapter:


          (1) Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (b) shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under
     Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections
     (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary and assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections
(a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within
120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
(a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publications shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any


stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                           APPENDIX D





                    FORM 10-K FOR THE YEAR ENDED
                            JUNE 30, 1997

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                FORM 10-K

         [X]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                   THE SECURITIES EXCHANGE ACT OF 1934

                    FOR THE FISCAL YEAR ENDED JUNE 30, 1997

                       COMMISSION FILE NUMBER 0-28134

       [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                   THE SECURITIES EXCHANGE ACT OF 1934

                    HOUSECALL MEDICAL RESOURCES, INC.
          -------------------------------------------------------
          (Exact name of registrant as specified in its charter)

                  DELAWARE                             58-2114917
  -------------------------------                 ------------------
  (State or other jurisdiction of                   I.R.S. Employer
   incorporation or organization)                 Identification No.

  1000 ABERNATHY ROAD, BUILDING 400, SUITE 1825, ATLANTA, GEORGIA     30328
  ----------------------------------------------------------------------------
  (Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code: (770) 379-9000

Name of exchange on which registered: None

Securities pursuant to Section 12(g) of the Act: Common Stock, $0.01 par value

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements
for the past 90 days. Yes   /x/  No  / /.

     Indicate by check mark if disclosure of delinquent filers
pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference
in Part III of this Form 10-K or any amendment to this Form 10-K   /x/.

     Aggregate market value of the voting stock held by non-affiliates (which for purposes hereof are all holders other than executive officers and directors) of the registrant as of September 9, 1997: $21,525,066.75 based on 10,399,934 shares outstanding at $4
1/8 per share, the last sale price on The Nasdaq Stock Market on September 9, 1997.)

     At September 9, 1997, there were issued and outstanding
10,399,934 shares of Common Stock, par value $.01 per share.

                DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Registrant's definitive Proxy Statement for the 1997 Annual Meeting of Shareholders, to be filed with the Commission, are incorporated into Part III.
                             PART I

ITEM 1.  BUSINESS

     Housecall Medical Resources, Inc. (the "Company" or "Housecall") is a Delaware corporation formed on June 6, 1994 to acquire Housecall, Inc. (referred to herein as the "predecessor" of the Company) and to develop a home health care services company that provides a comprehensive range of quality, cost-effective services and products with a substantial market share in the Southeastern United States and select other geographic regions. As of September 1, 1997, the Company had 110 owned and 85 managed branch offices in 20 states. Housecall provides a comprehensive range of home health care services, including nursing and related care, infusion therapy, hospice care, respiratory therapy, and home medical equipment. The Company also provides management services -- consisting of clinical and marketing support, computerized billing and records retention services, staffing, and other general administrative support -- to 64 clients who own home health agencies.

     By offering a comprehensive range of quality, cost-effective services and products, the Company seeks to provide an efficient and convenient "one-stop-shop" for patients, their physicians, managed care organizations, and other third party payors to efficiently source their home health care service requirements from a single provider. Housecall's approach to "one-stop-shop" home health care services includes the capacity to provide care in residential environments other than patients' homes, such as nursing homes and retirement communities, and includes hospice care services as well. Through strategic acquisitions and alliances and by internal expansion, Housecall is seeking to develop a substantial market presence as the leading provider of comprehensive home health care services in the Southeast.

SIGNIFICANT ACQUISITIONS

     The Company acquired its predecessor (Housecall, Inc.) on July 1, 1994. Since the acquisition of its predecessor, the Company has completed five significant acquisitions: the purchase of all the stock of (i) Medical Support Services, Inc.
("MSS") on February 3, 1995; (ii) Home Care Affiliates, Inc. ("Home Care") on May 31, 1995; (iii) Biomedical Home Care, Inc. ("Biomedical") on July 10, 1995; (iv) Messick Home Care, Inc. ("Messick") on October 31, 1996; and the purchase of stock and certain assets to acquire (v) the Healthfirst entities (a group of home health management companies under common management and control hereafter referred to as "Healthfirst") on May 13, 1997. The latter acquisition included the following affiliates of Healthfirst: HFI Management, Inc., HFI Home Care Management,
L.P.,  Computer Masters of Kentucky, Inc. and Health Care
Resources, Inc.

     MSS, based in Centreville, Alabama, had been engaged for four years exclusively in providing management and administrative services to home care agencies. Home Care, based in Louisville, Kentucky, commenced operations in 1986, and provided substantially the same range of services and products as the Company's predecessor. Home Care had operations in Florida, Indiana, and Kentucky, in addition to Tennessee. Biomedical, based in Raleigh, North Carolina, was formed in 1983 and was engaged primarily in the provision of infusion therapy services in markets across the United States. The Biomedical acquisition

added substantially to the Company's infusion therapy services business and contributed a large professional staff of infusion therapists and pharmacists. Messick, based in Murfreesboro, Tennessee, has been engaged in the home medical equipment business for over 13 years. Healthfirst, based in Knoxville, Tennessee, has been in operations since 1992, providing home care management and consulting services in markets across the United States.

     Unless otherwise indicated, references herein to "the
Company" or "Housecall" with respect to the nature or source of operations (or to the length of time operations have been conducted) include the historical operations of MSS, Home Care, Biomedical, Messick, and Healthfirst but such references with respect to historical financial data do not include the historical financial data of any such entity prior to the time of its acquisition by the Company.

CERTAIN FACTORS AFFECTING FORWARD LOOKING STATEMENTS

     Many of the matters discussed in this Annual Report on Form 10-K are forward looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Any forward looking statements included herein have been included based upon facts available to management as of the date of the statement. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. The following is a nonexclusive list of factors that could cause results to differ materially:

     HEALTH CARE REFORM. The health care industry has experienced extensive and dynamic change. In addition to economic forces and regulatory influences, continuing political debate is subjecting the health care industry to significant reform. Health care reform proposals have been formulated by the current administration, members of Congress, and, periodically, state legislators. Government officials can be expected to continue to review and assess alternative health care delivery systems and payment methodologies. Changes in the law or new interpretations of existing laws may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs of doing business, and the methods and amounts of payment for medical care by both governmental and other payors. Such reforms could have a material adverse effect on the Company's business, results of operations, and financial condition.

     UNPREDICTABILITY OF CHANGES IN GOVERNMENT REIMBURSEMENT PROGRAMS. In fiscal 1997 approximately 61% of the Company's net revenues was derived from Medicare cost-based reimbursement; approximately 8% was derived from Medicare charge-based reimbursement; and approximately 2% was derived from Medicaid. Currently, Medicare (cost-based) reimburses the Company for covered home health care services at the lowest of the Company's reimbursable costs (based on Medicare regulations), cost limits established by the Health Care Financing Administration ("HCFA"), or the Company's charges. Medicare (charge-based) reimburses the Company on a "prospective payment" system. The level of net revenues and profitability of the Company, like those of other home health care companies, will be subject to the effect of possible reductions in coverage or payment rates by such payors or the application by payors of existing regulations in a manner designed to maximize cost savings. Such changes could have a

material adverse effect on the Company's business, results of operations, or financial condition. The passage of the 1997 tax bill could have a material effect on reimbursement in the home healthcare industry by significantly altering the home health reimbursement system. Beginning with services furnished on or after January 1, 1998, coverage of home health services under Medicare Part A will be reduced to a maximum of 100 visits during a spell of illness after a three-day hospitalization or after receiving any covered services in a skilled nursing facility. Coverage for all other services will be provided under Part B. Funding responsibility will be gradually shifted from Part A to Part B over a period of
seven years.   As a result of these changes, the patient will be
required to pay some of the cost of home care.  Previously,
all home health  benefits fell under Part A and the number of
visits was unlimited.   Part B requires an annual deductible and
copayments. Periodic Interim Payments ("PIP") will be eliminated for cost reporting periods on or after October 1, 1999. This tax law will also require all home healthcare companies to post a bond in the amount of $50,000 in a form to be specified. At this point, is it unclear whether this new requirement will be applied on a per agency provider number, per organization, or per division basis, or whether some other application criterion will be used. Reductions will be made for oxygen and oxygen equipment. Updates to the durable medical equipment ("DME") fee schedule will be eliminated for the years 1998 through 2002. HCFA must also propose a plan for the prospective payment system for cost reporting periods beginning on or after October 1, 1999. The ultimate timing or effect of legislative efforts and market-driven reforms with respect to Medicare, Medicaid, and other government reimbursement programs cannot be predicted.

     INCREASED PRICING PRESSURE. The health care industry is currently experiencing market-driven reforms from forces within the industry that are exerting pressure on health care companies to reduce health care costs. Specifically, Medicare, Medicaid, and other payors such as health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), traditional indemnity insurers, and third party administrators ("TPAs") are increasing pressure on health care providers to control health care costs and are limiting increases in, and in some cases decreasing, reimbursement rates for medical services. In addition, such payors are carefully examining each reimbursement claim to find ways to maximize cost savings, thereby reducing the payor's costs. Such pricing pressures and practices could have a material adverse effect on the Company's business, results of operations, and financial condition.

     An industry study has found Tennessee to have some of the highest Medicare home health care costs in the nation, primarily due to a higher than average number of visits per patient. As a result of the study's findings and the related publicity, the Company expects continuing increased scrutiny by both governmental and private third party payors of reimbursement claims for services provided in the State of Tennessee, and in other parts of the southeastern United States, where the study also found home health care costs to be higher than the U.S. average. A heightened level of examination of costs associated with the provision of home health care services in Tennessee may result in more audits of the Company's revenues and expenses, different interpretations of existing laws and regulations, or new laws and regulations, which could cause reimbursement delays,

adjustments in the Company's claims for reimbursement, or the disallowance of certain claims. Any such developments could have a material adverse effect on the Company's business, results of operations, or financial condition.

     RISKS ASSOCIATED WITH ACQUISITIONS AND GEOGRAPHIC
EXPANSIONS. An important element of the Company's growth strategy has been the acquisition of other home health care companies.
The Company has acquired five such companies since July 1, 1994, and may pursue additional acquisitions in the future. The Company has slowed its acquisitions activities. When and if the Company resumes an emphasis on acquisitions, the Company will face significant competition from other companies. There can be no assurance that the Company will be able to realize expected operating and economic efficiencies from the prior acquisitions or from any future acquisitions. To do so, the operations, personnel, and management information systems of acquired businesses must be successfully integrated into the Company without material disruptions or unexpected expenses. The failure to effectively integrate acquisitions can adversely impact operations or profitability.

     EFFECT OF ACQUISITIONS ON QUALIFICATION FOR NASDAQ NATIONAL MARKET LISTING. The Company has been notified that the administrative staff of The Nasdaq Stock Market, Inc. has recommended that the Company's common stock be disqualified for continued listing on the Nasdaq National Market because the Company no longer satisfies the net tangible assets criterion of Nasdaq's Marketplace Rule 4450(a)(3). Marketplace Rule 4450(a)(3) requires the Company to have at least $1,000,000 of net tangible assets, calculated by deducting all goodwill as well as liabilities from the Company's total assets. Under that special calculation, the Company, which has total assets as of June 30, 1997 of $130,766,000 and liabilities of only $68,919,000, has negative net tangible assets of $(18,345,000) because it has $80,192,000 of goodwill as a result of the required financial accounting for several prior acquisitions by the Company.

     The Company otherwise satisfies all of the several criteria of Marketplace Rule 4450, and has requested a review of the administrative staff's determination by a committee of the NASD's Board of Governors. A hearing before the review committee has been set for November 13, 1997, and no action can be taken to de-list the Common Stock pending the conclusion of that hearing. Management believes that it should be able to establish (during the review of the administrative staff's determination) that Housecall is a substantial business enterprise that "substantially meets" the Marketplace Rule's criteria -- which is the standard expressed in that rule -- and warrants continued listing on the Nasdaq National Market. The Company believes that its acquisitions have provided substantial value to its operations and business enterprise, which should be considered favorably for listing purposes. There is no assurance, however, that the Company will be successful, and the Common Stock might be de-listed from the Nasdaq National Market if the review committee accepts the administrative staff's determination. In such event, the Company would apply to list the Common Stock on the Nasdaq SmallCap Market or a stock exchange (for which it should qualify) in order to ensure the existence of a public trading market for the Common Stock, until such time that the Company is able to increase its net tangible assets and again qualify for listing on the Nasdaq National Market. It is possible, however, that investors might react negatively to such a development, which could adversely affect trading in the Common Stock.

     HIGH LEVEL OF CURRENT GEOGRAPHIC CONCENTRATION. Approximately 82% of the Company's net revenues in fiscal year 1997 were derived from its operations in Tennessee and Florida. Unless and until the Company's operations become more diversified geographically (as a result of acquisitions or internal expansion), adverse economic, regulatory, or other developments in Tennessee or Florida could have an adverse effect on the Company.

     DEPENDENCE ON REFERRAL SOURCES. The growth and profitability of the Company depend on its ability to establish and maintain close working relationships with referral sources, including payors, hospitals, physicians, and other health care professionals. Managed care organizations, which are exerting an increasing amount of influence over the health care industry, have become, and will continue to be, increasingly important to the Company as referral sources. There can be no assurance that the Company will be able to successfully maintain existing referral sources and cultivate new referral sources, or that certain of its referral sources, particularly managed care organizations and hospitals, will not become providers of home health services. The loss of any significant existing referral sources or the failure to cultivate important new referral sources (such as managed care organizations) could have a material adverse effect on the Company's business, results of operations, or financial condition.

     OTHER GOVERNMENTAL REGULATIONS. The Company is subject to extensive federal, state, and local regulation, in addition to the reimbursement programs discussed above. New laws and regulations are adopted periodically to regulate new and existing products and services in the health care industry. Changes in laws or regulations or new interpretations or applications of existing laws or regulations can have a dramatic effect on operating methods, costs, and reimbursement amounts provided by government and other third-party payors. For instance, the Government has increased scrutiny of the home health care industry by expanding Operation Restore Trust ("ORT") to twelve states, as well as implementing "Wedge" audits. Any adverse findings under these types of audits can result in adjustments in future payments. See Regulation -- Fraud and Abuse Laws."

     In addition to Medicare reimbursement, federal laws governing the Company's activities include regulations covering the repackaging and dispensing of drugs, payment of remuneration in exchange for patient referrals, and the provision of certain services where a financial relationship exists between the physician and the person providing the service. The Company is subject to state laws governing Medicaid, professional training, certificates of need, licensure, the dispensing and storage of pharmaceuticals, payment of remuneration in exchange for patient referrals, and the provision of certain services where a financial relationship exists between the physician and the person providing the service. The branch offices operated by the Company must comply with all applicable laws, regulations, and licensing standards. In addition, many of the Company's employees must maintain certain licenses in order to provide some of the services offered by the Company. There can be no assurance that federal, state, or local governments will not change existing standards, or impose additional standards, or that the Company

will meet, or continue to meet, existing or future standards relating to some aspect of the Company's operations. Any such development might adversely affect the Company's business.

     The Company is subject to federal and state laws prohibiting direct or indirect payments for patient referrals and regulating reimbursement procedures and practices under Medicare, Medicaid and state programs, as well as in relation to private payors, which prohibit referrals to an entity in which the referring provider has a financial interest. The anti-kickback provisions of the federal Medicare and Medicaid Patient and Program Protection Act of 1987 (the "Anti-Kickback Statute") prohibit the offer, payment, solicitation, or receipt of any remuneration in return for the referral of items or services paid for in whole or in part under the Medicare or Medicaid programs (or certain other state health care programs). To date, courts and government agencies have interpreted the Anti-Kickback Statute to apply to a broad range of financial relationships between providers and referral sources, such as physicians and other practitioners.
The criminal penalty for conviction under the Anti-Kickback Statute is a fine of up to $25,000 and up to five years of imprisonment. In addition, conviction mandates exclusion from participation in the Medicare and Medicaid programs.

     The federal government has also enacted legislation (commonly known as "Stark II"), which prohibits physicians from making referrals to entities in which they (or immediate family members) have an investment interest or other compensation arrangement where such referral is for the provision of specific "designated health services" covered by Medicare or Medicaid.
The current listing of "designated health services" includes home health services, equipment and supplies, parenteral and enteral nutrients, ultrasound services, and home medical equipment, all of which are provided by the Company. If such a financial relationship exists and referrals are made for the provision of such designated health services, the physician will be prohibited from making a referral to the health care provider, and the provider will be prohibited from billing for the designated health service for which a Medicare or Medicaid payment would otherwise be made with some exceptions. It is the Company's policy to monitor closely its compliance with Stark II and to take appropriate actions to ensure such compliance, but there can be no assurance that all relationships between the Company and physicians will be found to be in compliance with Stark II. A violation of Stark II could result in civil penalties and exclusion from participation in Medicare and Medicaid programs.

     Many states have also adopted statutes and regulations that vary from state to state prohibiting provider referrals to an entity in which the provider has a financial interest (direct or indirect), remuneration or fee-splitting arrangements between health care providers for patient referrals, and other types of financial arrangements with health care providers. Sanctions for violation of these state restrictions may include loss of licensure and civil and criminal penalties. Certain states also require health care practitioners to disclose to patients any financial relationship with a provider and to advise patients of the availability of alternative providers.

     REIMBURSEMENT PAYMENT DELAYS. The Company generally is paid for its services by government health administration authorities, insurance companies, or other third party payors, not by the patients themselves. The home health care industry is generally characterized by long collection cycles for accounts receivable due to the complex and time consuming requirements for obtaining reimbursement from private and governmental third party payors. In addition, reimbursement from government payors is subject to examination and retroactive adjustment. Such delays or retroactive adjustments can lead to cash shortages, which may require the Company to borrow funds to meet its ongoing obligations. The Company would be adversely affected if it were to experience such difficulties and were unable either to borrow funds or to borrow funds on acceptable terms to meet possible cash shortages.

     The Company's average collection cycle is currently 30 days for governmental third party payors and 114 days for private third party payors, both of which the Company believes are consistent with or below the averages in the industry.

     DEPENDENCE ON KEY PERSONNEL. The Company's growth and success are highly dependent on the skills and efforts of its Chief Executive Officer, Daniel J. Kohl; its Chief Financial Officer, Fred C. Follmer; and a number of its other key management and professional personnel. Although the Company has been successful in hiring qualified and experienced personnel, the loss of services of any of the above executive officers or other key personnel could have a material adverse effect on the Company. In addition, the Company's future growth and development will require it to continue to recruit and retain additional qualified personnel. Competition for qualified management personnel and health care professionals is strong. There can be no assurance that the Company will be able to recruit and retain personnel with the skills and experience needed to successfully manage the Company's business and operations.

     COMPETITION. Although the home health care market currently remains highly fragmented, there are increasing pressures toward market consolidation. The increasing role of third party payors in directing patients to specific companies and the economies of scale associated with larger operations are expected to result in further market consolidation. While the Company's objective is to save costs and enhance the one-stop-shop services provided in each of its geographical regions, the Company will face significant competition from other companies. The Company has slowed its acquisitions activities. When and if the Company resumes an emphasis on acquisitions, the Company will face significant competition from other companies. The Company will also face competition for patient referrals and important personnel in many (if not most) of its markets regardless of the market share and presence it is able to establish. In addition, relatively few barriers to entry exist in the home health care industry in states that do not impose a certificate of need ("CON") requirement, and so new companies (perhaps including managed care organizations and major health care providers not currently serving the home health care market) may become competitors. Some of the Company's present or potential competitors have or may obtain greater financial or other


important resources than the Company, which could have a material adverse effect on the Company's ability to achieve its objectives.

     LIABILITY AND ADEQUACY OF INSURANCE. Providing health care services entails an inherent risk of liability. In recent years, participants in the home health care industry have become subject to an increasing number of lawsuits alleging malpractice, product liability, or negligence, many of which involve large claims and significant defense costs. It is expected that the Company periodically will be subject to such suits as a result of the nature of its business. The Company currently maintains liability insurance intended to cover such claims. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company and its financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract patients or to expand its business. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future on acceptable terms, if at all.

INDUSTRY OVERVIEW

     Home health care is among the fastest growing segments of the health care industry, with total expenditures in 1995 of approximately $36.1 billion, up from approximately $30.3 billion in 1994, and estimated expenditures in 1996 of approximately
$42.5 billion and in 1997 of $48.9 billion. With total health care expenditures increasing at twice the rate of inflation in recent years to approximately $1.1 trillion in 1995, the pressure to contain health care costs, while maintaining quality care, has intensified. As a result, the growth of less expensive alternate site care that reduces hospital admissions and lengths\ of stays, such as home health care (which in 1996 is estimated to have accounted for only 3.7% of total health care expenditures), has accelerated. The Company believes that such growth in home health care is influenced by the following industry and demographic factors and trends:

     COST-EFFECTIVE ALTERNATIVE. Medicare's diagnostic related group ("DRG") reimbursement system makes it more cost-effective for hospitals to discharge Medicare patients earlier, requiring follow-up professional care for many patients in their homes or other residential environments. In addition, managed care organizations, which have become increasingly important in recent years, have recognized that home health care offers a less costly alternative to in-patient hospital care.

     TECHNOLOGICAL ADVANCES. Advances in medical technology have made it possible to deliver an increasing amount of quality professional health care in the home and other residential environments. In the last 15 years, the number of medical conditions treated in the home increased from approximately 30 to over 1,200. Not only are there more types of medical services that can be

     safely and effectively performed at home, but such services can also be administered to higher acuity patients.

     DEMOGRAPHIC TRENDS. As the U.S. population ages, the number of patients with chronic conditions requiring professional home care services is increasing. The U.S. Bureau of the Census has estimated that in 2000 12.8% of the U.S. population would be 65 or more years of age, with the population of persons over 85 years of age growing at an annual rate of 4.0%. The 85 and older population is expected to be growing at a rate of 20.4% by the year 2000.

     PATIENT PREFERENCE FOR HOME CARE. In general, patients prefer to recuperate in their homes, where they are more comfortable than in a hospital or other institutional environment and can enjoy the close support of family and friends. Moreover, it is generally believed that patients recover more quickly in such home environments.

     Historically, the home health care industry has been highly fragmented, with a large number of small local providers serving in discrete geographic areas and typically offering a single service or perhaps offering a range of services on terms that are not cost-effective. However, as managed care has become more prevalent, payors for home health care are increasingly seeking single providers that can deliver or coordinate the delivery of a cost-effective, comprehensive range of services in broad geographic markets. Small local providers often do not have the capital necessary to expand the geographic scope of their operations or to offer a comprehensive range of services, which limits their ability both to compete for such managed care business and to realize efficiencies in their operations. These factors are driving rapid consolidation in the home health care industry.
Because of the extent of the historical fragmentation, however, consolidation opportunities remain for several existing companies and well-capitalized new companies.

STRATEGY AND PRINCIPAL INITIATIVES

     The Company has based its strategy and growth objectives on the above industry trends. Housecall's mission is to restore the Company to profitability and then become the leading provider and manager of home health care services in the Southeast. The Company's principal strategic initiatives include:

     ORGANIZATIONAL RESTRUCTURING. The Company has recently undergone a restructuring to move its business from a product line to a regional general management structure. The Company believes that in order to succeed with the one-stop-shop strategy, the organization must be structured to support it. The Company believes an individual with general management responsibility for all product lines will be inclined to cross sell and service its whole array of products and services. In addition, the Company recently launched a project to create a shared support organization for its field operations. The Company will review and consolidate its various administrative support departments into one shared support organization.

     LEVERAGING NURSING SERVICES INTO ADDITIONAL SERVICES. The largest sector of the home health care industry is the provision of nursing and related care, which in 1994 represented approximately 64% of the $30.3 billion home health care market in the United States, with a $30.1 billion market estimated in 1997 a $37.9 billion market estimated in 1999. Home nursing and related care represents the core of the Company's business. The relationship of the home nurse to patients and referral sources provides an opportunity to identify other service requirements, such as hospice care, infusion therapy, and respiratory therapy, and to influence referral decisions to a specific home health care provider. The Company's principal strategy is to leverage its substantial expertise and capacity in home nursing services to create opportunities to provide additional types of home health care services. Such other services have traditionally yielded higher operating margins for the Company than basic nursing services. To drive its growth of non-Medicare reimbursed products and services, the Company expects to more than double its sales force over the next several months from 6 to 14 for its owned agencies.

     EXPANDING ITS MANAGEMENT SERVICES BUSINESS. The Company seeks in its markets to develop relationships with leading institutional health care providers, primarily hospitals, by providing management services for their home health care operations. With the acquisition of HealthFirst, the Company has significantly increased the size of its management services business. This business has historically had higher margins than the owned agencies and is less capital intensive. The Company will aggressively market these services in an effort to both capture the higher margin business and further expand its network of providers. Where possible, the Company will structure joint ventures or alliances with its managed clients to enhance its network capabilities and coverage.

     CULTIVATING MANAGED CARE REFERRAL SOURCES. The Company has focused a major part of its development and marketing efforts on managed care organizations, as these organizations are increasingly influencing the decision of which home health provider a patient will use. After assuring quality of care, managed care organizations are primarily concerned with cost-effectiveness and the convenience of accessing a comprehensive range of patient services through a limited number of home health care providers. Housecall intends to meet these needs by offering its comprehensive one-stop-shop services and by developing specialty programs that address specific needs of population groups that are particularly important to these organizations. The Company is also developing the necessary infrastructure to offer capitated arrangements where required by such organizations.

     DEVELOPING STRATEGIC ALLIANCES. The Company seeks alliances that either result in direct sales of its products and services or that increase the breadth of its disease management programs. The scope of alliances may begin with providing management or consulting services to Medicare certified home health agencies and expand into joint ventures in infusion therapy, private nursing, or hospice programs. Such management relationships typically increase the Company's presence as a home health care provider because Housecall and its personnel are often directly involved (on behalf of the managed provider agency) with the referral and payor sources doing business with the agency.

     BUILDING CRITICAL MASS AND MARKET PRESENCE. The Company believes that a critical mass of operations within selected markets is important to its customers and promotes internal operating efficiencies. These efficiencies, in turn, are essential to Housecall's ability to offer a comprehensive range of quality, cost-effective home health care services that will attract significant referrals from cost-conscious managed care organizations. The Company also believes that its presence as a leading provider in its markets will facilitate such referrals. The Company will continue to build critical mass and market presence in the Southeast through internal expansion and strategic alliances.

SERVICES AND PRODUCTS

     The Company derives substantially all of its net revenues from the provision of nursing and related care services, infusion therapy, hospice care, respiratory therapy, home medical equipment, and other specialty services and programs for patients in the home and other residential environments. The Company also provides various management services for home health agencies owned by other providers. The following table sets forth the percentage of net revenues from the above lines of business for the periods presented:

                           COMBINED <F1> YEAR ENDED JUNE 30,

                                              PRO FORMA
                                                 1995          1996           1997
                                                 ----          ----           ----
Nursing and related care                        76.8 %         78.5%          77.6%
Infusion therapy                                12.0            9.7            8.4
Hospice care                                     3.8            5.0            4.6
Respiratory therapy                              1.4            0.9            2.7
Management services                              3.9            4.0            5.3 <F2>
Home medical equipment                           2.1            1.9            1.4
                                               -----          -----          -----
Total                                          100.0%         100.0%         100.0%
                                               =====          =====          =====

<F1> The above amounts for the twelve-month period of 1995 are presented on a pro forma combined basis to reflect the results achieved by the companies acquired by Housecall during 1995. See -- "Significant Acquisitions", above.
<F2> Reflects approximately six weeks' revenues from Healthfirst following its acquisition on May 13, 1997.

     Quality, professionally supervised care for all patients is the Company's paramount objective. In order to assure that patients are receiving an appropriate level of care in a cost-effective manner, each patient is assigned to a Care Management Team of the Company's professional employees. Under the direction of a Case Manager, typically a registered nurse, team members work together with the patient's physicians and payors to implement a cost-effective plan of treatment tailored to the patient's individual needs and goals. The Case Manager closely monitors the patient's care plan and maintains ongoing contact

with his or her physicians to report any changes in the patient's condition. The Case Manager also communicates with the payor's case managers at agreed-upon intervals to keep the payor apprised of the patient's progress.

NURSING AND RELATED CARE

     It is estimated that approximately $ 30.1 billion will be expended in the United States in 1997 for nursing and related care services (or "nursing services") provided in the home, and that expenditures for these services have grown at a compound annual rate of approximately 26% from 1989 to 1994, and are projected to grow approximately 14% from 1994 to 1999. For 1997, it is estimated that 62% of all home health care expenditures in the United States will be for nursing services.

     Nursing services represent the core of the Company's business. Management expects such services to continue to account for the largest proportion of the Company's revenues. Housecall intends to use its expertise and market coverage in providing nursing services to increase its volume of other health care services, such as hospice care, infusion therapy, and respiratory therapy, which are reimbursed by all payors on a charge-based system.

     Housecall offers a broad range of nursing services through its team of Company-employed nursing professionals, specialty therapists, and home health aides. The Company's nursing professionals fall into the following categories:

     NURSING PROFESSIONALS

  - Registered Nurses to provide a broad range of nursing care services, including pain management, infusion therapy, skilled observation and assessment, communication with the attending physician, and patient instruction regarding medical and technical procedures.

  - Licensed Practical Nurses to perform a variety of technical nursing procedures, including injections and dressing changes.

     SPECIALTY THERAPISTS

  - Physical Therapists to provide services related to the reduction of pain and improved rehabilitation of joints and muscles, including strength and range-of-motion exercise and massage.

  - Occupational Therapists to assist patients in restoring their ability to perform routine activities of daily life.

  - Speech Therapists to retrain patients who have swallowing difficulties or speech, language, or hearing problems.

  - Social Workers to help patients and their families deal with the emotional, financial, and personal problems that may occur as a result of illness or disability.

    HOME HEALTH AIDES

  - Home Health Aides, operating under the supervision of a nurse, to provide a variety of personal care services, such as bathing and assistance with walking.

  - Homemakers/Companions to assist with meal preparation and housekeeping.

INFUSION THERAPY

     It is estimated that approximately $6.2 billion was expended in 1995 and $7.4 billion expended in 1996 and $8.9 billion will be expended in 1997 for home infusion therapy in the United States. Expenditures for such services have grown at a compound annual rate of approximately 24% from 1989 to 1994 and are estimated to increase approximately 19% from 1994 to 1999. Infusion is the second largest segment in home care with approximately 18% of the market for 1997, and revenue is expected to grow to $12.4 billion by 1999 and represent approximately 19% of the home care market.

     Housecall provides infusion therapy services from four (4) Company-owned pharmacies in North Carolina, Tennessee and Florida. For service areas where the Company does not have a branch office, the Company contracts with other pharmacies through its networks to provide coverage in those areas. The Company is seeking to increase its volume of infusion therapy business.

     Infusion therapy involves the administration of antibiotics, nutrients, or other medications intravenously, intramuscularly, subcutaneously, or through a feeding tube. All pharmacy services necessary to support infusion therapy treatments provided by the Company are directed by a licensed pharmacist and coordinated by a group of specially trained registered nurses who use advanced medical equipment and supplies to carry out the prescribed treatment plan. Infusion therapy nurses also assist with the ongoing monitoring of the patient's treatment plan as part of the Company's Care Management Team. Patient progress and performance are reported on a regular basis to the attending physician and the payor case manager, and adjustments are made to the treatment plan when and as ordered by the physician. The Company's pharmacists are accessible to the patient, nurse, payor case manager, and physician for consultation.

     The Company provides a comprehensive range of home infusion therapy services, including the following:

 - Antibiotic Therapy -- the infusion of antibiotic agents directly into the patients' blood stream to treat a variety of serious infections, such as osteomyelitis (bone infections), bacterial endocarditis (infection of the heart), cellulitis, septic arthritis/bursitis, wound infections, and the recurrent infections associated with the kidney and urinary tract and AIDS.

  - Enteral Nutrition Therapy -- the administration of nutrients to patients who cannot eat as a result of an obstruction of the digestive tract or because they are unable to swallow due to a neurological or mechanical problem.

 - Pain Management Therapy -- the administration of analgesic medications to terminally or chronically ill patients suffering from acute or chronic pain.

 - Total Parenteral Nutrition -- the intravenous administration of life sustaining nutrients to patients with impaired or altered digestive tracts due to a gastrointestinal illness.

 - Chemotherapy -- the intravenous administration of medications to patients with various types of cancer.

 - Congestive Heart Failure Therapy -- the administration of drugs such as dobutamine to help strengthen cardiac functions.

 - Hemophilia Therapy -- the administration of agents that promote blood clotting (such as Factor VIII, Anti-inhibitor Coagulant, and Factor IX complex).

 - Immunomodular Therapy -- the administration of a number of endogenous human proteins, as well as synthetic glycoproteins, which are used to augment or stimulate the immune system. These therapies are usually administered subcutaneously or intravenously on a daily or intermittent basis.

HOSPICE CARE

     It is estimated that approximately $1.8 billion was expended on Medicare-certified hospice care services in the United States in 1995 and $2 billion in 1996. It is estimated that $2.1 billion will be spent in 1997. Medicare initiated reimbursement for hospice benefits in 1982, eight years after hospice programs were first offered in the United States. Medicare's charge-based reimbursement for hospice programs is at a regionally adjusted daily rate, with the hospice being responsible for most health care costs required to care for the patient. Medicare hospice benefits are available to Medicare beneficiaries with an estimated life expectancy of less than six months. The number of Medicare-certified hospices has grown from 31 in January 1984, to 1604 in 1994, 1857 in 1995, and 2154 in 1996, though only 9.8% of home health agencies in the United States offered hospice care services in 1995. Hospice care has traditionally been offered primarily by non-profit and charitable organizations, but has recently become more attractive to for-profit providers.

     The Company offers a Medicare-certified hospice program throughout Tennessee and in portions of Virginia. Hospice care is a coordinated program of palliative and supportive services provided in both the home and in-patient settings that provides for physical, psychological, social, and spiritual care for terminally ill persons and their families. Hospice care services include nursing and personal care, counseling, and specialized therapy services, and the provision of equipment, supplies, and medications. Hospice care services are provided by an interdisciplinary team of professionals and volunteers, under the direction of a medical professional. Bereavement care is also available to the family following the death of the patient.

     Very few of the Company's home health care services competitors provide hospice care, and management believes the Company may be able to further distinguish itself from its competitors by including hospice care as part of its more comprehensive one-stop-shop home health services approach.

RESPIRATORY THERAPY

     It is estimated that approximately $4.8 billion was expended in the United States in 1995, $5.8 billion in 1996, and $6.8 billion will be expended in 1997 for respiratory therapy services provided in the home, and that such services have grown at a compound annual rate of approximately 25% from 1989 to 1994, and will grow approximately 17% from 1994 to 1999.

     The Company provides home respiratory therapy services to patients who suffer from a variety of conditions, including asthma, chronic obstructive pulmonary diseases (for example, emphysema and bronchitis), cystic fibrosis, and neurologically-related respiratory conditions. The Company owns and operates respiratory therapy branch offices in Florida, Tennessee, and North Carolina. The Company presently offers the following respiratory therapy services:

 - Oxygen systems, of which there are three types: (i) Oxygen concentrators, which are stationary units that extract oxygen from ordinary air to provide a continuous flow of oxygen, (ii) liquid oxygen systems, which are portable, thermally-insulated containers of liquid oxygen, and
    (iii) high pressure oxygen cylinders, which are used for portability with oxygen concentrators.

 - Nebulizers, which deliver aerosol medication to patients to treat asthma, chronic obstructive pulmonary diseases, cystic fibrosis and neurologically-related respiratory problems.

 - Home ventilators, which sustain a patient's respiratory function mechanically when a patient can no longer breathe normally.

 - Continuous positive airway pressure therapy, which forces air through respiratory passage-ways during sleep for patients suffering from sleep apnea.

 - Apnea monitors, which monitor and warn parents of apnea episodes in newborn infants as a preventive measure against sudden infant death syndrome (SIDS).

HOME MEDICAL EQUIPMENT

     The Company provides home medical equipment, including hospital beds, wheelchairs, ambulatory aids, bathroom aids, and patient lifts, to its patients from the same branch offices as its Florida, Tennessee, and North Carolina respiratory therapy branches. Though home medical equipment does not represent a substantial part of the Company's operations, the Company views it as an important component to the Company's ability to provide one-stop-shop home care services.

MANAGEMENT SERVICES

     The Company provides management services to client-owned home health agencies which are either free-standing or provider-based. The Company has clients in over twenty states and plans to continue to expand client relationship nationwide.

     Housecall's management agreement provides business, clinical, operations, financial, and Medicare-allowable marketing support. The client's agency pays the Company a prescribed amount for services rendered. The Company's management agreements typically provide for a term of several years and are subject to renegotiation in the event of certain changes in the current reimbursement system.

     The Company believes that its management services enhance the Company's overall presence as a home health care provider. This enhanced presence increases the likelihood of referrals to the Company to provide home health services in markets where Housecall operates its own agencies. Providing management services to another provider's agency may also give the Company an advantage over competitors in seeking to acquire the home health agency if the owner subsequently decides to sell the business. The provision of management services permits (1) the labor and systems expenses associated with developing or improving management systems and processes to be shared between Housecall's owned and managed agencies; and (2) the Company and its clients benefit from broader geographic coverage for managed care contracting.

     Housecall also offers individual components of its management services. Consulting for assessments, organizational effectiveness, quality improvement, financial systems, specialty programs, regulatory compliance, strategic planning, and staff training are some of the services offered on an individual basis. These services are billed on either a retainer or project basis. In addition, Housecall offers management information systems that utilize software to increase accountability, efficiency and cost-effectiveness. See "Management Information Systems."

PAYOR MIX

     The Company derives substantially all of its net revenues from Medicare, Medicaid, and private third party payors, which include managed care organizations such as health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs"), traditional indemnity insurers, and third party administrators. The following table outlines the payor mix for the Company's net revenues for the periods presented.


                                                  TWELVE MONTHS
                                               ENDED JUNE 30, (PRO
                                                    FORMA                       YEAR ENDED
                                                   COMBINED)<F1>                 JUNE 30,
                                               --------------------      -----------------------
                                                      1995                 1996             1997
                                               --------------------      -------           ------
Medicare - cost based <F2>                            60.7%               61.1%             60.7%
Medicare - charge based <F3>                           5.1                 4.8               7.6
Medicaid <F4>                                          1.5                 1.6               2.4
TennCare <F5>                                          8.0                 5.9               0.0
Managed care organizations <F4>                        5.8                 7.1               7.2
Other private payors                                  15.0                15.5              16.8
Management services contracts                          3.9                 4.0               5.3
                                                     -----               -----             -----
              Total                                  100.0%              100.0%            100.0%
                                                     =====               =====             =====

<F1> The above amounts for the twelve-month period of 1995 is presented on a pro forma combined basis to reflect the results achieved by the companies acquired by Housecall during 1995. See -- "Significant Acquisitions", above.
<F2> Represents reimbursement for all nursing services (including related products) to Medicare patients, except for any such services provided in connection with hospice care.
<F3> Represents reimbursements for all home health care services reimbursed by Medicare, except for nursing services.
<F4> Does not include TennCare payments.
<F5> The Company had no revenues in 1997 from TennCare as a result of the
     Company's February 1996 cancellation of its contract with its principal TennCare managed care organization.

OPERATIONS

     The Company owns or manages nearly 200 location locations in twenty states. The Company's branches are organized into seven geographical regions, each of which receives support with respect to financial and operating controls functions, and certain administrative support functions -- such as human resources, legal, compliance, and quality improvement -- from managers attached to the Company's Atlanta headquarters. Management believes that such a decentralized model for day-to-day operational responsibilities and related functions establishes each geographic market as a regional business unit for all home health services offered by the Company in that particular market. A Regional Vice President oversees all home health services provided within the region's business unit, with appropriate support from and reporting to corporate headquarters. The Company's seven regional market structure will periodically be evaluated to determine the need to add or reconfigure designations in response to acquisition and other expansion initiatives.

MANAGEMENT INFORMATION SYSTEMS

     Information Systems is responsible for delivering tools that monitor patient and clinical outcomes, generate accurate and timely billing, and provide data analysis and reporting capable of supporting a wide range of internal and external users of information. At the present time, the Company's management information

systems are largely decentralized, reflecting significant components of systems in place when Housecall made acquisitions.
Regional or other field-level information systems provide application support for patient databases, scheduling, patient care, outcomes and financial systems.

     The Company's long-term objective is to deliver fully-integrated, quality home care to patients in the southeastern United States through a one-stop-shop delivery medium. In order to support that business model, Information Systems has begun the task of implementing a system that can efficiently process transactions across all lines of business while providing management, at all levels, access to data and information on a timely, accurate, and consistent basis.

COMPLIANCE AND QUALITY IMPROVEMENT

     Housecall's Compliance and Quality Improvement Department monitors all of the Company's home health service activities to improve processes and performances, with the goals of ensuring regulatory compliance and improving patient and client outcomes. The Company's Compliance and Quality Improvement program operates at two levels. At the corporate level, the Corporate Compliance and Quality Improvement Department provides guidance and recommends resources for regulatory and quality improvement activities and assesses organization-wide activities. At the agency level, the Department assists in the collection of data, facilitates quality improvement activities, provides education for implementing the quality improvement processes, and routinely monitors operational activity to ensure compliance. State Compliance Trainers are continually training local management personnel on health care regulatory and licensure requirements to ensure that systems and documentation are properly maintained. Regular surveys are mailed to referral sources and patients to solicit assessment about the quality of the Company's performance.

     Since 1994, the Company has been accredited by the Joint Commission on Accreditation of Hospitals (JCAHO), a nationally recognized organization that develops standards for various health care industry segments and monitors compliance with those standards through voluntary surveys of participating providers. Not all home health providers have chosen to undergo the accreditation process, because of its expense and time burden.
As the home health care industry has grown, the need for objective quality measurements has increased. Housecall has chosen to undergo the rigorous review of its operations attendant to JCAHO accreditation, and, consequently, management believes Housecall has better positioned itself to procure managed care contracts and referrals from other sources. Housecall will be surveyed for JCAHO renewal in fiscal year 1998. The renewal will involve all Housecall service divisions.


SALES AND MARKETING

     The Company focuses its marketing and sales efforts on its existing and prospective referral sources. The Company's marketing department provides planning and development, market research, marketing communications, and public and community relations support for all of the Company's branch locations.


Most referrals for home health services have historically come to the Company from physicians and human service professionals within the local health care community, and the Company will continue to cultivate these traditional sources. Management believes, however, that managed care organizations and other third party payors are rapidly becoming more important sources of referrals to home health care providers as well as to other providers of health care. As a result, the Company has targeted such organizations and payors for major marketing initiatives. The Company believes that an essential aspect of marketing to all referral sources (but especially managed care organizations and other third party payors) is the capacity to deliver quality, comprehensive home health services on a cost-effective basis.

COMPETITION

     The home health care industry remains highly competitive. Competitors are recognizing the benefits of the one-stop-shop strategy identified early on by the Company. Over the past twelve months, acquisitions and mergers have resulted in a consolidation of some national competitors.

     Also identifiable in the market is the emergence of disease state management companies. These companies are positioned to address the high cost of treating specific chronic conditions and are willing to take financial risk for managing the care of a specific population.

     Emerging competitors include managed care providers and physicians. Managed care providers are recognizing the benefit of home care in managing the care and the cost for their subscribers and are establishing home care operations. Likewise, large physician groups are partnering with payors to assume financial risk for patients under their care who are subscribers to the payor's benefit plan.

     The Company believes its strategy to focus on a regional model to provide a realistic one-stop-shop approach will prove to be attractive to their customers. Further, the Company believes this model will allow the Company to meet the customers' expectations when it comes to the principal competitive factors in the home health care industry, quality of care, including responsiveness of services and quality of professional personnel; breadth of services offered; geographic coverage; general reputation with payors and the medical community, including patients, physicians, hospitals, and other health care professionals; and relationships with referrals sources generally.

REGULATION

     All home health care companies are subject to extensive federal, state, and local regulation, including the requirement of special licenses or permits to operate, detailed rules regarding permissible costs and payments for services, and complex rules designed to deter and punish fraud and abuse.

PERMITS AND LICENSURE

     Certain states require companies providing certain home health care services to be licensed as home health agencies. The Company currently is licensed as a home health agency where required by the law of the states in which it operates. In addition, certain of the Company's pharmacy operations require state licensure and are also subject to federal and other state laws and regulations governing pharmacies and the packaging and repackaging and dispensing of drugs (including oxygen). Federal laws may also require registration with the Drug Enforcement Administration of the United States Department of Justice and the satisfaction of certain requirements concerning security, record keeping, inventory controls, prescription, order forms, and labeling. In addition, certain health care practitioners employed or otherwise engaged by the Company require state licensure or registration and must comply with laws and regulations governing standards of practice. The failure to obtain, renew, or maintain any of the required regulatory approvals or licenses could adversely affect the Company's business. There can be no assurance, however, that either the states or the Federal government will not impose additional regulations upon the Company's activities that might adversely affect its business, results of operations, or financial condition.

CERTIFICATES OF NEED

     Certain states, including Florida, Tennessee, Alabama, and Kentucky, require companies providing hospice and other home health care services to obtain a Certificate of Need (CON) issued by a state health planning agency. These CONs are granted when a need for specific healthcare services can be shown for a specified geographical area. Where required by law, the Company has obtained certificates of need from those states in which it operates. There can be no assurance, however, that the Company will be able to obtain any certificates of need that may be required in the future if and when the Company expands the geographic scope of its operations or seeks to offer new services, or if state laws change to impose additional certificate of need requirements. Any requirement to obtain additional certificates of need will cause the Company to incur certain expenses and may affect the ability of the Company to offer certain services in certain states.

     During fiscal year 1997, the Company was awarded a Certificate of Need to provide infusion services (pharmacy and first dose nursing) covering several counties in Kentucky.

FRAUD AND ABUSE LAWS

     The Company is subject to federal and state laws prohibiting direct or indirect payments for patient referrals and regulating reimbursement procedures and practices under Medicare, Medicaid and state programs, as well as in relation to private payors, which prohibit referrals to an entity in which the referring provider has a financial interest. While the Company believes that it is in material compliance with such laws, it monitors such compliance on a continuous basis.

     The anti-kickback provisions of the federal Medicare and Medicaid Patient and Program Protection Act of 1987 (the "Anti-Kickback Statute") prohibit the offer, payment, solicitation, or receipt of any remuneration in return for the referral of items or services paid for in whole or in part under the Medicare or Medicaid programs (or certain other state health care programs). To date, courts and government agencies have interpreted the Anti-Kickback Statute to apply to a broad range of financial relationships between providers and referral sources, such as physicians and other practitioners. The United States Department of Health and Human Services has adopted regulations creating a limited number of "safe harbors" from federal criminal and civil penalties under the Anti-Kickback Statute by exempting certain types of ownership interests and other financial arrangements that do not appear to pose a threat of Medicare and Medicaid program abuse. Transactions covered by the Anti-Kickback Statute that do not conform to an applicable safe harbor are not necessarily in violation of the Anti-Kickback Statute, but the practice may be subject to increased scrutiny and possible prosecution. The criminal penalty for conviction under the Anti-Kickback Statute is a fine of up to $25,000 and up to five years of imprisonment. In addition, conviction mandates exclusion from participation in the Medicare and Medicaid programs. Such exclusion can also result from a conviction under other federal laws which impose civil and criminal penalties for submitting false claims, such as claims for services not provided as alleged. Exclusion from participation in the Medicare and Medicaid programs may also occur as a civil penalty. Several health care reform proposals have included an expansion of the Anti-Kickback Statute to apply to referrals of any patients, regardless of payor source. The federal government has recently increased its investigatory efforts to determine whether various business practices constitute remuneration for or to induce referrals in violation of the Anti-Kickback Statute.

     The federal government has also enacted legislation (commonly known as "Stark II"), which prohibits physicians from making referrals to entities in which they (or immediate family members) have an investment interest or other compensation arrangement where such referral is for the provision of specific "designated health services" covered by Medicare or Medicaid.
The current listing of "designated health services" includes home health services, equipment and supplies, parenteral and enteral nutrients, ultrasound services, and home medical equipment, all of which are provided by the Company. If such a financial relationship exists and referrals are made for the provision of such designated health services, the physician will be prohibited from making a referral to the health care provider, and the provider will be prohibited from billing for the designated health service for which Medicare or Medicaid payment would otherwise be made. Certain exceptions are available under Stark II, which may or may not be available to the Company for arrangements in which the Company may be involved. Submission of a claim that a provider knows or should know is for services for which payment is prohibited under Stark II could result in refunds of any amounts billed, civil money penalties of up to $15,000 for each such service billed, and possible exclusion from the Medicare and Medicaid programs. Furthermore, Medicare regulations contain similar self-referral restrictions that provide that, unless certain conditions are met, a plan of care

for home health services generally may not be certified by a physician who has a significant ownership interest in, or a significant financial or contractual relationship with, the home health agency. It is the Company's policy to monitor closely its compliance with Stark II and to take appropriate actions to ensure such compliance, but there can be no assurance that all relationships between the Company and physicians will be found to be in compliance with Stark II. A violation of Stark II could result in civil penalties and exclusion from participation in Medicare and Medicaid programs.

     In addition the government enacted the Healthcare Portability and Accountability Act, a portion of which takes effect this year, expanding the government's fraud and abuse efforts. Specifically the act creates a federal healthcare fraud and abuse trust fund to finance future law enforcement activities; expands the government's efforts for prosecuting fraud and abuse beyond Medicare and Medicaid to all payors; empowers the Department of Justice and U.S. attorneys to subpoena records relating to healthcare fraud; makes exclusion from the Medicare and Medicaid programs mandatory for a minimum of five years for any felony conviction relating to fraud; requires that organization contracting with another organization or individual be informed as to whether the organization or individual is excluded from Medicare and Medicaid participation; enhances civil penalties by increasing the amount of fines permitted; and establishes civil penalties for physicians who negligently certify the need for home care. To support provider organizations, the Act requires the Office of Inspector General ("OIG") to issue advisory opinions on how the anti-kickback prohibitions apply to specific business transactions (excluding the Stark self-referral laws).

     Numerous states have instituted the "Wedge Project" under the Health Care Financing Administration's Operation Restore Trust initiative. Under this process, an auditor representing the state licensing body or fiscal intermediary randomly selects a specific number of home care patients. The auditor will then contact the selected patients and ask specific questions after which the auditor will determine if the patients met the eligibility requirements for "homebound". Similarly, the auditor will review the patient's medical record to measure compliance with Medicare coverage criteria. Should any determination be made that any number of patients does not meet the eligibility requirements, a formula is applied for all reimbursement received during a specific time frame. Medicare, through its intermediary, then recovers any amounts felt to be overpaid based on the application of the formula on the total population of home care patients receiving services from that Medicare provider number. The Company can make no guarantees that reimbursement from the Intermediary will not be affected by the "Wedge". It is the Company's intent to confirm that patient's receiving home care services meet the "homebound" and all other Medicare eligibility requirements.

     With the passage of the 1997 tax bill, anti-fraud and abuse efforts were addressed through the enlistment of patients to monitor costs paid by the Medicare program for services. Effective, January 1, 1998, this is accomplished through the use of an explanation of benefits form itemizing services billed to Medicare. Any patient questioning the validity of the form may

receive a detailed statement from the provider. Any provider failing to provide the itemization will be subject to a $100 civil monetary penalty per statement. Within 90 days of receiving the statement, the patient may request an investigation by Medicare into any irregularities. Any request for Medicare review must be investigated. Also, providers contracting or arranging for services or items from an individual excluded from Medicare will be subjected to a civil monetary penalty.

     Many states have also adopted statutes and regulations that prohibit provider referrals to an entity in which the provider has a financial interest (direct or indirect), remuneration or fee-splitting arrangements between health care providers for patient referrals, and other types of financial arrangements with health care providers. Sanctions for violation of these state restrictions may include loss of licensure and civil and criminal penalties. Certain states also require health care practitioners to disclose to patients any financial relationship with a provider and to advise patients of the availability of alternative providers.

     The federal government has increased significantly the financial and human resources allocated to enforcing the fraud and abuse laws. The Office of the Inspector General, in cooperation with other federal agencies, announced in mid-1995 its intention to scrutinize the activities of home health agencies, home medical equipment suppliers, and skilled nursing facilities in five states, including Florida, a state in which the Company has significant operations. Private insurers and various state enforcement agencies also have increased their scrutiny of health care providers' practices and claims, particularly in the home health and home medical equipment areas. While regulations interpreting Stark I (prohibiting referrals to clinical laboratories where the physician has a financial interest in such laboratory) have been issued, regulations interpreting Stark II have not been promulgated to date. No assurance can be given that all of the practices of the Company, if reviewed, would be found to be in compliance with such laws or with any future laws or regulations, as such laws and regulations ultimately may be interpreted.

     The Company maintains a corporate compliance program, which serves as a mitigating factor under the federal sentencing guidelines. This program, proactive in nature, has been established to monitor internal practices for adherence to applicable federal, state and local rules and regulations.

REIMBURSEMENT

     The recently signed Budget Bill has provisions that will impact reimbursement for home health care services. The current cost reimbursement system for home health services will remain in effect for the 2 year period after which the prospective payment system will be instituted in October 1999.

     In August 1993, Congress passed the Omnibus Budget
Reconciliation Act of 1993 ("OBRA 1993"), which included approximately $56 billion in reimbursement reductions to the Medicare program over five years. In January 1994, two developments lowered the Company's reimbursement by Medicare for nebulizers, each of which had a significant impact on net


revenues of the Company attributable to the rental of nebulizers. First, reclassification of nebulizers to "capped rental equipment" pursuant to OBRA 1993 capped the total allowable rental payments at the allowable purchase cost of such equipment. Second, new fee schedules published by the various Durable Medical Equipment Carriers ("DMERCs") effective January 1, 1994, reduced by approximately 50% the allowable monthly rental fees for nebulizers. Additionally, in December 1994 the DMERCs issued a composite draft policy, which, if adopted, would further restrict Medicare coverage of nebulizers and aerosol medication treatments. Comments on the proposed draft policy have been submitted by members of the home care industry and currently are being reviewed by the DMERCs and HCFA. In its continuing effort to contain health care costs, the Budget Bill contains provisions to eliminate the update schedule for DME for the years 1998 through 2002. The Bill also reduces the payment for oxygen to 75% of the 1997 rates for 1998 and 70% of the 1997 rates for 1999 and subsequent years.

     More generally, government officials are continuing to review and assess alternative health care delivery systems and payment methodologies in efforts to curtail costs. Several proposals involving potential changes in the way home health care services are reimbursed are presently under consideration. See "-Current Developments" below.

CURRENT DEVELOPMENTS

     Political, economic, and regulatory influences are subjecting the health care industry in the United States to fundamental change. On August 5, 1997, the Budget Bill was signed by the President. This comprehensive Bill is designed to achieve
$115 billion in savings from Medicare with projected saving from home health of $16.2 billion over 5 years.

     Major provisions of the bill that affect home health include
(a) the shift of the bulk of home health coverage from Part A to Part B; (b) the implementation of a prospective payment system ("PPS") designed by HCFA by October 1, 1999; ( c) the implementation of an interim cost reimbursement system with cost limits based on 105% of median cost and a new per beneficiary aggregate limit; (d) a further reduction of the limits by 15% on October 1, 1999 regardless of whether PPS is implemented; (e) elimination of partial interim payments by October 1, 1999;
and (f) elimination of coverage of home health services for venipuncture.

     The effect that these changes will ultimately have on home health reimbursement cannot be quantified at this time. The Company believes that these changes may have a material effect on the reimbursement that will be received from federal sources over the next five years. Furthermore, the Company cannot predict what additional government regulations, if any, affecting its business may be enacted in the future, how existing or future laws and regulations might be interpreted, or whether the Company will be able to comply with such laws and regulations in its existing or future markets. In addition, the level of net revenues and profitability of the Company, like those of other health care providers, will be affected by the continuing efforts of payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of services, negotiating reduced contract pricing, and capitation arrangements.

INSURANCE

     The Company maintains a commercial general liability policy with both a per-occurrence limit of $1,000,000 and annual aggregate coverage limit of $3,000,000. In addition, the Company has an umbrella liability or "excess" policy with a single per occurrence limit of $20,000,000 and an annual aggregate limit of $30,000,000 with a $10,000 per occurrence retention limit. The
Company maintains a professional liability insurance policy with limits of $1,000,000 per occurrence and an annual aggregate limit of $3,000,000. Health care providers with whom the Company has contracted must provide evidence that they carry at least an equivalent level of primary insurance coverage, although there is no assurance that such providers will continue to do so; or that such insurance is, or will continue to be, adequate or available to protect the Company; or that the Company will not have liability independent of that of such providers and their insurance coverage. While the Company believes that it has adequate insurance coverage, there can be no assurance that such insurance will be sufficient to cover any judgments, settlements, or costs relating to legal proceedings or that any such insurance will be available to the Company in the future on satisfactory terms, if at all. If the insurance carried by the Company is not sufficient to cover any judgments, settlements, or costs relating to legal proceedings, the Company's business could be materially adversely affected.

EMPLOYEES

     As of September 1, 1997, the Company had approximately 2,338 full time equivalent employees. In addition, the Company maintains registries of licensed nurses, therapists, home health aides, and other home health care providers who are available for staffing assignments on a temporary basis. Management believes that the Company's employee relations are good. None of the Company's employees are represented by a labor union or other collective bargaining organization.

     The recruitment, training, and retention of qualified employees is a high priority for the Company. Management commits a significant portion of its time to monitoring these functions, and the Company has developed several programs designed to implement that priority and to facilitate both high employee performance and satisfaction. The Company requires that all employees attend certain training programs, such as the Company's extensive orientation programs, which is designed to provide all new employees with an understanding of the mission, philosophy, goals, and expectations of the Company, and with an explanation of how the employee's work relates to and impacts the Company's success. The Company's compliance program is also mandatory and ensures that all employees comprehend basic regulations concerning fraud and abuse issues affecting the home health industry. Employees are educated on applicable legal standards and can access a confidential, toll-free number to ask questions or raise concerns about compliance matters.

TRADEMARKS, COPYRIGHTS AND PROPRIETARY RIGHTS

     The Company currently owns five federal service mark registrations for the mark Housecall(R) and the "house with a heart" design, three of which are incontestable, covering a

variety of services. Although the Company owns such federal service mark registrations for a variety of services, there are many unregistered users of marks that include variations of the words "House" and "Call" in connection with the provision of health care services. A prior user of such a mark may be able to challenge the Company's use of the Housecall(R) mark in the specific geographic area of such prior use in connection with the goods or services for which the prior use was made. In the event of challenge, the Company could be required to adopt an alternative mark and name for its operations in certain geographic areas or for use on certain goods and services. Based on the existence of a company in North Carolina that may have prior rights in the term "Housecall," the Company may not be able to use the Housecall(R) mark in that state.

     Healthfirst will continue to use its registered trademark and will employ efforts to protect the mark.

     The Company also owns a federal trademark registration for its Clinpen(R) mark used in connection with the Company's proprietary management information system hardware and customized software.

SUPPLIERS

     The Company purchases all pharmaceuticals and other materials, and buys or rents medical equipment and supplies, required in connection with the Company's business from many suppliers. The Company has not experienced, and does not anticipate that it will experience, difficulty in purchasing such materials or renting such equipment and supplies. If the Company's current suppliers should cease to supply the Company, the Company believes that alternative sources can readily be located that would adequately meet its needs.

EXECUTIVE OFFICERS OF HOUSECALL

     Executive officers of the Company are elected by the Board of Directors annually and hold office until the next annual meeting of stockholders or until they sooner resign or are removed from office by the Board of Directors.

     The executive officers of the Company and their ages and positions with the Company as of September 1, 1997 are as follows:

  NAME (AGE)               POSITION WITH COMPANY
------------------------  --------------------
Daniel J. Kohl (40)       President, Chief Executive Officer, and Director
Fred C. Follmer (55)      Vice President, Chief Financial Office and Secretary
Charles R. Hunziker (35)  Vice President, Sales & Marketing

         Mr. Kohl joined the Company in March 1997 as President and Chief Executive Officer, and a Director. Prior to joining the Company, Mr.
Kohl served as Senior Vice President and Group Executive in charge of the Healthcare Information Services Group for Equifax healthcare business for three and one-half years and Mr. Kohl was President and Chief Operating Officer at HMSS, Inc., a home infusion therapy company from 1991 through 1993. Mr. Kohl has over 18 years of experience in the healthcare industry, with approximately 14 years experience at a senior management level.

     Mr. Follmer joined Housecall Medical Resources as Chief Financial Officer in March of 1997 after having served for over twenty years as a senior financial officer for publicly traded companies. Prior to his appointment to Housecall, Mr. Follmer served from 1994 to 1996 as Chief Financial Officer with Preferred Oncology Networks of America, Inc., an oncology physician practice management group. From 1992 to 1994, he served as Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer for Comprehensive Care Corporation, a national leader in behavioral health care.

     Mr. Hunizker joined the Company in January, 1997 as President of Biomedical Housecall, Inc., the infusion therapy business of Housecall Medical Resources, Inc. On August 28, 1997 the Board approved his promotion to VP of Sales and Marketing for Housecall Medical Resources, Inc. Prior to joining the Company, he was Vice President of Sales and Marketing for ProMedical, Inc. from 1992 until 1997.

ITEM 2.  PROPERTIES

     The Company leases its executive office in Atlanta, Georgia, which consists of approximately 10,000 square feet of office space, under a lease expiring in May 1999. The Company also leases spaces for its various administrative offices in Knoxville, Tennessee, Louisville, Kentucky, and Raleigh, North Carolina, and owns the offices in Centreville, Alabama in which its Housecall Management Services business is based. The terms typically range from three to five years. Management believes that the Company's owned and leased properties are adequate for its present needs, and that suitable additional or replacement space will be available as required.

     The following is a list of the Company's 110 owned and 85 managed branch offices (the latter are marked with an asterisk (*)) as of September 1, 1997.

ALABAMA
Alexander City                                  1*
Albertville                                     2*
Anniston                                        1*
Atmore                                          1*
Brewton                                         1*
Camden                                          1*
Chatom                                          1*
Demopolis                                       1*
Eutaw                                           1*
Foley                                           1*
Gadsden                                         1*
Georgiana                                       1*
Grove Hill                                      1*
Haleyville                                      1*
Monroeville                                     1*
Moulton                                         1*
Opp                                             1*
Tallahassee                                     1*
Union Springs                                   1*
Wedowee                                         1*
Wetumpka                                        1*
Winfield                                        1*

CALIFORNIA
Merced                                          1*
Santa Cruz                                      1*
San Jose                                        1*

FLORIDA
Apollo Beach                                    1
Bartow                                          1
Bradenton                                       2
Bradenton East                                  1
Brandon                                         2
Clearwater                                      2
Crystal River                                   1
Daytona Beach                                   1
Deland                                          1
Eustis                                          1
Ft. Myers                                       1
Ft. Pierce                                      1
Gainesville                                     1
Haines City                                     1
Holiday                                         2
Holmes Beach                                    1
Jacksonville                                    1
Jay                                             1*
Lady Lake                                       1
Lakeland                                        1
Madison                                         1*
Melbourne                                       1
Naples                                          1
Ocala                                           2
Orlando                                         1
Port Charlotte                                  1
Riviera Beach                                   1
Sarasota                                        2
Sebring                                         1
Spring Hill                                     1
St. Augustine                                   1
St. Petersburg                                  2
Stuart                                          1
Tampa                                           3
Tampa South                                     1
Tavares                                         1
Vero Beach                                      1
West Palm Beach                                 1
Winter Park                                     2
Zephyrhills                                     1

GEORGIA
Atlanta                                         1*
Perry                                           1*
Statesboro                                      1*

ILLINOIS
West Frankfort                                  1*

INDIANA
Fort Wayne                                      1
Indianapolis                                    1
Mishawaka                                       1
New Albany                                      1

KENTUCKY
Bowling Green                                   1*
LaGrange                                        1
Lawrenceburg                                    1
Louisville                                      1
Maysville                                       1*
Somerset                                        1*

LOUISIANA
Bossier City                                    1*
Coushatta                                       1*
Mansfield                                       1*
Metairie                                        1*
Plain Dealing                                   1*
Shreveport                                      1*
Springhill                                      1*

MAINE
Calais                                          2*
Pittsfield                                      1*
Waterville                                      1*

MISSOURI
Columbia                                        1*
Boonville                                       1*
Fulton                                          1*
Jefferson City                                  1*
Kirksville                                      1*
Linn                                            1*
Macon                                           1*
Osage Beach                                     1*
Versailles                                      1*

NEBRASKA
Papilion                                        1*

NEVADA
Boulder City                                    1*

NORTH CAROLINA
Charlotte                                       1*
Chapel Hill                                     1*
Monroe                                          1*
New Bern                                        1
Raleigh                                         1
Raleigh                                         1*
Waystation                                      1*
Yadkinsville                                    1*

OHIO
Boardman                                        1*
Barberton                                       1*

PENNSYLVANIA
Erie                                            1*

SOUTH CAROLINA
Abbeville                                       1*
Greenwood                                       1*

TENNESSEE
Adamsville                                      1
Athens                                          1*
Bean Station                                    1
Bean Station                                    1*
Chattanooga                                     1
Chattanooga                                     2*
Clarksville                                     1
Cleveland                                       1*
Columbia                                        2
Cookeville                                      1

Covington                                       1
Dayton                                          1*
Dyersburg                                       1
Elizabethton                                    2
Greeneville                                     1
Hampton                                         1
Harriman                                        1
Harrogate                                       1
Jackson                                         1
Jasper                                          1*
Jefferson City                                  1
Johnson City                                    1
Kingsport                                       1
Knoxville                                       5
Knoxville                                       1*
Lenoir City                                     1
Lexington                                       1
Madisonville                                    1
Martin                                          1*
Maryville                                       1
Memphis                                         1
Morristown                                      2
Morristown                                      1*
Mountain City                                   2
Murfreesboro                                    2
Nashville                                       2
Newport                                         1
Newport                                         1*
New Tazewell                                    1
Oak Ridge                                       1
Rogersville                                     1
Sevierville                                     1
Shelbyville                                     1
Sneedville                                      1
Tullahoma                                       1

TEXAS
Bedford                                         1*
Tomball                                         1*

VIRGINIA
Chatham                                         1
Daleville                                       1
Grundy                                          1*
Jonesville                                      1
Martinsville                                    1
Richlands                                       1*
Roanoke                                         1
Rocky Mount                                     1
Salem                                           1

WEST VIRGINIA
Princeton                                       1*
Webster Springs                                 1*

         None of the properties owned by the Company are subject to encumbrances.

ITEM 3.  LEGAL PROCEEDINGS

     Lawrence D. Paskowitz IRA, et al. v. Housecall Medical Resources, Inc., et al., Civil Action No. 96-CV-2220-JEC (N.D.
Ga.) and Taam Associates, Inc., et al. v. Housecall Medical Resources, Inc., et al., Civil Action No. 96-CV-2214-JEC (N.D.
Ga.) were filed on August 30, 1996.  On September 12, 1996, Carl
H. Peterson, et al. v. Housecall Medical Resources, Inc., Civil Action No. E-52883 was filed in the Superior Court for Fulton County, Georgia. Carl H. Peterson, et al. v. Housecall Medical Resources, Inc., et al., Civil Action No. 96-CV-2914-JEC (N.D.
Ga.) was filed on November 4, 1996. All four actions were filed by certain persons who seek to represent a class of shareholders who purchased shares of the Company's Common Stock in its April 1996 initial public offering or in the subsequent aftermarket, respectively. The individual plaintiffs in all four cases alleged that they were induced to purchase the Company's stock on the basis of misrepresentations about the Company and its prospects. All four complaints asserted claims under Sections 11, 12(2), and 15 of the Securities Act of 1933 (the
"1933 Act"). All four complaints named as defendants the Company, its directors and certain of its officers, and the lead underwriters associated with its public offering.

     By an order dated December 5, 1996, the United States
District Court for the Northern District of Georgia consolidated
Civil Action Nos. 96-CV-2214-JEC, 96-CV-2220-JEC, and 96-CV-2914-
JEC. The state court suit, Civil Action No. E-52883, was subsequently dismissed without prejudice. On March 13, 1997, the Company moved to dismiss the consolidated action. Both sides submitted briefs to the court. In the event that the action is not dismissed, the Company will be required to file an answer to the complaint in the consolidated action, and then the plaintiffs will be required to move for class certification. The Company is vigorously defending the consolidated lawsuit.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     On April 17, 1997, the security holders of the Company voted to amend and restate the original 1996 Stock Option and Restricted
Stock Purchase Plan to increase the shares of Common Stock authorized for issuance under the Plan from 500,000 shares to 1,300,000 shares.
The holders 5,463,677 shares were voted, with the holders of 5,460,327 shares voting for approval and 3,350 voting against approval. The number of authorized stock options was increased to enable the Company to attract, retain, and motivate key employees.

ITEM 5.  MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED
         STOCKHOLDER MATTERS

     The Company's Common Stock has been traded on The Nasdaq
Stock Market since April 4, 1996 under the symbol "HSCL". Prior to such date, there was no public trading market for the Common Stock.

     The table below sets forth on a quarterly basis for the period from April 14, 1996 through the end of the 1997 fiscal year the high and low sales prices of the Company's Common Stock as reported by The Nasdaq Stock Market.


Fiscal Year                    Prices
Ended June 30, 1996        High      Low
-------------------        ----      ---
Fourth Quarter           $23 1/8   $16 1/2


Fiscal Year Ended
June 30, 1997

First Quarter            $20 1/2   $ 5
Second Quarter             6 1/4     4
Third Quarter              6 3/4     4 5/8
Fourth Quarter             5 1/16    3 3/8

     The Closing sale price of the Company's Common Stock as reported on The Nasdaq Stock Market on October 2, 1997 was $4 1/4.

     As of September 17, 1997, there were 92 holders of record of the Company's Common Stock.

     The Company has paid no dividends on its Common Stock since its organization. It does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The payment of future dividends will be at the sole discretion of the Company's Board of Directors and will depend on, among other things, future earnings, capital requirements, contractual restrictions, the general financial condition of the Company, and general business conditions. The Company's credit facility proscribes the payment by the Company of dividends on any of its capital stock, including Common Stock, while any amounts are outstanding thereunder.

ITEM 6.

                                                                  SELECTED CONSOLIDATED FINANCIAL DATA
                                                                  (In thousands, except per share data)

                                                                            Year ended June 30,
                                                                  -------------------------------------
                                                                   1995             1996            1997
                                                                   ----             ----            ----
STATEMENT OF OPERATIONS:
Net revenues                                                      $84,219        $205,389         $192,065
Operating expenses:
  Patient care                                                     42,879          95,688           85,225
  General and administrative                                       34,069          94,940          100,925
  Provision for doubtful accounts                                   3,395           6,074            5,498
  Depreciation and amortization                                     1,568           3,262            3,529
                                                                  -------         -------          -------
     Total operating expenses                                      81,911         199,964          195,177
                                                                  -------         -------          -------
  Income (loss) from operations                                     2,308           5,425            (3,112)
     Interest expense, net                                            902           4,331             2,699
                                                                  -------         -------          -------
Income (loss) before income taxes and extraordinary item            1,406           1,094            (5,811)
Provision (credit) for income taxes                                   709             895            (1,743)
                                                                  -------         -------           -------
Income (loss) before  extraordinary item                              697             199            (4,068)
Extraordinary loss from early extinguishment
  of debt, net of $387,000 income tax benefit                        --             --                 (902)
Cumulative dividends and accretion on
  Series A Preferred Stock (redeemable)                            (1,327)         (2,006)             --
                                                                  -------         -------            ------
Net loss attributable to common stockholders                      $  (630)       $ (1,807)          $(4,970)
                                                                  =======        ========           =======
Net loss per common share:
  Income (loss) before extraordinary item                          ($0.10)         ($0.24)           ($0.40)
  Extraordinary item                                                 --             --                (0.09)
                                                                  -------        --------            -------
Net income (loss) attributable to common stockholders              ($0.10)         ($0.24)           ($0.49)
                                                                  =======        ========            =======
Weighted average common shares outstanding                          6,283           7,425            10,236
                                                                  =======        ========           =======

                                                                                  June 30,
                                                                   ---------------------------------------
                                                                    1995            1996            1997
                                                                    ----          -------           ----
BALANCE SHEET DATA:
Cash and cash equivalents                                         $ 18,349        $ 7,785          $ 2,074
Working capital                                                     19,302         18,646           18,140
Total assets                                                        92,403        103,945          130,766
Long-term debt and capital lease obligations, less
  current portion                                                   41,480         11,720           45,267
Series A Preferred Stock (redeemable)                               17,871           --               --
Stockholders' equity                                                 8,096         66,751           61,847

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

GENERAL

     The Company generates net revenues primarily from providing home health care services to patients through the operation of home health agencies that it owns and providing management services to home health care agencies owned by others. Since the acquisition of its predecessor on July 1, 1994, Housecall has pursued a growth strategy that has expanded its operations from 58 branch offices, primarily in Tennessee, to 110 owned and 85 managed branch offices in twenty states as of September 1, 1997.

     Through its acquisitions, Housecall has sought to establish or increase its presence and market share within its targeted geographic areas; to add capacity necessary to attain its goal of providing comprehensive, cost-effective one-stop-shop home health care services;
to add significant sources of home health care or related revenues; and to solidify its foundation for using home nursing services to leverage the expansion of its other home health services. For example, the acquisition of MSS on February 3, 1995 added management services as a new source of revenue, which was recently tripled in net revenue by the acquisition of Healthfirst on May 13, 1997; the Home Care Affiliates acquisition on May 31, 1995 more than doubled the size of the Company's home health care operations, expanded the Company's private nursing services, and also added a solid base of operations in Florida; the Biomedical acquisition on July 10, 1995 added a nationwide delivery network and management systems, and contributed significant (although less than expected) net revenues to the Company's infusion therapy services business; and the Messick Homecare acquisition on October 31, 1996 rounded out the internal completion of the one-stop-shop by significantly expanding the respiratory therapy and home medical equipment services and products (RT/HME).

     The Company is seeking to grow its home health care business in geographic areas throughout the Southeast, and to extend its management services operations nationwide.

     In the following discussions, most percentages and dollar amounts have been rounded to aid presentation; as a result, all such figures are approximations. References to such approximations have generally been omitted. In addition, reference is made to the discussion concerning forward looking statements contained in Item 1 of this Annual Report on Form 10-K under "Business -- Certain Factors Affecting Forward Looking Statements".

SOURCES OF NET REVENUES

     "Net revenues" represent gross revenues for all services or products provided or sold by the Company, adjusted to reflect anticipated reductions thereto resulting from contractual adjustments and other allowances to third party payors. The Company separately reserves for doubtful accounts.

     The Company derives substantially all of its net revenues from Medicare, Medicaid, and private third party payors, which include managed care organizations such as HMOs and PPOs, traditional indemnity insurers, and TPAs. The following table outlines the mix of sources for the Company's net revenues for the periods presented:


                                                                     YEAR ENDED JUNE 30,
                                                    --------------------------------------------------
                                                    1995 <F1>               1996                  1997
                                                    -------                 ----                  ----
Medicare -- cost based(2)                             60.7%                  61.1%                60.7%
Medicare -- charge based(3)                            5.1                    4.8                  7.6
Medicaid(4)                                            1.5                    1.6                  2.4
TennCare(5)                                            8.0                    5.9                   -
Managed care organizations(4)                          5.8                    7.1                  7.2
Other private payors                                  15.0                   15.5                 16.8
Management services contracts                          3.9                    4.0                  5.3
                                                     -----                  -----                -----
  Total                                              100.0%                 100.0 %              100.0%
                                                     =====                  =====                =====

<F1>The above amounts for the twelve-month periods are presented on a pro forma combined basis to reflect the results achieved by the companies acquired by Housecall during 1995. See "Business -- Significant Acquisitions".
<F2>Represents reimbursement for all nursing services (including related products) to Medicare patients, except for any such services provided in connection with hospice care.
<F3>Represents reimbursements for all home health care services reimbursed by Medicare, except for nursing services.
<F4>Does not include TennCare payments.
<F5>Contract with Access Medplus for TennCare participants canceled
    February 1996.

      As reflected above, the Medicare program reimburses for home health care services under two basic systems: cost-based and charge-based. Under the cost-based system, the Company is reimbursed at the lower of the Company's reimbursable costs (based on Medicare regulations), cost limits established by HCFA, or the Company's charges. While certain of the Company's corporate level and other overhead expenses are permitted as part of reimbursable costs under Medicare regulations, such reimbursable costs consist predominately of expenses and charges directly incurred in providing the related services, and cannot include any element of profit or net income to the Company. As a result, an increase of net revenues attributable to Medicare cost-based payments does not contribute to net income, unless the Company would have otherwise exceeded applicable Medicare cost limits (and thus not be reimbursed for certain of its fixed costs and expenses) without such increased revenues. Under the charge-based system, Medicare reimburses the Company on a "prospective payment" basis, which consists in general of either a fixed fee for a specific service or a fixed per diem amount for providing certain services. As a result, the Company can generate profit or net income from Medicare charge-based revenues by providing covered services in an efficient, cost-effective manner.

     All nursing services (including related products) provided to Medicare patients, except for nursing services provided to hospice patients, are Medicare cost-based reimbursed. Hospice care and all other home health care services (including non-nursing related products) provided to Medicare patients are Medicare charge-based reimbursed.

     On August 5, 1997, the United States Congress passed into law, the Balanced Budget Act of 1997, which included several key provisions related to the Medicare reimbursement program for providers of home health services. Provisions affecting the providers of home health services include the establishment and implementation of a prospective payment system in the Company's fiscal year 2001 as well as establishing an interim payment schedule prior to the implementation of the prospective payment system in which the Company will be reimbursed on the lower of its actual costs or a new reimbursement limit for services. The interim payment schedule will be effective for the Company's 1999 fiscal year. The Company is studying the impact of the forthcoming reimbursement changes on its Medicare nursing business as it relates to the carrying value of its long-lived assets.

     The Company's net revenues from private third party payors such as managed care organizations, traditional indemnity insurers, and TPAs have profit potential for the Company if it is able to provide the related services and otherwise operate in a sufficiently cost-effective manner. The Company's full range of home health care services is offered and provided to patients for whom the payments for such services are made by private payors or under state programs such as TennCare that do not prohibit a profit component for the Company. However, the Company anticipates that Medicare cost-based payments will continue to represent a significant component of its net revenues for the foreseeable future.

     In connection with its management services, the Company is typically paid a negotiated fixed fee per patient visit performed and billed by the home health care provider for whom the Company is providing management services. The Company has been able to perform these services in a sufficiently cost-effective manner such that its costs have been less than the amount of the fees it has received.

Results of Operation

     As discussed above, Housecall acquired MSS, Home Care Affiliates, and Biomedical during 1995 (the "1995 Acquisitions") Messick Homecare in 1996 and Healthfirst in 1997, each of which has had significant effects on the Company. See " General". The aggregate effects of the above acquisitions, each of which was accounted for as a purchase transaction, result in the inclusion of certain of their operating results in some historical periods but not in others, and make period-to-period comparisons of the Company's historical operating performance difficult.

     The following table sets forth, for the periods indicated, selected financial information as a percentage of net revenues.


                                       PERCENT OF NET REVENUE

                                                                     YEAR ENDED JUNE 30,
                                                                     -------------------
                                                           1995              1996             1997
                                                           ----              ----             ----
Net revenues                                              100.0 %           100.0 %           100.0 %
Operating expenses:
  Patient care                                             50.9              46.6              44.4
  General and administrative                               40.5              46.2              52.5
  Provision for doubtful accounts                           4.0               3.0               2.9
  Depreciation and amortization                             1.9               1.6               1.8
                                                          -----             -----             -----
    Total operating expenses                               97.3              97.4             101.6
                                                          -----             -----             -----
Income(loss) from operations                                2.7               2.6              (1.6)

   Interest expense, net                                    1.1               2.1               1.4
                                                          -----             -----             -----
Income (loss) before income taxes                           1.6               0.5              (3.0)

   Provision (benefit) for income taxes                     0.8               0.4              (0.9)
                                                          -----             -----             -----
Net Income (loss) before extraordinary item                 0.8               0.1              (2.1)
Extraordinary loss from early extinguishment
  of debt, net of $387,000 income tax benefit                 -                -               (0.5)
                                                          -----             -----             -----
Net income (loss)                                           0.8%              0.1%             (2.6)%
                                                          =====             =====             =====

FISCAL YEARS 1997 AND 1996

     The Company's results of operations during the fiscal year ended June 30, 1997 reflect the performance for the entire year of MSS, Home Care Affiliates and Biomedical, companies acquired in the 1995 Acquisitions, and only reflect the performance of Messick Homecare for eight months and Healthfirst for two months. This factor alone accounts for several significant changes in the Company's period-to-period results discussed below.

     NET REVENUES. In fiscal 1997, net revenues decreased 7% to $192.1 million from $205.4 million in fiscal 1996. The decrease was largely due to a $14.0 million decrease in nursing and related care, which was partially off-set by $6.8 million of net revenues in fiscal 1997 from Messick Homecare and $2.8 million of net revenue from Healthfirst, both of which were acquired during fiscal 1997. The Company's operations attributable to its nursing division, however, experienced a $8.9 million reduction in Medicare cost-based revenues, which do not include a profit or net income component for the Company, during fiscal 1997 from fiscal 1996 levels, primarily caused by cost and visit reductions at certain agencies in Tennessee and Florida. Efforts were made during fiscal 1997 to closely scrutinize utilization of services. This resulted in a decrease in the number of visits per patient in order for the agencies to be at or below national average utilization. In addition, the Company closed ten unprofitable branch offices in fiscal 1997.

     Although the Company's net revenues decreased significantly in fiscal 1997, net revenues for the fourth quarter of fiscal 1997 increased to $49.1 million from $46.5 million for the third quarter. The acquisition of Healthfirst in May 1997 added $2.8 million to management services net revenue in the fourth quarter. Net revenues from certain of the Company's operations did not grow during the fourth quarter at the rates the Company had anticipated, and net revenues from the Company's hospice care program actually declined during the fourth quarter from the
third quarter level.   As a result of this revenue shortfall and
certain other factors, the Company sustained a $1.9 million net loss before income taxes in the fourth quarter of fiscal 1997.

     The Company doubled its sales force and developed new programs in an effort to increase net revenues in certain areas of its operations. In particular, the Company is focused on growing its private (non-Medicare) nursing, hospice care, infusion therapy and RT/HME. In addition, the Company has hired new or additional sales personnel for the Company as a whole.
The Company has restructured to a regional philosophy so that the new sales force will sell across all product lines rather than only one product line. The Company has introduced sales incentive programs and has retained new management for the hospice care program. While the volume of all such net revenues will continue to remain small relative to the Company's Medicare cost-based business, such net revenues (along with revenues from the Company's management services) represent the Company's predominate sources of operating income.

     PATIENT CARE COSTS. Patient care costs are comprised of salaries and related benefits for patient care personnel and cost of sales for respiratory therapy, home medical equipment, infusion products, and medical supplies. In fiscal 1997, such costs decreased 11% to $85.2 million from $95.7 million in fiscal 1996. The $10.5 million decrease is primarily attributable to the decrease in nursing revenues of $14 million or 9%. As a percentage of net revenue, patient care costs decreased from 46.6% to 44.4%. Much of this decrease is attributable to a change in the Company's business mix. This decrease also reflects the acquisition of Healthfirst and the resulting increase in management services revenue, which do not generate any patient care cost. In addition, the increase in net revenue, in amount and as a percentage of total revenue, for RT/HME, which has a significantly lower patient care cost percentage of net revenue than nursing services, is a result of the acquisition of Messick Homecare in October 1996. Net revenue for RT/HME increased 46% in fiscal
1997 over fiscal 1996.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses are comprised of salaries and benefits for administrative and support staff, occupancy expenses, and other non-patient care operating costs. In fiscal 1997 such expenses increased 6.3% to $100.9 million from $94.9 million in fiscal 1996. Substantially all of the increase is attributable to the fiscal 1997 acquisitions. As a percentage of net revenues, general and administrative expenses increased from 46.2% to 52.5%, reflecting higher corporate overhead and the presence of Healthfirst management services as part of the Company's operations for the last two months of fiscal 1997. Healthfirst requires more administrative personnel to provide such services, and all expenses are classified as general and administrative.

     The Company has undertaken steps to reduce general and administrative expenses in several areas through further consolidation of its acquired operations and certain Company-wide cost-cutting measures. Because certain of these measures involve some personnel reductions, the Company has incurred certain one-time severance costs in implementing those measures. In addition, the Company may incur additional expenses in connection with the defense of the investor litigation, which would increase general and administrative expenses to the extent not reimbursed by the Company's insurance carrier.

     The anticipated growth in the Company's volume of business will necessarily increase the aggregate amount of general and administrative expenses, and increases or decreases in the source of net revenues (including Medicare cost-based) will directly affect such expenses as a percentage of overall net revenues.
The Company's objective is to reduce the effect of general and administrative expenses on the Company's net income, which may or may not be revealed solely by an analysis of such expenses as a percentage of net revenues, due to the effects of Medicare's cost-based system for most of its reimbursement payments for home health care nursing services. In addition, as management services revenues increase as a percentage of total revenues, general and administrative expenses.

     PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts decreased to $5.5 million for fiscal 1997 from $6.1 million for fiscal 1996. As a percentage of net revenues, the provision for doubtful accounts decreased slightly from 3.0% to 2.9%. In addition, the Company canceled a contract to provide services under the TennCare program in fiscal 1996, which required a higher provision for doubtful accounts due to the amount of unpaid claims.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation is provided on the Company's property and equipment. Amortization expense includes the amortization, over a 40-year period, of the excess of purchase price over fair market value of the net identifiable assets acquired by the Company (goodwill) and the amortization of other intangibles. Depreciation and amortization expense was $3.5 million and $3.3 million in fiscal 1997 and 1996, respectively. The increase is primarily attributable to the fiscal year 1997 acquisitions. Depreciation and amortization expense increased slightly as a percentage of net revenues for these periods from 1.6% to 1.8% mainly because of the increase in furniture and equipment expenditures and the decrease in net revenue from 1996 to 1997.

     INTEREST EXPENSE, NET. Interest expense, net, reflects the net result of interest income earned from short-term investments of cash and the interest incurred by the Company on indebtedness. Interest expense, net, was $4.3 million in fiscal 1996 and decreased substantially to $2.7 million in fiscal 1997, reflecting a substantial decrease in the Company's outstanding indebtedness during fiscal 1997. In April 1996, the Company repaid $37.6 million of its borrowings under its former NationsBank credit facility from the proceeds of the initial public offering (discussed below), which significantly reduced the interest expense that the Company incurred during fiscal 1997.

     PROVISION (BENEFIT) FOR INCOME TAXES. The Company generated a tax net operating loss during the fiscal year ended June 30, 1997, creating a current tax receivable of approximately $2.3 million.

In addition, the Company's deferred tax asset increased from approximately $3.2 million in fiscal year 1996 to $3.9 million in fiscal year 1997, primarily as a result of increases in nondeductible accruals and the allowance for doubtful accounts. The Company has not recorded a valuation allowance against the tax benefits associated with the deductible temporary differences as they believe strategic initiatives including organizational restructuring and the expansion of its management services business will generate sufficient taxable income in the future that such amounts will be used before expiration.

     NET INCOME. The Company's decrease in net income from $199,000 for fiscal 1996 to a loss of $4.1 million before extraordinary item in fiscal 1997, reflects the substantial decrease in private nursing and infusion revenues and the increase in general and administrative costs for fiscal year 1997 over fiscal year 1996.

FISCAL YEARS 1996 AND 1995

     The Company's results of operations during the fiscal year ended June 30, 1996 reflect the performance for the entire year of all three companies acquired in the 1995 Acquisitions. The Company's results of operations during the fiscal year ended June 30, 1995 do not reflect any performance by Biomedical and only reflect the performance of MSS for five months and Home Care Affiliates for one month. This factor alone accounts for several significant changes in the Company's period-to-period results as discussed below.

     NET REVENUES. In fiscal 1996, net revenues increased 144% to $205.4 million from $84.2 million in fiscal 1995. The $121.2 million increase reflects $16.2 million of net revenues in fiscal 1996 from Biomedical, which was acquired at the beginning of fiscal 1996, and a $112.0 million increase in net revenues from Home Care Affiliates and MSS over the amount attributable to them for the relatively short period that their respective performances are included in the fiscal 1995 results. The Company's operations attributable to its predecessor, however, experienced a $7.0 million reduction in Medicare cost-based revenues (which do not include a profit or net income component for the Company) during fiscal 1996 from fiscal 1995 levels, primarily caused by cost reductions principally from the consolidation of certain operations in Tennessee following the Home Care Affiliates acquisition.

     Although the Company's net revenues increased significantly in fiscal 1996, net revenues for the fourth quarter of fiscal 1996 declined to $47.1 million from $53.7 million for the third
quarter.   Net revenues from certain of the Company's operations
did not grow during the fourth quarter at the rates the Company had anticipated, and net revenues from the Company's infusion therapy business actually declined during the fourth quarter from their third quarter level. As a result of this revenue shortfall and certain other factors, the Company sustained a $2.87 million net loss before income taxes in the fourth quarter of fiscal 1996.

     The Company's cancellation of its TennCare contract with Access MedPlus (which was necessitated because of protracted delays in payments to the Company) led to unanticipated reductions in the volume of other referrals to the Company in Tennessee during the fourth quarter of fiscal 1996. Following the cancellation of that contract, Housecall was required by law

to contact its referral sources throughout Tennessee and direct them to refer all TennCare patients who were covered by Access MedPlus to other health care providers who replaced the Company in serving Access MedPlus. Many of those referral sources also redirected non-Access MedPlus patients (including some private as well as TennCare patients) to such replacement health care providers for delivery of home health care services. In addition, when the Company's then-contemplated proposal to sell to Columbia/HCA certain of its duplicate Tennessee CON's and related Medicare-certified agencies became generally known in Tennessee, several of the Company's traditional referral sources in Tennessee who were not favorably disposed to the Company's proposed relationship with Columbia/HCA, reduced or ceased entirely their referrals of patients to the Company. Both of these developments adversely affected net revenues for the Company's Tennessee operations during the fourth quarter of fiscal 1996, which caused the Company's operating costs at one of its home health agencies to exceed allowable Medicare cost caps by approximately $600,000.

     The Company's infusion business has historically had higher profit margins than the Company's other lines of business (except for the much lower volume management services business). As a result, the lower level of infusion net revenues during the fourth quarter had a disproportionate effect on net income for the fourth quarter and the year ended June 30, 1996, even though the $16.2 million of net revenues for the year resulting from the Biomedical acquisition caused an increase for this business line over fiscal 1995.

     PATIENT CARE COSTS. In fiscal 1996, such costs increased 123% to $95.7 million from $42.9 million in fiscal 1995. The $52.8 million increase is primarily attributable to the acquisition of Home
Care Affiliates late in fiscal 1995 and the acquisition of
Biomedical at the beginning of fiscal 1996. These acquisitions significantly increased in fiscal 1996, the Company's volume of business that generate such costs. As a percentage of net revenues, however, patient care costs decreased from 50.9% to
46.6%.   The decrease reflects the presence of management
services (which do not generate patient care costs) as part of the Company's operations for all of fiscal 1996 but for only the last five months of fiscal 1995, due primarily to the acquisition of MSS, and a lower patient care cost structure at Home Care Affiliates compared to the Company's predecessor.

     GENERAL AND ADMINISTRATIVE EXPENSES. In fiscal 1996, such expenses increased 179% to $94.9 million from $34.1 million in fiscal 1995. Substantially all of the increase is attributable to the 1995 Acquisitions, which expanded the Company's requirements for administrative personnel to support the substantially higher volume of business resulting from those acquisitions, as well as its need for additional corporate level management and other personnel to support implementation of the Company's expansion and growth plans. As a percentage of net revenues, general and administrative expenses increased from 40.5% to 46.2%, reflecting the presence of management services (which requires more administrative personnel to provide such services) as part of the Company's operations for all of fiscal 1996 but for only the last five months of fiscal 1995, primarily due to the acquisition of MSS, and a higher general and administrative cost structure at Home Care Affiliates compared to the Company's predecessor. These factors were partially offset by cost reduction initiatives achieved through consolidation of

certain of the Company's Tennessee operations following the acquisition of Home Care Affiliates.

     PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts increased to $6.1 million for fiscal 1996 from $3.4 million for fiscal 1995, as a result of the Company's significantly higher volume of business in fiscal 1996 and the increase in unpaid claims that had been submitted to Access MedPlus under the TennCare program. The provision for doubtful accounts decreased, however, as a percentage of net revenues (3.0% versus 4.0% in fiscal 1996 and 1995, respectively), primarily as a result of an improved payor mix reflected in the generally higher volume of business.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expense was $3.3 million and $1.6 million in fiscal 1996 and 1995, respectively. The large increase is primarily attributable to the 1995 Acquisitions. Depreciation and amortization expense decreased slightly as a percentage of net revenues for these periods (from 1.9% to 1.6%) because of the differences in the various assets purchased as part of the Company's acquisitions as compared with the revenues stream of these acquisitions.

     INTEREST EXPENSE, NET. Interest expense, net, was $902,000 in fiscal 1995 and increased substantially to $4.3 million in fiscal 1996, reflecting a substantial increase in the Company's outstanding indebtedness during 1996, primarily as a result of the 1995 Acquisitions and an increased business. In April 1996, however, the Company repaid $37.6 million of its borrowings under its former NationsBank credit facility, which significantly reduced the interest expense that the Company incurred during the remainder of fiscal 1996.

     NET INCOME. The Company's decrease in net income (to $199,000 for fiscal 1996 from $697,000 for fiscal 1995) reflects a $2.87 million net loss before income taxes in the fourth quarter of fiscal 1996 and is attributable to the above factors.


LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal capital requirements are for expansion of the services provided through its existing operations and working capital. The Company's near term growth objectives will require that Housecall have available substantial amounts of capital as the Company seeks to expand its presence and market share in select geographic markets. Historically, the Company has financed these requirements principally through issuances of stock, subordinated notes (including to affiliates), and borrowings under the Company's various agreements with banks.

     At June 30, 1997, the Company had cash and cash equivalents of $2.1 million and working capital of $18.1 million. As of August 31, 1997, the Company had approximately $4.4 million of cash and cash equivalents and $1.6 million ($3.0 million less $1.4 million letters of credit) of borrowing capacity under its Toronto-Dominion Amended and Restated Credit Agreement.

     Net accounts receivable at June 30, 1997 increased approximately $1.6 million from June 30, 1996, primarily as a result of net revenues increasing $2.0 million in the fourth quarter of fiscal 1997 over the fourth quarter of fiscal 1996. Days sales outstanding of 53.1 at June 30, 1997 were approximately one day higher than June 30, 1996. The Company has

placed significant importance on cash collections and as result, 108% of net revenues have been collected during the three months ended August 31, 1997. Management believes that the Company will generate positive cash flow from operations, which will enable the Company to fund its operations and anticipated growth for at least the next year. However, there are no assurances that such sources of capital will be adequate to meet the Company's requirements or that alternative financing sources will be available on terms acceptable to the Company. In addition, delays in reimbursements to the Company by third party payors or the effect of a Medicare adjustment with respect to a prior period's reimbursements may cause working capital constraints. While the Company has experienced such delays and adjustments, the Company has not had a working capital shortfall as a result of any such occurrence.

     During April 1996, the Company completed an initial public offering of 4,140,000 shares of its Common Stock that yielded $59.7 million of net proceeds to the Company. The Company used those proceeds to, among other things, redeem its outstanding shares of Series A Preferred Stock and repay all of its $37.6 million of its outstanding indebtedness under its NationsBank credit facility.

ANALYSIS OF CASH FLOWS

     At June 30, 1996, the Company had cash and cash equivalents of $7.8 million and working capital of $18.6 million. At June 30, 1997, these amounts were $2.1 million and $18.1 million, respectively. The change in these amounts from the end of fiscal 1996 reflects the acquisition of Messick Homecare and Healthfirst as well as the Company's net loss for 1997. Cash used by operating activities was $5.6 million for the fiscal year ended June 30, 1997. A significant use of cash was a decrease in accounts payable and other liabilities of $4.4 million. This decrease in accounts payable and other liabilities, net of the acquisition of Messick Homecare and Healthfirst, reflects the Company's lower volume of business in fiscal 1997 and also the timing of accruals at the respective year ends.

     During the fiscal year ended June 30, 1997, the Company's investing activities used $27.5 million in cash, with approximately $25.6 million (net of cash acquired) used for the acquisition of Messick Homecare and Healthfirst.

     Financing activities provided $27.5 million of cash during the fiscal year ended June 30, 1997. The net proceeds of approximately $37.0 million from the Toronto Dominion Credit
Facility was used to (i) acquire Messick Homecare and Healthfirst; (ii) repay $4.0 million of indebtedness to NationsBank;
(iii) repay $3.3 million of assumed debt in the above acquisitions; and (iv) pay $1.5 million in bank financing fees.

CERTAIN ACCOUNTING MATTERS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 "Earnings per Share" ("SFAS 128"), which will change the current method of computing earnings per share. The new standard requires presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined. SFAS 128 will be effective commencing with the Company's second quarter of the year ending June 30, 1998, and upon adoption, all prior-period earnings and per share data presented will be restated to conform with the provisions of the new pronouncement. Earlier adoption is not permitted. The Company does not believe such adoption will materially impact its financial statements.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Report of Independent Auditors, the Consolidated
Financial Statements and Notes to the Consolidated Financial
Statements that appear on pages F-1 through F-18 and S-1 of this Annual Report on Form 10-K are incorporated herein by reference.

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE

     During the Company's two most recent fiscal years, the Company did not change accountants and had no disagreement with its accountants on any matters of accounting principles or practices or financial statement disclosure which if booked would have a material impact on the financial statements.

                       PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


     The information contained under the heading "Election of Directors" in the definitive Proxy Statement to be used in connection with the solicitation of proxies for the Company's 1997 Annual Meeting of Shareholders, to be filed with the Commission, is incorporated herein by reference. Pursuant to instruction 3 to paragraph (b) of Item
401 of Regulation S-K, information relating to the executive officers of the Company is included in Item 1 of this Report.

ITEM 11.  EXECUTIVE COMPENSATION

     The information contained under the headings "Summary Compensation Table, "Option Grants in the Last Fiscal Year",
"Fiscal Year-End Option Values", "Ten Year Option/SAR Repricing", "Directors' Compensation", "Employment Agreement and Severance Agreements" in the definitive Proxy Statement to be used in connection with solicitation of proxies for the Company's 1997 Annual Meeting of Shareholders, to be filed with the Commission, is incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT

     The information contained under the heading " Voting Securities and Principal Shareholders" in the definitive Proxy Statement to be used in connection with the solicitation of proxies for the Company's 1997 Annual Meeting of Shareholders, to be filed with the Commission, is incorporated herein by reference. For purposes of determining the aggregate market value of the Company's voting stock held by nonaffiliates, shares held by all directors and executive officers of the Company have been excluded. The exclusion of such shares is not intended to, and shall not, constitute a determination as to which persons or entities may be "affiliates" of the Company as defined by the Commission.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information contained under the headings "Certain Transactions" and "Compensation Committee Interlocks and Insider Participation" in the definitive Proxy Statement to be used in connection with the solicitation of proxies for the Company's 1997 Annual Meeting of Shareholders, to be filed with the Commission, is incorporated herein by reference.


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
          FORM 8-K

     (a) 1. Financial Statements.

     The following financial statements and notes thereto of the Company are incorporated by reference in Item 8 of this Report:

          Report of Independent Auditors.

          Consolidated Balance Sheets at June 30, 1996 and June
          30, 1997

          Consolidated Statements of Operations for the years ended June 30, 1995, June 30, 1996, and June 30, 1997

          Consolidated Statements of Stockholders' Equity for the
          Years ended June 30, 1995, June 30, 1996, and June 30, 1997

          Consolidated Statements of Cash Flows for the Years ended June 30, 1995, June 30, 1996, and June 30, 1997

          Notes to Consolidated Financial Statements.

     2. Financial Statement Schedules.

     The following financial statement schedule is included on page S-1 of this Annual Report on Form 10-K. All other schedules have been omitted because they are not applicable, not required, or the information is included in the financial statements or notes thereto.

     Schedule II -- Valuation and Qualifying Accounts

     3. Exhibits.

     The following exhibits are required to be filed with this Annual Report on Form 10-K by Item 601 of Regulation S-K:

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
------         -------------------------------------------------------------------------
3.1         -- Restated Certificate of Incorporation of the Company, included as Exhibit
               3.1 to the Company's Form S-1, File No. 333-688, previously filed with the Commission and incorporated herein by reference.

3.2         -- Bylaws of the Company, included as Exhibit 3.2 to the Company's Form S-1,
               File No. 333-688, previously filed with the Commission and incorporated herein by reference.

10.1        -- Registration Rights Agreement, dated June 30, 1994, by and among the
               Company and the Several Participants named therein, as amended by the
               First Amendment thereto, dated June 29, 1995 and the Second Amendment thereto, dated August 28, 1995, included as Exhibit 10.3 to the Company's
               Form S-1, File No. 333-688, previously filed with the Commission and incorporated herein by reference.

10.2(a)     -- Amended and Restated Employment Agreement, dated as of January 1,
               1996, by and between the Company and George D. Shaunnessy, included as
               Exhibit 10.4 to the Company's Form S-1, File No. 333-688, previously filed with the Commission and incorporated herein by reference.*

10.2(b)     -- Severance Agreement, dated April 10, 1997, by and between the Company and George D. Shaunnessy.

10.3        -- Amended and Restated Employment Agreement, dated as of January 1, 1996, by and between the Company and Peter J. Bibb, included as Exhibit 10.5 to the Company's Form S-1, File No. 333-688, previously filed with the
               Commission and incorporated herein by reference.*

10.4        -- Amended and Restated Employment Agreement, dated as of January 1, 1996, by and between the Company and Harold W. Small, included as Exhibit 10.6 to the Company's Form S-1, File No. 333-688, previously filed with the
               Commission and incorporated herein by reference.*

10.5        -- Amended and Restated Employment Agreement, dated as of January 1, 1996, by and between the Company and Thomas F. Luthringer, included as Exhibit
               10.7 to the Company's Form S-1, File No. 333-688, previously filed with the Commission and incorporated herein by reference.*

10.6       --  Employment Agreement, dated March 11, 1997, by and between the Company and Daniel J. Kohl, included as Exhibit 10 to the Company's 10-Q ,
               File No. 0- 28134, previously filed with the Commission and incorporated herein by reference*

10.7       -- Asset Purchase Agreement between the Company and Messick Homecare, Inc.
              dated October 31, 1996, included as Exhibit 2 on the Company's 8-K, File No.
              000-28134,  previous filed with the Commission and incorporated herein by reference.

10.8       -- Covenant to Compete, dated May 31, 1995, executed by Home Care
              Affiliates, Inc. and the Company in favor of Res-Care, Inc., included as
              Exhibit 10.11 to the Company's Form S-1, File No. 333-688, previously filed with the Commission and incorporated herein by reference.

10.9      --  Asset Purchase Agreement between the Company and Healthfirst, Inc. dated
              May 13, 1997, included in the Company's Form 8-K, File No. 000-28134, previously filed with the Commission on August 27, 1997, and incorporated herein by reference.

10.10     -- Asset Purchase Agreement between the Company and R.N. Registry Inc.
             dated as of June 30, 1996, included as Exhibit 2.1 to the Company's Form 8-K having an event date of June 30, 1996, previously filed with the
              Commission and incorporated herein by reference.

10.11      -- Modified and Restated Credit Agreement("Credit Agreement"), dated July
              31, 1995 by and between the Company and NationsBank N.A. (Carolinas) as party and as agent for Toronto Dominion (Texas), Inc. and AmSouth Bank of
              Alabama, included as Exhibit 10.13 to the Company's Form S-1, File No.
              333-688, previously filed with the Commission and incorporated herein by reference.

10.12       -- Stock Option, granted as of September 19, 1995, by the Company to James
               E. Dalton, Jr., included as Exhibit 10.16 to the Company's Form S-1, File
               No. 333-688, previously filed with the Commission and incorporated herein by reference.*

10.13       -- Stock Option, granted as of September 19, 1995, by the Company to Howard
               R. Deutsch, included as Exhibit 10.17 to the Company's Form S-1, File No.
               333-688, previously filed with the Commission and incorporated herein by reference.*

10.14       -- Stock Option, granted as of September 19, 1995, by the Company to R. Dale
               Ross, included as Exhibit 10.18 to the Company's Form S-1, File No.
               333-688, previously filed with the Commission and incorporated herein by reference.*

10.15       -- Consulting Agreement by and between Green Mountain Software
               Corporation and Medical Support Services of Tennessee, Inc., dated October 25,
               1994,  included as Exhibit 10.19 to the Company's Form S-1, File No. 333-688,
               previously filed with the Commission and incorporated herein by reference.

10.16       -- Performance Stock Option and Restricted Stock Purchase Plan, dated June
               1994, included as Exhibit 4.3 to the Company's Form S-8, File No.
               333-07257, previously filed with the Commission and incorporated herein by reference.*

10.17       -- Stock Option and Restricted Stock Purchase Plan, dated June 1994 included as Exhibit 10.20 to the Company's Form S-1, Commission File No. 33-688,
               previously filed with the Commission and incorporated herein by reference.*

10.18       -- 1996 Stock Option and Restricted Stock Purchase Plan dated January 1996 included as Exhibit 4.1 to the Company's Form S-8, File No. 333-07257,
               previously filed with the Commission and incorporated herein by reference.*

10.19       -- Asset Purchase Agreement between the Company and R.N. Registry, Inc., dated as of June 30, 1996, included as Exhibit 2.1 to the Company's Form
               8-K, as amended, having an event date of June 30, 1996.


EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
10.19 (a)   -- Acquisition Agreement by and among Housecall Medical Resources, Inc., HFI
               Acquisition Corp., HFI Management, Inc., HFI Home Care Management, L.P.,
               The Shareholders of HFI Management, Inc. and the Partners of HFI Homecare
               Management, L.P., dated May 13, 1997 and included as Exhibit 2.1 to the
               Company's Form 8-K, File No. 000-28134, previously filed with Commission and incorporated herein by reference.

10.19(b)    -- Share Purchase Agreement by and among HFI Acquisition Corp. Housecall
               Medical Resources, Inc. HF Holdings, Inc., HTHF, Inc. and Home Technology
               Healthcare, Inc., dated May 13, 1997 and included as Exhibit 2.2 to the
               Company's File 8-K, File No. 000-28134, previously filed with Commission and incorporated herein by reference.

10.19(c)    -- First Amendment to Share Purchase Agreement and First Amendment to
               Acquisition Agreement by and between Housecall Medical Resources, Inc.,
               HFI Acquisition Corp., HFI Management, Inc., HFI Home Care Management,
               L.P., The Shareholders of HFI Management, Inc. and the partners of HFI Homecare
               Management, L.P., dated May 13, 1997 and included as Exhibit 2.3 to the
               Company's Form 8-K, File No. 000-28134, previously filed with Commission and incorporated herein by reference.

10.19(d)    -- Securities Acquisition Agreement by and between Housecall Medical Resources,
               Inc. and R. Steven Williams, dated as of May 13, 1997 and included as
               Exhibit 2.4 to the Company's Form 8-K, File No. 000-28134, previously filed with Commission and incorporated herein by reference.

10.20       -- Amended and Restated Credit Agreement with The Toronto-Dominion Bank dated as of May 13, 1997

11          -- Statement regarding computation of earnings per share.
21          -- Subsidiaries of the Company.
23          -- Consent of Ernst & Young LLP
27          -- Financial Data Schedule (for SEC use only).
99          -- Draft of Proxy Statement, dated October 15, 1997

* Management contract or compensatory plan or arrangement required to be filed as an Exhibit to this Annual Report on Form 10-K pursuant to Item
     14(c) of Form 10-K

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.............................................F-2
Consolidated Balance Sheets at, June 30, 1996 and June 30, 1997............F-3
Consolidated Statements of Operations -
Year Ended June 30, 1995, June 30, 1996, and June 30, 1997.................F-4
Consolidated Statements of Stockholders' Equity --
Year Ended June 30, 1995, June 30, 1996, and June 30, 1997.................F-5
Consolidated Statements of Cash Flows --
Year Ended June 30, 1995, June 30, 1996, and June 30, 1997.................F-6
Notes to Consolidated Financial Statements.................................F-7
Schedule II -- Valuation and Qualifying Accounts...........................S-1

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Housecall Medical Resources, Inc.

     We have audited the accompanying consolidated balance sheets of Housecall Medical Resources, Inc. (the "Company") as of June 30, 1996 and
1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a)2. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at June 30, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30,1997, in conformity with generally accepted accounting principles. Also, in our opinion the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/  ERNST & YOUNG LLP

Atlanta, Georgia
September 8, 1997

                 HOUSECALL MEDICAL RESOURCES, INC.

                     CONSOLIDATED BALANCE SHEETS


                                                                                            June 30,
                                                                                      ----------------------
                                                                                      1996              1997
                                                                                      ----              ----
                                            ASSETS
Current assets:
   Cash and cash equivalents                                                 $     7,785,000      $  2,074,000
   Accounts receivable -- less allowance for doubtful accounts of
      $2,920,000 in 1996 and $6,394,000 in 1997                                   27,293,000        28,927,000
   Income taxes receivable                                                           940,000         2,368,000
   Deferred income taxes                                                           3,223,000         3,956,000
   Inventory                                                                       1,067,000         1,144,000
   Other current assets                                                              920,000         1,125,000
                                                                              --------------       -----------
          Total current assets                                                    41,228,000        39,594,000

   Property and equipment:
      Land                                                                            25,000            25,000
      Building                                                                     1,411,000         1,526,000
      Furniture and equipment                                                      5,660,000        10,219,000
                                                                              --------------       -----------
                                                                                   7,096,000        11,770,000
   Less accumulated depreciation and amortization                                  1,927,000         2,738,000
                                                                              --------------       -----------
Net property and equipment                                                         5,169,000         9,032,000
Excess of cost of acquired businesses over fair values of net
   acquired                                                                       55,575,000        80,192,000
Deferred financing costs                                                           1,480,000         1,361,000
Other assets                                                                         493,000           587,000
                                                                              --------------       -----------
                                                                             $   103,945,000      $130,766,000
                                                                              ==============       ===========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                                          $     7,455,000      $  5,383,000
   Accrued payroll and related expenses                                            7,749,000         7,965,000
   Other accrued liabilities                                                       2,632,000         3,830,000
   Current portion of long-term debt                                               4,085,000         3,517,000
   Current portion of capital lease obligations                                      661,000           759,000
                                                                              --------------       -----------
      Total current liabilities                                                   22,582,000        21,454,000

   Long-term debt                                                                 10,186,000        43,214,000
   Capital lease obligations                                                       1,534,000         2,053,000
   Other long-term liabilities                                                     1,887,000         1,370,000
   Deferred income taxes                                                           1,005,000           828,000
   Commitments and contingencies
   Stockholders' equity:
     Preferred stock, $.10 par value, 9,800,000 shares authorized, no shares issued and outstanding
     Common stock, $.01 par value, 30,000,000 shares
       authorized, 10,218,900 and 10,285,400 shares issued and
       outstanding in 1996 and 1997                                                  102,000           103,000
   Additional paid in capital on common stock                                     66,649,000        66,714,000
   Retained earnings (deficit)                                                        --            (4,970,000)
                                                                              --------------       -----------
          Total stockholders' equity                                              66,751,000        61,847,000
                                                                              --------------       -----------
                                                                             $   103,945,000      $130,766,000
                                                                              ==============       ===========

See accompanying notes.

                 HOUSECALL MEDICAL RESOURCES, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                       Year Ended June 30,
                                                           -------------------------------------------
                                                           1995                1996              1997
                                                           ----                ----              ----
Net revenues                                         $   84,219,000     $  205,389,000      $  192,065,000
Operating expenses:
  Patient care                                           42,879,000         95,688 000          85,225,000
  General and administrative                             34,069,000         94,940,000         100,925,000
  Provision for doubtful accounts                         3,395,000          6,074,000           5,498,000
  Depreciation and amortization                           1,568,000          3,262,000           3,529,000
                                                       ------------      -------------       -------------
       Total operating expenses                          81,911,000        199,964,000         195,177,000
                                                       ------------      -------------       -------------
  Income(loss) from operations                            2,308,000          5,425,000          (3,112,000)
  Other income (expense):
   Interest income                                          180,000            348,000             219,000
   Interest expense                                      (1,082,000)        (4,679,000)         (2,918,000)
                                                       ------------      -------------       -------------
Income (loss) before income taxes                         1,406,000          1,094,000          (5,811,000)
Provision (benefit) for income taxes                        709,000            895,000          (1,743,000)
                                                       ------------      -------------       -------------
Net income (loss) before extraordinary item                 697,000            199,000          (4,068,000)
Extraordinary loss from early extinguishment
   of debt, net of $387,000 income tax benefit                 --                  --             (902,000)
                                                       ------------      -------------       -------------
Net income (loss)                                          697,000             199,000          (4,970,000)
Cumulative dividends and accretion on
   Series A Preferred Stock (redeemable)                (1,327,000)         (2,006,000)               --
                                                       -----------       -------------      ---------------
Net loss attributable to common stockholders         $    (630,000)      $  (1,807,000)      $  (4,970,000)

Net loss per common share:
  Loss before extraordinary item                     $       (0.10)      $       (0.24)      $       (0.40)
  Extraordinary Item                                           --                  --                (0.09)
                                                       ===========       =============       ==============
                                                     $       (0.10)    $         (0.24)     $        (0.49)
                                                       ===========       =============       ==============
Weighted average common shares outstanding               6,283,000           7,425,000           10,326,000
                                                       ===========       =============       ==============


See accompanying notes


                 HOUSECALL MEDICAL RESOURCES, INC

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                            Additional       Retained
                                                    Common Stock             Paid-in         Earnings
                                                Shares         Amount        Capital         (Deficit)           Total
                                                ---------------------       ----------      -----------          ------
Balance at July 1, 1994                              -       $      -      $         -    $        -       $           -
  Issuance of stock for cash                   5,454,150        56,000       8,340,000             -            8,396,000
  Issuance of stock in connection with
    an acquisition                               424,750         3,000         327,000             -              330,000
  Net income                                           -             -               -         697,000            697,000
  Accretion on Series A Preferred Stock                -             -               -         (27,000)           (27,000)
  Cumulative dividends on Series A
    Preferred Stock                                    -             -        (630,000)       (670,000)        (1,300,000)
                                              ----------      --------      ----------     -----------      -------------
Balance at June 30, 1995                       5,878,900        59,000       8,037,000              -           8,096,000

  Issuance of stock for cash                     200,000         2,000          798,000             -             800,000
  Issuance of stock in connection with
    initial public offering, net of
    issuance costs                             4,140,000        41,000       59,621,000             -          59,662,000
  Net income                                           -             -                -        199,000            199,000
  Accretion on Series A Preferred Stock                -                       (26,000)       (199,000)          (225,000)
  Cumulative dividends on Series A
    Preferred Stock (redeemed April, 1996)             -              -     (1,781,000)             -          (1,781,000)
                                              ----------      --------      ----------     -----------      -------------
Balance at June 30, 1996                      10,218,900       102,000      66,649,000                         66,751,000

  Exercise of common stock options                66,500         1,000          65,000              -              66,000
  Net loss                                             -             -               -      (4,970,000)        (4,970,000)
                                              ----------      --------      ----------     -----------      -------------
Balance at June 30, 1997                      10,285,400     $ 103,000     $66,714,000     $(4,970,000)     $  61,847,000
                                              ==========      =========     ===========     ==========       ============

See accompany notes.

                 HOUSECALL MEDICAL RESOURCES, INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Year Ended June 30,
                                                                      -----------------------------------
                                                                      1995          1996             1997
                                                                      ----          ----             ----
OPERATING ACTIVITIES
Net income (loss)                                              $    697,000   $    199,000     $  (4,970,000)
Adjustments to reconcile net  income (loss) to net cash
 provided (used) by operating activities:
 Depreciation and amortization                                    1,568,000      3,262,000         3,529,000
 Amortization of deferred financing costs                             --           433,000           442,000
 Deferred income taxes                                              489,000        (98,000)         (613,000)
 Extraordinary item                                                   --             --              902,000
 Changes in operating assets and liabilities, net of
   businesses:
      Accounts receivable                                          (750,000)    (5,455,000)           (21,000)
      Other current assets and inventory                           (577,000)       386,000            515,000
      Accounts payable                                            1,624,000       (395,000)        (2,876,000)
      Accrued payroll and related expenses                       (1,143,000)       912,000           (235,000)
      Other accrued liabilities                                     792,000     (1,769,000)        (1,297,000)
      Income taxes payable/receivable                            (1,803,000)        38,000         (1,042,000)
                                                                -----------    -----------        -----------
Net cash provided (used) by operating activities                    897,000     (2,487,000)        (5,666,000)

INVESTING ACTIVITIES
Payments for business acquisitions, net of cash acquired        (42,198,000)    (9,178,000)       (25,622,000)
Additions to property and equipment                                (118,000)    (1,039,000)        (2,169,000)
Other, net                                                          (99,000)    (1,010,000)           261,000
                                                                -----------    -----------        -----------
Net cash used in investing activities                           (42,415,000)   (11,227,000)       (27,530,000)

FINANCING ACTIVITIES
Net (repayments) borrowings under line of credit agreement         (793,000)         --                  --
Repayment of long-term debt                                           --       (41,731,000)          (123,000)
Proceeds from issuance of long-term debt                         44,576,000      9,171,000         36,999,000
Refinancing of long-term debt                                    (5,524,000)    (3,713,000)        (7,307,000)
Repayment of Series A Preferred Stock                                 --       (19,877,000)              --
Proceeds from issuance of Series A Preferred Stock               15,884,000           --                 --
Proceeds from issuance of common stock                            8,396,000    60,462,000              66,000
Principal payments under capital lease obligations                 (868,000)   (1,064,000)           (663,000)
Deferred financing costs                                         (1,804,000)      (98,000)         (1,487,000)
                                                                -----------    ----------          ----------
Net cash provided by financing activities                        59,867,000     3,150,000          27,485,000
                                                                -----------    ----------          ----------
Net increase (decrease) in cash and cash equivalents             18,349,000   (10,564,000)         (5,711,000)
Cash and cash equivalents at beginning of year                        --       18,349,000           7,785,000
                                                                -----------    ----------          ----------
Cash and cash equivalents at end of year                       $ 18,349,000   $ 7,785,000         $ 2,074,000
                                                                ===========    ==========           =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid                                                  $    856,000  $  4,341,000        $ 2,473,000
                                                                ===========    ==========           =========
Income taxes paid (received)                                   $  1,463,000  $  2,294,000        $  (574,000)
                                                                ===========    ==========           =========

See accompanying notes.

                    HOUSECALL MEDICAL RESOURCES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

   DESCRIPTION OF BUSINESS

     Housecall Medical Resources, Inc. (the "Company") was incorporated in June 1994 and commenced operations on July 1, 1994. The Company provides home health services and products including, home nursing and related care, infusion therapy, respiratory therapy, home medical equipment and hospice care. In addition, the Company provides management services -- consisting of clinical and marketing support, computerized billing and records retention services, staffing and other general administrative support -- to clients who are home health agencies. At June 30, 1997, the Company had operations in twenty states and the District of Columbia. A majority of the Company's outstanding common stock is owned by Welsh, Carson, Anderson & Stowe VI, L.P. and its affiliates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

NET REVENUES AND ESTIMATED SETTLEMENTS WITH THIRD PARTY PAYORS

     Services rendered to patients covered by Medicare and Medicaid programs represented approximately 70%, 67% and 71% of net revenues for the years ended June 30, 1995, 1996 and 1997, respectively. Payments for services rendered to patients covered by these programs are generally less than the billed charges. Provisions for contractual adjustments are made to reduce the charges to these patients to estimated receipts based upon the programs' method of payment, generally based on cost reimbursement determined on a retrospective basis. Final settlements under these programs are subject to administrative review and audit, and provisions are currently made for adjustments which may result during the period in which such adjustments become known. Net revenues are presented net of provisions for contractual adjustments and other allowances of $23,331,000, $58,407,000 and $44,234,000 in 1995, 1996, and
1997, respectively, in the accompanying consolidated statements of operations.

      In the ordinary course of business, services are rendered to patients who are financially unable to pay for the care. The value of these services is not material to the results of operations.

     Management services revenues are recognized at contracted rates as services are provided. The Company's management services agreements are generally for terms of one to five years. The Company is generally compensated based on the number of visits performed and billed by the managed agencies. Renewal of the agreements is subject to negotiation at their expiration. Management services revenues were $2,600,000, $8,100,000, and $10,100,000 1995, 1996 and 1997, respectively.

CASH EQUIVALENTS

     All highly liquid investments with maturities of three months or less are considered to be cash equivalents.

INVENTORY

     Inventory, which is comprised primarily of medical supplies held for sale and durable medical equipment, is valued at the lower of cost (determined by the first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives or the term of the lease, if shorter:

    Buildings                  30 to 35 years
    Furniture                    3 to 7 years
    Leasehold improvements      5 to 10 years

     Depreciation expense of $1,039,000, $1,854,000 and $1,850,000 includes amortization of assets recorded under capital leases for years ended June 30, 1995, 1996 and 1997, respectively.

EXCESS OF COST OF ACQUIRED BUSINESSES OVER THE FAIR VALUES OF ASSETS
ACQUIRED

     The excess of cost of acquired businesses over the fair values of assets acquired (goodwill) is being amortized by the Company over 40 years. Accumulated amortization at June 30, 1996 and 1997 was $1,855,000 and $3,481,000, respectively.

     The amortization period of goodwill was determined based on the Company's assessment of the future cash flows of the Company's acquired home health businesses. In evaluating anticipated future cash flows, the Company considered factors such as general home health industry trends, competition, regulatory and legal issues and other economic factors.

     In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("Statement No. 121"), the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that such assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than assets' net book values. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Based on the Company's estimate of future undiscounted cash flows, the Company expects to recover the carrying amounts of its long-lived assets. Nonetheless, it is reasonably possible that estimates of undiscounted cash flows may change in the near term resulting in the need to write-down certain assets to their fair values.

     On August 5, 1997, the United States Congress passed into law, the Balanced Budget Act of 1997, which included several key provisions related to the Medicare reimbursement program for providers of home health services. Provisions affecting the providers of home health services include the establishment and implementation of a prospective payment system in the Company's fiscal year 2001 as well as establishing an interim payment schedule prior to the implementation of the prospective payment system in which the Company will be reimbursed on the

lower of its actual costs or a new reimbursement limit for services. The interim payment schedule will be effective for the Company's 1999 fiscal year. The Company is studying the impact of the forthcoming reimbursement changes on its Medicare nursing business as it relates to the carrying value of its long-lived assets.

DEFERRED FINANCING COSTS

     The costs incurred in connection with negotiating and closing financing agreements are capitalized and amortized over the terms of the related agreements. Accumulated amortization of deferred financing costs at June 30, 1996 and 1997 was $423,000 and $331,000, respectively.

PER SHARE DATA

      Net loss per common share is calculated using the weighted average number of common and common equivalent shares, when dilutive, outstanding during the period. In addition, pursuant to the requirements of the Securities and Exchange Commission, common stock issued at prices lower than the initial public offering price and options to purchase common stock granted during the twelve months preceding January 26, 1996 (see
Note 5) have been included in the calculation of the shares used in computing per share information as if they were outstanding for all periods presented (using the treasury stock method at the initial public offering price of $16 per share). Net loss per common share calculated in accordance with generally accepted accounting principles would equal $(.26) and $(.12) for the years ended June 30, 1996 and 1995, respectively.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 "Earnings per Share" ("SFAS 128"), which will change the current method of computing earnings per share. The new standard requires presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined. SFAS 128 will be effective commencing with the Company's second quarter of the year ending June 30, 1998, and upon adoption, all prior-period earnings and per share data presented will be restated to conform with the provisions of the new pronouncement. Earlier adoption is not permitted. The Company does not believe such adoption will materially impact the financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, income tax receivable, deferred income taxes, other current assets, other assets, accounts payable, accrued payroll and related expenses, and other accrued liabilities approximate their fair values. The carrying amounts reported in the consolidated balance sheets for the term loan, revolver and capital lease obligations approximate fair value since the debt and capital leases bear interest at rates which approximate current market rates.

CONCENTRATION OF CREDIT RISK

     The Company's principal financial instruments subject to potential concentration of credit risk are its trade accounts receivable. At June 30, 1996 and 1997, $13,475,000 and $12,611,000, respectively, of net accounts receivable were due from Medicare and Medicaid. The concentration of credit risk with respect to accounts receivable from non-governmental payors is limited due to the large number of payors and their dispersion across many different insurance companies, individuals and geographic locations. Approximately 82% of the Company's net revenues in fiscal year 1997 were derived from its operations in Tennessee and Florida.

RECLASSIFICATIONS

     Reclassifications of certain 1995 and 1996 financial statement amounts have been made to conform to the 1997 presentation.

2. ACQUISITIONS

     On July 1, 1994, the Company acquired all of the outstanding stock of its predecessor entity Housecall, Inc. (the "Predecessor"), a home health company primarily operating in Tennessee and Virginia, for consideration of approximately $13,010,000 in cash, 330,000 shares of common stock and 6,600 shares of Series A Preferred Stock. The estimated fair value of the common stock and Series A Preferred Stock issued in connection with this transaction was $990,000. A portion of the cash consideration, approximately $3,325,000, was paid into escrow to secure the indemnification obligations of the selling shareholders of the Predecessor. As of June 30, 1997, the Company had made claims against the escrowed amount primarily relating to Medicare reimbursement liabilities which were not disclosed by the selling shareholders at the date of acquisition. Any amounts ultimately collected from the escrowed amount will be reflected as a reduction in the purchase price.

     On February 3, 1995, the Company acquired all of the outstanding stock of Medical Support Services, Inc. ("MSS"), a home health management company primarily operating in Alabama, for cash consideration of approximately $4,250,000. A portion of the cash consideration, approximately $300,000, was paid into escrow to secure the indemnification obligations of the selling shareholder of MSS. In connection with this transaction, the Company entered into employment and stock option agreements with the selling shareholder. Under the stock option agreement, the selling shareholder was granted an option to purchase 50,000 shares of the Company's common stock at an exercise price of $1 per share (the estimated fair value of the Company's common stock at that date). The selling shareholder exercised the option in March 1997.

     On May 31, 1995, the Company acquired all of the outstanding stock of Home Care Affiliates, Inc. ("HCAI"), a home health company primarily operating in Florida, Tennessee, Kentucky and Indiana for aggregate consideration of approximately $27,860,000, of which $25,600,000 was paid in cash with the remainder to be paid over the next four years. In addition, the Company agreed to grant to two of the selling shareholders the right to purchase up to 200,000 shares of the Company's common stock for $4 per share (the estimated fair value of the Company's common stock at that date). The selling shareholders exercised these purchase rights in August 1995, and purchased an aggregate of 200,000 shares of common stock for cash consideration of $800,000. After completing the HCAI acquisition, the Company evaluated the collectibility of accounts receivable of HCAI, and using its regular systematic approach, concluded


that it would record a $1 million charge to bad debt expense as of June 30, 1995, which amount is reflected in the Company's financial statements for the year then ended.

     On July 10, 1995, the Company acquired all of the outstanding stock of Biomedical Home Care Affiliates, Inc. ("Biomedical"), an infusion therapy services company primarily operating in Florida and North
Carolina, for consideration of approximately $9,000,000 in cash, including transaction costs and bonuses paid to Biomedical employees, and a subordinated note of $1,000,000.

     On June 30, 1996, the Company acquired the primary operating assets of R. N. Registry, Inc. ("R.N. Registry"), a home health agency operating in eleven counties in Indiana, for consideration of approximately
$225,000 in cash and $283,000 in assumed liabilities.

     On October 31, 1996, the Company acquired all of the outstanding stock of Messick Homecare, Inc. ("Messick"), a respiratory therapy and home medical equipment company primarily operating in Tennessee, for consideration of approximately $5,500,000 in cash and $2,100,000 in assumed debt. Approximately $850,000 of the merger consideration was placed in an escrow account at the closing; up to $750,000 of that escrow fund may be repayable to the Company depending on developments over the next 17 months with respect to decreases in the Medicare reimbursement rate for oxygen therapy and related services; the remaining $100,000 of the escrow amount comprises an indemnification fund. At June 30, 1997, the entire $850,000 remains in the escrow account.

     On May 13, 1997, the Company acquired all of the outstanding stock of the Healthfirst Entities, a group of companies related through common control and management, ("Healthfirst"), a group of management services companies that operate in nineteen states, for consideration of approximately $21,800,000 in cash and, $1,200,000 in assumed debt. In connection with the acquisition, the Company has agreed to issue approximately 63,000 shares of common stock in accordance with an employment agreement with one of the selling shareholders.

     Each of the above acquisitions was accounted for as a purchase transaction and, accordingly, the various assets acquired and liabilities assumed have been recorded at their respective fair values as of the dates of acquisition. The results of operations of the acquired businesses have been included in the accompanying consolidated statements of operations since their respective purchase dates.


     The following unaudited pro forma information for the year ended June 30, 1996 is presented as if Messick, Healthfirst and R.N. Registry had been acquired on July 1, 1995 and such information for the year ended June 30, 1997 is presented as if Messick and Healthfirst had been acquired on July 1, 1996. This information does not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on such dates.

                                                            1996              1997
                                                            ----              ----
Net revenue                                            $228,858,000     $207,837,000
Net loss                                                   (422,000)      (4,573,000)
Net loss attributable to common stockholders             (2,428,000)      (4,573,000)
Net loss per common share                                     (0.32)           (0.45)

3. LONG-TERM DEBT

     At June 30, 1996 and 1997, long-term debt consisted of:
                                                             1996              1997
                                                             ----              ----

Revolving credit and term loan agreement                  $4,000,000      $37,000,000
Subordinated notes payable                                 9,645,000        9,714,000
Other                                                        626,000           17,000
                                                          ----------      -----------
                                                          14,271,000       46,731,000
Current portion                                            4,085,000        3,517,000
                                                          ----------       ----------
                                                         $10,186,000      $43,214,000
                                                          ==========       ==========

     In May 1995, the Company entered into a Credit Agreement (the
"Agreement") with NationsBank, N.A..  The Agreement provided for a
$30,000,000 term loan facility ("Term Loan A"), a $13,000,000 term loan facility ("Term Loan B") and a revolving credit facility of $12,000,000.
In April 1996, the Company's borrowings under Term Loan A were repaid with proceeds from the Company's initial public offering, and the Term
Loan A facility was no longer available for borrowings by the Company. As of June 30, 1996, the Company had borrowings of $4,000,000 under the revolving credit facility.

     In October 1996, the Company entered into a loan (the "Bridge Loan") with a bank. The Bridge Loan provided for a $15,000,000 revolving credit facility. Borrowings under the Bridge Loan were used to repay the remaining indebtedness under the NationsBank Credit Facility and for the acquisition of Messick in October 1996. Borrowings outstanding under the Bridge Loan bear interest, at the Company's option, at either the bank's prime rate plus .75% or LIBOR plus 2.25%. Commitment fees of .5% are payable quarterly on the unused portion. The Company recorded charges in connection with the write-off of certain deferred financing costs related to the NationsBank Credit Facility. These items, totaling $1,289,000, have been reported as an extraordinary item, net of income taxes of $387,000 during the year ended June 30, 1997.

     On May 13, 1997 the Company entered into an Amended and Restated
Credit Agreement (the "Restated Agreement") that provides for a
$22,000,000 term loan and an $18,000,000 revolver. The proceeds of the term loan were used to acquire Healthfirst. Approximately $15,000,000 was drawn on the revolver to repay the Bridge Loan.

     Borrowings outstanding under the Restated Agreement bear interest, at the Company's option, at either the bank's prime rate (8.5% at June
30, 1997) plus 2.0% or an adjusted eurodollar rate, as defined by the Restated Agreement (5.8125% at June 30, 1997) plus 3.0%. Commitment fees of .375% are payable quarterly on the unused portion of the funds available under the Restated Agreement. In addition, in connection with the Restated Agreement, warrants for 150,000 shares of the Company's common stock were issued to the lender at a exercise price of $5.00 per share. The warrants are exercisable at any time through May 13, 2002.
The outstanding balance under the term loan is due in nine quarterly installments comprising currently earned interest and principal payments ranging from $1,500,000 to $3,500,000. The remaining outstanding balance under the revolving credit facility is due in full on May 1, 2000.
Borrowings under the Restated Agreement are secured by substantially all of the assets of the Company and its subsidiaries. As of June 30, 1997, the Company had borrowed $15,000,000 under the revolving credit facility.
The Company has standby letters of credit of approximately $1,400,000 as of June 30, 1997.

     On June 23, 1997, the Company entered into interest rate swap transactions with the bank under which the Company effectively fixed the interest rate on $22,000,000 of its borrowings under the Restated
Agreement at approximately 9.17% for the period from June 23, 1997 to May 1, 1999.

     The Restated Agreement requires prepayment of the borrowings for the amount of any excess cash flows, as defined, beginning in July 1998, and for the net proceeds from asset sales, the issuance of stock for cash under certain circumstances or the issuance of any additional debt.

     The Restated Agreement contains numerous restrictive covenants, which limit, among other things: future borrowings; payment of dividends on any class of the Company's capital stock; loans to subsidiaries, affiliates or third parties and certain investments. The Agreement also requires the maintenance of specified levels of cash flows, interest coverage and net worth.

     The subordinated notes (held by an affiliate of Welsh, Carson, Anderson & Stowe VI, L.P. -- see Note 1) have a face value of $10,000,000 and a stated interest rate of 10.5%. The notes were issued at a discount of $454,000 and have an effective interest rate of approximately 12.5%.
The notes are due in two equal installments on June 30, 2001 and June 30, 2002. The notes are subordinate to all obligations of the Company to banks or other financial institutions for borrowed money.

     The aggregate annual maturities of long-term debt at June 30, 1997 are:

                    YEAR ENDED JUNE 30,

1998                       $    3,517,000
1999                            7,500,000
2000                           26,000,000
2001                            4,857,000
Thereafter                      4,857,000
                           --------------
                           $   46,731,000
                           ==============



4. LEASE COMMITMENTS

CAPITAL LEASES

     The Company leases equipment under capital leases. During 1996 the Company entered into capital lease obligations with original principal amounts of approximately $225,000. During 1997, except for capital leases assumed in acquisitions, the Company did not enter into any new capital leases. At June 30, 1996 and 1997 property under capital leases consist of:

                                                          1996               1997
                                                          ----               ----
Building                                             $    662,000       $  1,764,000
Furniture and equipment                                 1,389,000          2,608,000
                                                       ----------        -----------
                                                        2,051,000          4,372,000
Less Accumulated amortization                             811,000          1,566,000
                                                       ----------        -----------
                                                     $  1,240,000       $  2,806,000
                                                       ==========        ===========

     The aggregate future minimum lease payments under capital leases are:

                                          YEAR ENDED JUNE 30,

1998                                              $   1,004,000
1999                                                    835,000
2000                                                    614,000
2001                                                    370,000
2002                                                    308,000
Thereafter                                              308,000
                                                    -----------
Total future minimum lease payments                   3,439,000
Less amount representing interest                       627,000
                                                    -----------
Present value of minimum lease
  payments at June 30, 1997                       $   2,812,000
                                                    ===========


OPERATING LEASES

     The Company leases equipment and office facilities under operating leases expiring through 2002. At June 30, 1997, the future minimum rentals under these operating leases are:

                     YEAR ENDED JUNE 30,

1998                                     $    7,620,000
1999                                          5,296,000
2000                                          3,501,000
2001                                          1,505,000
2002                                            404,000
Thereafter                                         --
                                           ------------
                                         $   18,326,000
                                           ============

     Rental expense under operating leases amounted to approximately
$1,953,000,  $6,347,000 and $10,659,000 for 1995, 1996 and 1997,
respectively.

5. EQUITY

     In April 1996, the Company completed an initial public offering for the sale of 4,140,000 shares of common stock. Net proceeds from the offering were approximately $59,662,000. The net proceeds were used in part to repay a portion of the Company's outstanding indebtedness under the NationsBank Credit facility, the $1 million subordinated note issued in connection with the acquisition of Biomedical, and to redeem all of the 167,960 shares of the Series A Preferred Stock and related accumulated and unpaid Series A Preferred Stock dividends for approximately $19,877,000. The difference between the carrying value of the Series A Preferred Stock and its redemption value, approximately
$205,000, was recorded as additional accretion to Preferred Stock resulting in a corresponding reduction in income attributable to common stockholders for the Company's fiscal 1996 fourth quarter results.

6. COMMITMENTS AND CONTINGENCIES

     At June 30, 1996, the Company maintained general and professional liability insurance with independent insurance carriers primarily on a claims-made basis. Beginning August 1, 1996, the Company purchased professional liability insurance with terms which are on an occurrence basis. The current policy expires on August 1, 1998. Should this policy not be renewed or replaced with equivalent insurance, claims based on occurrences during the term of the policy, but asserted subsequently, would be insured. Additionally, the Company's risk management system has procedures for identifying and reporting claims on a timely basis. Based on the claims history to date and the risk management system, management believes any incurred but not reported claims at June 30, 1997, would not be material to the Company's financial position or its results of operations.

     The Company is a party to a number of legal actions arising in the ordinary course of its business. In management's opinion, after consultation with legal counsel, settlement of these actions, will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

      On August 30, 1996, two lawsuits were filed by certain persons who seek to represent a class of shareholders who purchased shares of the Company's common stock in the April 1996 public offering or in the subsequent aftermarket. In September and November 1996 two additional lawsuits were filed with similar representations. The individual plaintiffs in all four cases allege that they were induced to purchase the Company's stock on the basis of misrepresentations about the Company and its prospects. The complaints assert claims under Sections 11, 12(2) and 15 of the Securities Act of 1933. The complaints name as the defendants the Company, its directors and certain of its officers, and the lead underwriters associated with the public offering. By an order dated December 5, 1996, The United States District Court for the Northern
District of Georgia consolidated all four actions. In January 1997 a Consolidated Amended Complaint was filed in the Northern District of Georgia. On March 13, 1997, the Company moved to dismiss the
Consolidated Amended Complaint. The Company intends to vigorously defend this lawsuit.

7. INCOME TAXES

     The components of the provision (benefit) for income taxes for 1995, 1996 and 1997 consist of:

                                     1995          1996            1997
Current:
  Federal                        $  185,000    $ 1,400,000   $ (1,231,000)
  State                              35,000        123,000       (106,000)
                                   --------      ---------     ----------
    Total current                   220,000      1,523,000     (1,337,000)
Deferred:
  Federal                           411,000       (529,000)      (342,000)
  State                              78,000        (99,000)       (64,000)
                                    -------      ---------      ---------
    Total deferred                  489,000      (628,000)       (406,000)
                                    -------      ---------      ---------
                                 $  709,000    $  895,000    $ (1,743,000)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities at June 30, 1996 and 1997 are:

                                                 1996            1997
                                                 ----            ----
Deferred tax assets
    Nondeductible accruals and allowances   $ 3,223,000     $  3,956,000
                                             ----------       ----------
         Total deferred tax assets            3,223,000        3,956,000
Deferred tax liabilities
    Amortization                               (381,000)       (395,000)
    Depreciation                               (414,000)       (428,000)
    Other                                      (210,000)         (5,000)
                                             ----------        --------
                                             (1,005,000)       (828,000)
                                             ----------      ----------
Net deferred income taxes                   $ 2,218,000     $ 3,128,000
                                            ===========      ==========


     A reconciliation of the provision (benefit) for income taxes to the federal statutory rate of 34% for 1995, 1996 and 1997 is:

                                                     1995         1996            1997
                                                     ----         ----            ----
Statutory federal income tax expense (benefit)   $ 478,000    $ 372,000   $  (1,976,000)
    State income taxes, net of federal expense      65,000       44,000        (113,000)
       (benefit)
    Non-deductible amortization of intangible
    assets                                         150,000      393,000         499,000
    Other                                           16,000       86,000        (153,000)
                                                 ---------     --------     -----------
    Provision (benefit) for income taxes         $ 709,000    $ 895,000   $  (1,743,000)

8. RETIREMENT PLANS

     Substantially all of the Company's employees participate in various defined contribution benefit plans. Company contributions to the plans are generally at the discretion of the Company. The Company made contributions of $163,000, $883,000 and $655,000 to these benefit plans for 1995, 1996 and 1997, respectively.

9. STOCK OPTION PLANS

     The Company has adopted three stock option and restricted stock purchase plans (the "Plans"). Under the Plans, an aggregate of 2,517,702 shares have been reserved for issuance to employees, officers and directors of the Company. On May 1, 1997 the 1996 Restricted Stock and Stock Option Plan ("1996 Plan") was amended and restated to increase the number of options from 500,000 to 1,300,000 that may be issued. The Board of Directors, or a committee thereof, has the sole authority to grant the options including the determination of the exercise price, the vesting period, the exercise period and the number of options granted. The plans provide for the granting of both non-qualified stock options and incentive stock options. A summary of activity under the Plans is as follows:

                                                    OPTION           WEIGHTED
                                    NUMBER OF        PRICE            AVERAGE
                                     SHARES        PER SHARE           PRICE

Balance, July, 1994                $     -      $       -        $       -
     Granted                         1,157,220     1.00-4.00             1.81
     Canceled                          (23,000)    1.00-4.00             1.00
                                     ---------    -----------        --------
Balance, July, 1995                  1,134,220     1.00-4.00             1.83
     Granted                           428,625     8.00-13.00           11.06
     Canceled                          (42,425)    1.00-13.00            6.87
                                     ---------    -----------        --------
Balance, July, 1996                  1,520,420     1.00-13.00            4.29
     Granted                           946,000     4.00-4.50             4.08
     Canceled                         (694,557)    1.00-13.00            5.86
     Exercised                         (66,481)    1.00-4.00             1.15
                                     ---------    -----------        --------
Balance, July, 1997                $ 1,705,382  $  1.00-13.00            3.65
                                     =========    ===========        ========

     The stock options granted under the Plans during 1996 and 1997 have been at exercise prices equal to or greater than the fair market value of the Company's common stock at the date of grant. No compensation expense was recognized for the options granted in 1996 and 1997. Options under the incentive plan generally will vest over a five-year period. Options to purchase 250,000 shares were granted under a performance plan with accelerated vesting at the achievement of certain stock price targets.

     Effective May 22, 1997, the Company approved a plan to reprice options to purchase 667,400 shares of common stock granted to employees pursuant to the 1996 Plan. Options originally priced from $5.69 to $13.00 per share were repriced at $4.00 per share, the closing market price on May 22, 1997. None of the repriced options were fully vested prior to the repricing. The vesting schedule of the repriced options did not change as a result of the repricing.

     Options under the Plans generally vest ratably over one to five year service periods from the date of grant. All options have a term of ten years.

     Options for the purchase of 361,369 and 561,636 shares of common stock were exercisable at June 30, 1996 and 1997, respectively. The following table summarizes information concerning outstanding and exercisable options at June 30, 1997:



                              Options outstanding                 Options Exercisable
                     ------------------------------------      --------------------------
                                     Weighted
                                     Average     Weighted                       Weighted
  Range of               Number     remaining    Average         Number         Average
  Exercise              Options     Contractual  Exercise        Options        Exercise
    Price             Outstanding      Life       Price        Exercisable        Price
  --------            -----------   ----------   --------      -----------      --------
$1.00-$4.50           1,610,932         8.69     $  3.14         510,746       $    1.90

$8.00-$13.00             94,450         8.47     $  12.50         50,890       $   12.81
                     ------------------------------------       ------------------------

                      1,705,382         8.67     $   3.65        561,636       $   2.89
                     ------------------------------------       ------------------------

     In July 1996, the Company adopted FASB Statement No. 123, "Accounting for Stock-Based Compensation." Under Statement No. 123, the Company may continue following existing accounting rules or adopt a new fair value method of valuing stock-based awards. The Company has elected to continue to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options and not adopt the alternative fair value method of accounting provided under Statement No. 123. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro Forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to June 30, 1995 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for both 1996 and 1997: risk free interest rates of 5.39% to 6.40% depending on the date of grant; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.795; a weighted-average expected life of the options of six years and a weighted average expected life of the warrants of five years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows (in thousands, except for earnings per share information):

                                           Year Ended June 30,
                                        ----------------------
                                        1996             1997
                                        ----             ----
         Pro forma net loss         $(1,880,000)     $(6,216,000)
         Pro forma loss per share   $     (0.25)     $     (0.61)

     The weighted-average fair value of options granted during 1996 and 1997 is $7.07 and $2.31, respectively. The weighted average fair value of warrants granted during 1997 is $4.16. Because Statement 123 is applicable only to options granted subsequent to June 30, 1995, its pro forma effect will not be fully reflected until 2000.


                                                          SCHEDULE II---VALUATION AND QUALIFYING ACCOUNTS
                                                                 HOUSECALL MEDICAL RESOURCES, INC.
                                                                            June 30, 1997


                Column A                    Column B                Column C                  Column D           Column E
-------------------------------------------------------------------------------------------------------------------------
                                                                   Additions
                                                         ---------------------------
                                           Balance at
                                          Beginning of    Charged to       Charged to                         Balance at End
               Description                   Period      and Expenses      Accounts-     Deductions-Describe    of Period
-----------------------------------------------------------------------------------------------------------------------------
Year Ended June 30, 1997:
     Deducted from Assets Accounts:
        Allowance for Doubtful Accounts   $  2,920,000  $ 5,498,000                      $  2,024,000<F1>    $   6,394,000
                                          ============  ===========                      ===============     ==============


Year Ended June 30, 1996:
     Deducted from Assets Accounts:
        Allowance for Doubtful Accounts   $ 2,510,000   $ 6,074,000                      $  5,664,000 <F1>   $   2,920,000
                                          ===========   ===========                      =================   ==============

Year Ended June 30, 1995:
     Deducted from Assets Accounts:
        Allowance for Doubtful Accounts   $ 1,619,000   $3,395,000                       $  2,504,000 <F1>   $   2,510,000
                                          ===========   ==========                       =================   =============

<F1>    Uncollectible accounts written off, net of recoveries

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Annual Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 7th day of October, 1997.

                                          HOUSECALL MEDICAL RESOURCES, INC.
                                            (Registrant)

                                          By:   /s/  DANIEL J. KOHL
                                             -----------------------------------
                                                    Daniel J. Kohl
                                            Title: President and Chief Executive
                                                           Officer

                        POWER OF ATTORNEY AND SIGNATURES

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Daniel J. Kohl or Fred C. Follmer, or either of them, as attorney-in-fact with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Annual Report on Form 10-K and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or is substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Company in the capacities set forth and on the 7th day of October, 1996.

SIGNATURE                                        TITLE
--------------------------------------------  ---------------------------------

/s/  DANIEL J. KOHL                           President, Chief Executive
--------------------------------------------  Officer, and Director
Daniel J. Kohl                                (Principal Executive Officer)

/s/  FRED C. FOLLMER                          Vice President, Chief Financial
--------------------------------------------  Officer, and Secretary (Principal
Fred C. Follmer                               Financial and Accounting Officer)

/s/  JAMES B. HOOVER                          Chairman of the Board
--------------------------------------------
James B. Hoover

/s/  HOWARD R. DEUTSCH                         Director
--------------------------------------------
Howard R. Deutsch

/s/  JAMES E. DALTON, JR.                       Director
--------------------------------------------
James E. Dalton, Jr.

/s/  ANDREW M. PAUL                             Director
--------------------------------------------
Andrew M. Paul

/s/  R. DALE ROSS                               Director
---------------------------------------------
Dale Ross

                           EXHIBIT INDEX

Exhibit
Number         Description
-------        -----------
10.2(b)        Severance Agreement, dated April 10, 1997, by and between
                the Company and George D. Shaunnessey
10.20          Amended and Restated Credit Agreement with The Toronto-Dominion
               Bank dated as of May 13, 1997
11             Statement regarding computation of earnings per share
21             Subsidiaries of the Registrant
23             Consent of Ernst & Young LLP
27             Financial Data Schedule (for SEC use only)
99             Draft of Proxy Statement dated October 15, 1997

                            APPENDIX E





    FORMS 10-Q FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997,
           THE SIX MONTHS ENDED DECEMBER 31, 1997, AND
               THE NINE MONTHS ENDED MARCH 31, 1998
                                 FORM 10-Q

                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549


[x] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the period ended March 31, 1998

                                    OR

[  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934

For the transition period from ____ to ____

                      Commission File Number 0-28134

                     HOUSECALL MEDICAL RESOURCES, INC.
          ----------------------------------------------------------
            (Exact name of registrant as specified in its charter)

     Delaware                                 58-2114917
----------------------------                ----------------
(State or other jurisdiction                (I.R.S. Employer
of incorporation or                           Identification No.)
organization)

      1000 Abernathy Road, Building 400, Suite 1825, Atlanta, Georgia  30328
      ----------------------------------------------------------------------
      (Address of principal executive offices and zip code)

                             (770) 379-9000
       --------------------------------------------------------------
       (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been
subject to such filing requirements for the past 90 days.  Yes x    No
                                                           ---     ---

Shares outstanding of each of the issuer's classes of common stock at November 12, 1997: 10,399,915 shares of Common Stock, $0.01 par value share.

                                  INDEX
                    Housecall Medical Resources, Inc.


Part I. Financial Information

Item 1. Financial Statements (Unaudited)

        Condensed consolidated balance sheets at June 30, 1997
        and March 31, 1998

        Condensed consolidated statements of operations -
        Three months ended March 31, 1998 and 1997; Nine months ended March 31, 1998 and 1997

        Condensed consolidated statements of stockholders' equity - Nine months ended March 31, 1998

        Condensed consolidated statements of cash flows
        - Nine months ended March 31, 1998 and 1997

        Notes to condensed consolidated financial statements
        - March 31, 1998

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations


Part II. Other Information.


Item 6. Exhibits and Reports on Form 8-K


Signatures

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

                       HOUSECALL MEDICAL RESOURCES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                            June 30,            March, 31
                                                                              1997                1998
                                                                          ----------          -----------
                                                                                              (unaudited)


                                              ASSETS
Current assets:
   Cash and cash equivalents                                                $   2,074,000   $     77,000
   Accounts receivable -- less allowance for doubtful accounts of
       $6,394,000 at June 30, 1997 and $6,052,000 at March 31, 1998            28,927,000     27,550,000
   Income taxes receivable                                                      2,368,000      2,820,000
   Deferred income taxes                                                        3,956,000      5,313,000
   Inventory                                                                    1,144,000      1,151,000
   Other current assets                                                         1,125,000      1,387,000
                                                                          ---------------   ------------
         Total current assets                                                  39,594,000     38,298,000

Property and equipment, net                                                     9,032,000      9,078,000
Excess of cost of acquired businesses over fair values of net assets acquired  80,192,000     76,105,000
Deferred financing costs                                                        1,361,000      1,079,000
Other assets                                                                      587,000        610,000
                                                                          ---------------   ------------
                                                                          $   130,766,000   $ 25,170,000
                                                                          ===============   ============

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                       $     5,383,000   $  4,878,000
   Accrued payroll and related expenses                                         7,965,000      7,355,000
   Other accrued liabilities                                                    3,830,000      2,701,000
   Current portion of long-term debt                                            3,517,000      9,503,000
   Current portion of  capital lease obligations                                  759,000        556,000
                                                                          ---------------   ------------
      Total current liabilities                                                21,454,000     24,993,000

Long-term debt                                                                 43,214,000     37,943,000
Capital lease obligations                                                       2,053,000      1,648,000
Other long-term liabilities                                                     1,370,000        936,000
Deferred income taxes                                                             828,000        828,000
Commitments and contingencies
Stockholders' equity:
   Common stock, $.01 par value, 30,000,000 shares authorized,
     10,285,000 and 10,400,000 shares issued and outstanding                      103,000        104,000
   Additional paid-in capital on common stock                                  66,714,000     66,882,000
   Retained earnings (deficit)                                                 (4,970,000)    (8,164,000)
                                                                          ---------------   ------------
      Total stockholders' equity                                               61,847,000     58,822,000
                                                                          ---------------   ------------
                                                                          $   130,766,000   $125,170,000
                                                                          ===============   ============

                                         See accompanying notes.

                               HOUSECALL MEDICAL RESOURCES, INC.

                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                          (Unaudited)

                                                   Three months ended                 Nine months ended
                                                         March 31,                          March 31,
                                                    1997          1998               1997            1998
                                                 ----------    ----------       -----------      ----------


Net revenue                                     $  46,457,000   $  42,035,000    $  143,010,000   $ 135,182,000
Operating expenses:
  Patient care                                     21,184,000      17,797,000        64,303,000      54,257,000
  General and administrative                       26,513,000      22,333,000        74,878,000      74,590,000
  Provision for doubtful accounts                   2,585,000       1,084,000         3,645,000       3,228,000
  Depreciation and amortization                       867,000       1,097,000         2,468,000       3,364,000
                                                -------------   -------------    ------------
--  --------------
          Total operating expenses                 51,149,000      42,311,000       145,294,000     135,439,000
                                                -------------   -------------    --------------   -------------
Income (loss) from operations                      (4,692,000)       (276,000)       (2,284,000)       (257,000)
  Interest expense, net                               615,000       1,517,000         1,676,000       4,309,000
                                                -------------   -------------    --------------   -------------
Income (loss) before income taxes and
    extraordinary item                             (5,307,000)     (1,793,000)       (3,960,000)     (4,566,000)
Provision (benefit) for income taxes               (1,737,000)       (537,000)       (1,188,000)     (1,372,000)
                                                -------------   -------------    --------------   -------------
Income (loss) before extraordinary item            (3,570,000)     (1,256,000)      (2,772,000)     (3,194,000)
Extraordinary loss from early extinguishment of
     debt, net of $554,000 income tax benefit         167,000               -           902,000              -
                                                -------------   -------------    --------------   -------------
Net income (loss)                               $  (3,737,000)  $  (1,256,000)   $   (3,674,000)  $  (3,194,000)
                                                =============   =============    ===============  =============

Basic and Diluted Earnings Per Common Share:
Income (loss) per common share:
     Income (loss) before extraordinary item    $       (0.35)  $       (0.12)   $        (0.27)  $       (0.31)
     Extraordinary item                                 (0.02)             -              (0.09)              -
                                                --------------  --------------   ---------------  -------------
Net income (loss)                               $       (0.37)  $       (0.12)   $        (0.36)  $       (0.31)
                                                =============   =============    ===============  =============

Weighted average common and common
   equivalent shares outstanding                   10,223,000     10,400,000        10,220,000       10,384,000
                                                =============   =============    ===============  =============

                                              See accompanying notes.


                                                   HOUSECALL MEDICAL RESOURCES, INC.

                                        CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                               (Unaudited)

                                                              Additional     Retained
                                 Common Stock                   Paid-in      Earnings
                                    Shares       Amount         Capital      (Deficit)       Total
                                 ----------   -----------    ------------   ------------   ----------

Balance at June 30, 1997         10,285,000   $  103,000     $ 66,714,000  $ (4,970,000)  $  61,847,000

Exercise of common stock options    115,000        1,000          168,000                       169,000

Net loss                                                                     (3,194,000)     (3,194,000)
                                 ----------   ----------     ------------  -------------  --------------
Balance at  March 31, 1998       10,400,000   $  104,000     $ 66,882,000  $ (8,164,000)  $  58,822,000
                                 ==========   ==========     ============  =============  ==============

                                              See accompanying notes.

                           HOUSECALL MEDICAL RESOURCES, INC.

                     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        (Unaudited)

                                                                              Nine months ended
                                                                                 March 31,
                                                                           1997            1998
Operating activities
Net income (loss)                                                    $   (3,674,000)    $  (3,194,000)
Adjustments to reconcile net income (loss)  to net cash
provided (used) by operating activities:
   Depreciation and amortization                                          2,470,000         3,365,000
   Amortization of deferred financing costs                                 289,000           520,000
   Deferred income taxes                                                 (1,373,000)       (1,372,000)
   Extraordinary item                                                       902,000                 -
   Changes in operating assets and liabilities:
      Accounts receivable                                                 1,176,000           948,000
      Other current assets and inventory                                    (93,000)         (269,000)
      Accounts payable                                                   (3,048,000)         (505,000)
      Accrued payroll and related expenses and other accrued liabilities  1,057,000          (571,000)
      Income taxes payable / receivable                                     (96,000)         (437,000)
                                                                     --------------     -------------
Net cash provided (used) by operating activities                         (2,390,000)       (1,515,000)


Investing activities
Payments for business acquisitions, net of cash acquired                 (5,448,000)                -
Additions to property and equipment                                      (1,216,000)       (1,927,000)
Settlement with sellers of acquired companies                                     -         2,670,000
Other, net                                                                 (618,000)         (597,000)
                                                                     --------------     -------------
Net cash provided (used) by investing activities                         (7,282,000)          146,000


Financing activities
Repayments of long-term debt                                                (67,000)                -
Proceeds from issuance of long-term debt                                 13,588,000                 -
Refinancing of long-term debt                                            (6,708,000)                -
Proceeds from issuance of common stock                                       53,000           169,000
Principal payments under capital lease obligations                         (563,000)         (608,000)
Deferred financing costs                                                   (804,000)         (189,000)
                                                                     --------------     -------------
Net cash provided (used) by financing activities                          5,499,000          (628,000)
                                                                     --------------     -------------


Net increase (decreased) in cash and cash equivalents                    (4,173,000)       (1,997,000)
Cash and cash equivalents at beginning of period                          7,785,000         2,074,000
                                                                     --------------     -------------
Cash and cash equivalents at end of period                           $    3,612,000     $      77,000
                                                                     ==============     =============

                                          See accompanying notes.

                                   HOUSECALL MEDICAL RESOURCES, INC.

                        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                              (Unaudited)
1.  Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 1O-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.
In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Operating results for the three and nine-month periods ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998. For further information, refer to the company's consolidated financial statements and footnotes thereto for the year ended June 30, 1997.

2.  Earnings Per Share

In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented in accordance with Statement 128 requirements.

3.  Acquisitions

The following unaudited pro forma information for the nine months ended March 31, 1997 is presented as if the fiscal 1997 acquisitions of Messick Homecare and Healthfirst, described in Note 2 to the Company's consolidated financial statements for the year ended June 30, 1997, had been effected as of July 1, 1996. The pro forma information is in thousands, (except per share amounts):

                                                        Nine months ended
                                                          March 31, 1997
                                                        -----------------
Net revenues                                                 $157,230
Income (loss) before extraordinary item                        (3,106)
Net income (loss)                                              (4,008)
Net income (loss) per common share                              (0.36)

4.  Commitments and Contingencies

At July 1, 1997 the Company maintained general and professional liability insurance with independent insurance carriers primarily on an occurrence basis. Beginning August 1, 1997, the Company purchased professional liability insurance with terms which are similar. Prior to August 1, 1996, the Company maintained general and professional liability insurance primarily on a
claims made basis.   Claims based on occurrences during the term of the
policy, but asserted subsequently, would be insured.

Additionally, the Company's risk management system has procedures for identifying and reporting claims on a timely basis. Based on the claims history to date and the risk management system, management believes any incurred but not reported claims at March 31, 1998, would not be material to the Company's financial position or its results of operations.


On August 30, 1996, two lawsuits were filed by certain persons who seek to represent a class of shareholders who purchased shares of the Company's common stock in the April 1996 public offering or in the subsequent after market. In September and November 1996 two additional lawsuits were filed with similar representations. The individual plaintiffs in all four cases allege that they were induced to purchase the Company's stock on the basis of misrepresentations about the Company and its prospects. The complaints assert claims under Section 11, 12(2), and 15 of the Securities Act of 1933. The complaints name as the defendants the Company, its Directors and certain of its then existing officers, and the lead underwriters associated with the public offering. By an order dated December 5, 1996, The
United States District Court for the Northern District of Georgia consolidated all four actions. In January 1997 a Consolidated
Amended Complaint was filed in the Northern District of Georgia.
On March 13, 1997, the Company moved to dismiss the Consolidated
Amended Complaint.  On March 30,1998, the Court granted the
Company's Joint Motion to Dismiss allowing Plaintiffs leave to reopen this case by filing an amended complaint within Thirty (30) days. On April 29,1998, the Plaintiffs filed the Second
Amended Class Action Complaint with the Court. The Company intends to vigorously defend this lawsuit.

The Company is a party to a number of legal actions arising in the ordinary course of its business. In management's opinion, after consultation with legal counsel, settlement of these actions, will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

5.  Intangible Assets
In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of
 ("Statement No. 121"), the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that such assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the assets' net book values. Due to the upcoming changes in the Medicare reimbursement program for providers of home health services and the Company's recording of significant recurring losses, the Company is continuing the study to determine the impact as it relates to the carrying value of its long-lived assets. Management expects to complete this study during the next several months. It is reasonably possible that the study may conclude that it is necessary to write down certain assets to their fair market value.


ITEM 2.     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In the following discussions, most percentages and dollar
amounts have been rounded to aid presentation; as a result
all such figures are approximations.    References to such
approximations have generally been omitted.

In addition to the historical information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations, certain matters set forth below may contain forward-looking statements.
Such forward-looking statements involve a number of risks and uncertainties that could cause results to differ materially from any such statements, including the risk and uncertainties discussed in the Company's annual report on Form 10-K for its fiscal year ended June 30, 1997 under the caption "Certain Factors Affecting Forward-Looking Statements" Item 1, Business, which discussion is incorporated herein by this reference.

Results of Operations

Housecall's results of operations during the three and nine month periods ended March 31, 1998 reflect the performance of the Messick Homecare and Healthfirst acquisitions (collectively referred to as the "Fiscal 1997 Acquisitions") for the entire period, but Housecall's results of operations during the three and nine month periods ended March 31, 1997 reflect the performance of Messick Homecare (which was acquired in November 1996) since acquisition, and does not reflect the performance of Healthfirst
(which was acquired in May 1997).

The following table sets forth, for the periods indicated, selected financial information as a percentage of net revenue:


                                                       Percentage of Net Revenue
                                       -------------------------------------------------------
                                       Three months ended                    Nine months ended
                                             March 31,                            March 31,
                                        1997          1998                 1997            1998
                                      -------        -------             -------         -------
Net revenue                              100.0 %       100.0 %             100.0 %         100.0%
Operating expenses:
   Patient care                           45.6          42.3                45.0            40.1
   General and administrative             57.0          53.1                52.4            55.2
   Provision for doubtful accounts         5.6           2.6                 2.5             2.4
   Depreciation and amortization           1.9           2.6                 1.7             2.5
                                        -------        -------             -------        -------
        Total operating expenses         110.1         100.6               101.6           100.2
                                        -------        -------             -------        -------
Income (loss) from operations            (10.1)         (0.6)               (1.6)           (0.2)
Interest expense, net                      1.3           3.6                 1.2             3.2
                                        -------        -------             -------        -------
Income (loss) before income taxes and
   extraordinary item                    (11.4)         (4.2)               (2.8)           (3.4)
Provision (benefit) for income taxes      (3.7)         (1.3)               (0.8)           (1.0)
                                        -------        -------             -------        -------
Income (loss) before extraordinary item   (7.7)         (2.9)               (2.0)           (2.4)
Extraordinary item                         0.4           0.0                 0.6             0.0
                                        -------        -------             -------        -------
Net income (loss)                         (8.1)%        (2.9)%              (2.6)%         (2.4)%
                                        =======        =======             =======        =======

Net Revenue.  Net revenue decreased 9.5% in the third quarter of fiscal
1998 to $42.0 million compared to $46.5 million for the third quarter of fiscal 1997. For the first nine months of fiscal 1998, net revenue of $135.2 million was 5.5% lower than the same period in fiscal 1997.
The decrease in net revenue for the third quarter and the first nine months of fiscal 1998 is primarily attributable to a decline in Medicare nursing visits and Medicare cost-based reimbursement resulting from venipuncture being disallowed as a reimbursable procedure and the Company's continuing efforts to reduce costs. The majority of the decrease in nursing net revenue was offset by increases in respiratory therapy/home medical equipment (RT/HME) and management services for the third quarter and the first nine months of fiscal 1998. Infusion therapy revenue for the first nine months of fiscal 1998 was 4.1% below the first nine months of fiscal 1997; however, for the third quarter of fiscal 1998, infusion therapy revenue increased 4.5% over the same period in the prior year.


Patient Care Costs. Patient care costs decreased 16.0% in the third quarter of fiscal 1998 to $17.8 million compared to $21.2 million for the third quarter of fiscal 1997. Patient care costs also decreased 15.6% in the first nine months of fiscal 1998 to $54.3 million from $64.3 million for the same period of fiscal 1997. In each case, the decrease is primarily attributable to the same factors mentioned above with respect to the decrease in net revenue during the period, and the decrease in Medicare nursing visits. As a percentage of net revenue, the decrease in patient care cost reflects the change in the Company's business mix.
RT/HME has a significantly lower patient care cost percentage of net revenue than nursing services, and the management services segment (which experienced increased volume primarily as a result of the May 1997 acquisition of Healthfirst) does not generate any patient care cost.


General and Administrative Expenses. General and administrative expenses decreased 15.8% in the third quarter of fiscal 1998 to $22.3 million compared to $26.5 million for the third quarter of fiscal 1997. For the first nine months of fiscal 1998, general and administrative expenses decreased slightly to $74.6 million from $74.9 million for the comparable period of fiscal 1997, or .4%.
Part of the decrease for the three months ended March 31, 1998 and the first nine months of fiscal 1998 is attributable to staff reductions and cost cutting that was implemented during the first two quarters of fiscal year 1998. Most of that decrease, however, is offset by the fact that all management services expenses are classified as general and administrative and the segment increased as a percentage of net revenues from 3.9% to 10.3% for the nine months ended
March 31, 1998, compared to the period ended March 31, 1997, reflecting the acquisition of Healthfirst.


Provision for Doubtful Accounts. The provision for doubtful accounts for the third quarter and the first nine months of fiscal 1998 was 2.6% and 2.4% of revenues, respectively. The provision was substantially higher in the fiscal 1997 third quarter as a result of the Company's change in business mix whereby cost-based nursing revenue decreased while RT/HME and management services revenue (which incur a higher incident of bad debt) increased. For the nine months ended March 31, 1998 and 1997, the provision for doubtful accounts was comparable.


Depreciation and Amortization Expenses. Depreciation and amortization expense increased to $3.4 million and $1.1 million for the nine months and the third quarter of fiscal 1998, respectively, from $2.5 million and $.9 million in the nine months and the third quarter of fiscal 1997, respectively, primarily due to the Fiscal 1997 Acquisitions.


Interest Expense, Net. Interest expense increased in the third quarter of fiscal 1998 to $1.5 million compared to $.6 million in the third quarter of fiscal 1997. Interest expense increased in the first nine months of fiscal 1998 to $4.3 million compared to $1.7 million for the first nine months of fiscal 1997. The increases are primarily due to additional borrowings incurred in connection with the Fiscal 1997 Acquisitions.


Impact of Year 2000

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


Based on a recent assessment, the Company determined that it will be required to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company.


The Company will utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. The Company anticipates completing the Year 2000 project within 12 to 15 months but not later than June 30, 1999, which is prior to any anticipated impact on its operating systems. The total cost of the Year 2000 project has not been determined and is anticipated to be funded through operating cash flows.
Except for purchases of new software, these costs will be expensed as incurred. There is no assurance that these costs will not have a material effect on the results of operations.


Liquidity and Capital Resources

Management believes that cash flow generated from operations, and available credit lines, will be adequate to enable the Company to fund its operations for at least the next year. In the event operations do not provide sufficient cash flow to fund operations, management intends to obtain financing from alternate sources. Management also recognizes that scheduled debt service payments over the next twelve months will not be achieved in the absence of additional sources of cash. Strategic alternatives are presently being reviewed in order to remedy this situation, and accordingly, management has not included its long-term borrowings in current liabilities.
No assurance can be given that alternative sources of financing will be available or that management will be able to remedy the scheduled debt payment requirements. In addition, delays in reimbursements to the Company by third party payors (or the effect of a Medicare adjustment with respect to a prior period's reimbursement) may cause working capital constraints.

At June 30, 1997, the Company had cash and cash equivalents of $2.1 million and working capital of $18.1 million. At March 31, 1998, these amounts were $.1 million and $13.3 million, respectively. Cash used by operating activities was $1.5 million for the nine months ended March 31, 1998.

The Company's investing activities provided $.1 million cash during the nine months ended March 31, 1998. The investing activities primarily consisted of the settlement with sellers of acquired companies for $2.7 million in cash, and the Company used approximately $1.9 million for additions to property, plant and equipment.

Financing activities used $.6 million of cash during the nine months ended March 31 1998. The most significant component of financing activities were the payments of principal on capital leases.


Part 11.  Other Information
Item 6. Exhibits and Reports on Form 8-K.
(a)  Exhibits

          Exhibit 27 - Financial Data Schedule (for SEC use only)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         Housecall Medical Resources, Inc.
                                                       (Registrant)





Date:   May 20, 1998                      by:   /s/  Fred C. Follmer
                                              ---------------------------------
                                                     Fred C. Follmer
                                                     Chief Financial Officer

                                  FORM 10-Q
                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


[x] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the period ended December 31, 1997

                                    OR

[  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934

     For the transition period from ____ to ____

                      Commission File Number 0-28134

                    HOUSECALL MEDICAL RESOURCES, INC.
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)

     Delaware                                     58-2114917
----------------------------                    ----------------
(State or other jurisdiction                     (I.R.S. Employer
of incorporation or                              Identification No.)
organization)

 1000 Abernathy Road, Building 400, Suite 1825, Atlanta, Georgia  30328
  ----------------------------------------------------------------------
        (Address of principal executive offices and zip code)

                             (770) 379-9000
           ----------------------------------------------------
           (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
  Yes x    No
     ---    ---

Shares outstanding of each of the issuer's classes of common stock at February 11, 1998: 10,399,915 shares of Common Stock, $0.01 par value share.


                                  INDEX

                    Housecall Medical Resources, Inc.


Part I. Financial Information

Item 1. Financial Statements (Unaudited)

   Condensed consolidated balance sheets at June 30, 1997 and December 31, 1997

   Condensed consolidated statements of operations - Three months ended December 31, 1997 and 1996; Six months ended December 31, 1997 and 1996

   Condensed consolidated statement of stockholders' equity - Six months ended December 31, 1997

   Condensed consolidated statements of cash flows - Six months ended December 31, 1997 and 1996

   Notes to condensed consolidated financial statements - December 31, 1997

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations


Part II. Other Information.


Item 6. Exhibits and Reports on Form 8-K


Signatures

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

                       HOUSECALL MEDICAL RESOURCES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                    June 30,         December 31,
                                                                                      1997               1997
                                                                               -------------         -------------
                                                                                                      (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                                   $    2,074,000       $    2,082,000
   Accounts receivable -- less allowance for doubtful accounts of
     $6,394,000 in June 30, 1997 and $ 7,143,000 at December 31, 1997              28,927,000           27,241,000
   Income taxes receivable                                                          2,368,000            2,658,000
   Deferred income taxes                                                            3,956,000            4,775,000
   Inventory                                                                        1,144,000            1,108,000
   Other current assets                                                             1,125,000            1,738,000
                                                                               --------------        -------------
        Total current assets                                                       39,594,000           39,602,000

Property and equipment, net                                                         9,032,000            9,145,000
Excess of cost of acquired businesses over fair values of net assets               80,192,000           77,001,000
    acquired
Deferred financing costs                                                            1,361,000            1,243,000
Other assets                                                                          587,000              663,000
                                                                               --------------        -------------
                                                                               $  130,766,000        $ 127,654,000
                                                                               ==============        =============
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                            $    5,383,000        $   4,806,000
   Accrued payroll and related expenses                                             7,965,000            7,824,000
   Other accrued liabilities                                                        3,830,000            3,203,000
   Current portion of long-term debt                                                3,517,000            7,500,000
   Current portion of  capital lease obligations                                      759,000              708,000
                                                                               --------------        -------------
        Total current liabilities                                                  21,454,000           24,041,000

Long-term debt                                                                     43,214,000           39,933,000
Capital lease obligations                                                           2,053,000            1,703,000
Other long-term liabilities                                                         1,370,000            1,071,000
Deferred income taxes                                                                 828,000              828,000

Commitments and contingencies
Stockholders' equity:
   Common stock, $.01 par value, 30,000,000 shares authorized, and
      10,285,000 and 10,400,000 shares issued and outstanding                         103,000              104,000
   Additional paid-in capital on common stock                                      66,714,000           66,882,000
   Retained earnings (deficit)                                                     (4,970,000)          (6,908,000)
                                                                               --------------        -------------
        Total stockholders' equity                                                 61,847,000           60,078,000
                                                                               --------------        -------------
                                                                               $  130,766,000        $ 127,654,000
                                                                               ==============        =============
        >
                     See accompanying notes.

                               HOUSECALL MEDICAL RESOURCES, INC.

                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                          (Unaudited)


                                                    Three months ended                  Six months ended
                                                       December 31,                        December 31,
                                                  1996               1997             1996              1997
                                              -----------        -----------       -----------      -----------
Net revenue                                   $48,027,000        $44,976,000      $ 96,552,000     $ 93,147,000
Operating expenses:
   Patient care                                21,298,000         18,019,000        43,118,000       36,460,000
   General and administrative                  23,682,000         25,398,000        48,365,000       52,257,000
   Provision for doubtful accounts                491,000          1,057,000         1,060,000        2,144,000
   Depreciation and amortization                  831,000          1,127,000         1,601,000        2,267,000
                                              -----------        -----------       -----------      -----------
        Total operating expenses               46,302,000         45,601,000        94,144,000       93,128,000
                                              -----------        -----------       -----------      -----------
Income (loss) from operations                   1,725,000           (625,000)        2,408,000           19,000
Interest expense, net                             567,000          1,502,000         1,061,000        2,792,000
                                              -----------        -----------       -----------      -----------
Income (loss) before income taxes
   and extraordinary item                       1,158,000         (2,127,000)        1,347,000       (2,773,000)
Provision (benefit) for income taxes              468,000           (639,000)          549,000         (835,000)
                                              -----------        -----------       -----------      -----------
Income (loss) before extraordinary item           690,000         (1,488,000)          798,000       (1,938,000)
Extraordinary loss from early extinguishment
  of debt, net of $554,000 income tax benefit     735,000                  -           735,000                -
                                               -----------        -----------      -----------     ------------
Net income (loss)                             $   (45,000)       $(1,488,000)      $    63,000      $(1,938,000)
                                               ===========        ===========      ===========       ===========

Earnings Per Common Share:
Income (loss) per common share
    Income (loss) before extraordinary item   $     0.06         $    (0.14)       $     0.07      $     (0.19)
    Extraordinary item                             (0.06)                 -             (0.06)               -
                                              ===========        ===========        ===========      ===========
Net income (loss)                             $    (0.00)        $    (0.14)       $     0.01      $     (0.19)
                                              ===========        ===========        ===========      ===========
Weighted average common and common
   equivalent shares outstanding               10,921,000         10,400,000        11,055,000       10,377,000
                                              ===========        ===========        ===========      ===========

Earnings Per Common Share - Assuming Dilution:
Income (loss) per common share
    Income (loss) before extraordinary item   $     0.06         $    (0.14)       $     0.07      $     (0.19)
    Extraordinary item                             (0.06)                 -             (0.06)               -
                                               ===========       ===========         ===========     ===========
Net income (loss)                             $    (0.00)        $    (0.14)       $     0.01      $     (0.19)
                                              ===========        ===========         ===========     ===========
Weighted average common and common
   equivalent shares outstanding               11,033,000         10,400,000        11,111,000       10,377,000
                                              ===========        ===========        ===========      ===========

                See accompanying notes

                                        HOUSECALL MEDICAL RESOURCES, INC.

                             CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS'  EQUITY

                                          Common Stock              Additional         Retained
                                     -----------------------          Paid-in          Earnings
                                      Shares          Amount         Capital          (Deficit)          Total
                                     ----------   ----------        -----------       ----------      ----------
Balance at June 30, 1997            10,285,000   $    103,000     $  66,714,000     $ (4,970,000)    $ 61,847,000

Exercise of common stock               115,000          1,000           168,000                           169,000

Net loss                                                                              (1,938,000)      (1,938,000)
                                    ----------    -----------      ------------      ------------     ------------
Balance at December 31, 1997        10,400,000   $    104,000     $  66,882,000     $ (6,908,000)    $ 60,078,000
                                    ==========    ===========      ============      ============     ===========
                   See accompanying notes.

                           HOUSECALL MEDICAL RESOURCES, INC.

                     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        (Unaudited)

                                                                        Six months ended
                                                                           December 31,
                                                                      1996               1997
                                                                  ----------         -----------
OPERATING ACTIVITIES
Net income (loss)                                                 $   63,000         $(1,938,000)
Adjustments to reconcile net income (loss) to net cash
 provided (used) by operating activities:
   Depreciation and amortization                                   1,601,000           2,267,000
   Amortization of deferred financing costs                          202,000             334,000
   Deferred income taxes                                                   -            (835,000)
   Extraordinary items                                               735,000                   -
   Changes in operating assets and liabilities:
      Accounts receivable                                         (2,108,000)          1,257,000
      Other current assets and inventory                            (376,000)           (577,000)
      Accounts payable                                            (1,749,000)           (577,000)
      Accrued payroll and related expenses                          (567,000)           (122,000)
      Other accrued liabilities                                            -             525,000
      Income taxes payable / receivable                              459,000            (274,000)
                                                                  ----------          ----------
Net cash provided (used) by operating activities                  (1,740,000)             60,000

INVESTING ACTIVITIES
Payments for business acquisitions, net of cash acquired          (5,448,000)                 -
Additions to property and equipment                               (  786,000)         (1,431,000)
Settlement with sellers of acquired company                               -            2,300,000
Other, net                                                          (344,000)           (505,000)
                                                                  ----------          ----------
Net cash used by investing activities                             (6,578,000)            364,000

FINANCING ACTIVITIES
Repayments of long-term debt                                         (46,000)                  -
Proceeds from issuance of long-term debt                          11,988,000                   -
Refinancing of long-term debt                                     (6,708,000)                  -
Proceeds from issuance of common stock                                     -             169,000
Principal payments under capital lease obligations                  (390,000)           (402,000)
Deferred financing costs                                            (763,000)           (183,000)
                                                                  ----------          ----------
Net cash used by financing activities                              4,081,000            (416,000)
                                                                  ----------          ----------

Net increase in cash and cash equivalents                         (4,237,000)              8,000
Cash and cash equivalents at beginning of period                   7,785,000           2,074,000
                                                                  ----------          ----------

Cash and cash equivalents at end of period                        $3,548,000         $ 2,082,000
                                                                ==============       =============

See accompanying notes.
                    HOUSECALL MEDICAL RESOURCES, INC.

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               (Unaudited)

1.    Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Operating results for the three and six-month periods ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998. For further information, refer to the company's consolidated financial statements and footnotes thereto for the year ended June 30, 1997.

2.   EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.
All earnings per share amounts for all periods have been presented in accordance with Statement 128 requirements.


3.   ACQUISITIONS

     The following unaudited pro forma information for the six months ended December 31, 1996 is presented as if the fiscal 1997 acquisitions of Messick Homecare and Healthfirst, described in
Note 2 to the Company's consolidated financial statements for the year ended June 30, 1997, had been effected as of July 1, 1996. The pro forma information is in thousands, (except per share amounts):

                                        Six MONTHS ENDED
                                           DECEMBER 31,
                                               1996
                                           -------------
Net revenue                                 $ 106,267
Income (loss) before extraordinary item           460
Net loss (loss)                                  (275)
Net loss (loss) per common share                (0.02)


4.  COMMITMENTS AND CONTINGENCIES

     At July 1, 1997, the Company maintained general and professional liability insurance with independent insurance carriers primarily on an occurrence basis. Beginning August 1, 1997, the Company purchased professional liability insurance with terms which are similar.
Prior to August 1, 1996, the Company maintained general and professional liability insurance primarily on a claims made basis. Claims based on occurrences during the term of the policy, but asserted subsequently, would be insured. Additionally, the Company's risk management system has procedures for identifying and reporting claims on a timely basis. Based on the claims history to date and the risk management system, management believes any incurred but not reported claims at December 31, 1997, would not be material to the Company's financial position or its results of operations.

On August 30, 1996, two lawsuits were filed by certain persons who seek to represent a class of shareholders who purchased shares of the Company's common stock in the April 1996 public offering or in the subsequent after market. In September and November 1996 two additional lawsuits were filed with similar representations. The individual plaintiffs in all four cases allege that they were induced to purchase the Company's stock on the basis of misrepresentations about the Company and its prospects. The complaints assert claims under
Section 11, 12(2), and 15 of the Securities Act of 1933. The complaints name as the defendants the Company, its Directors and certain of its officers, and the lead underwriters associated with the public offering. By an order dated December 5, 1996, The United States District Court for the Northern District of Georgia consolidated all four actions. In January 1997 a Consolidated Amended Complaint was filed in the Northern District of Georgia. On March 13, 1997, the Company moved to dismiss the Consolidated Amended Complaint.
The Company intends to vigorously defend this lawsuit.

The Company is a party to a number of legal actions arising in the ordinary course of its business. In management's opinion, after consultation with legal counsel, settlement of these actions, will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.


5.   Intangible Assets

     In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("Statement No. 121"), the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that such assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than assets' net book values. Due to the upcoming changes in the Medicare reimbursement program for providers of home health services and the Company's recording of significant recurring losses, the Company plans to begin a study to determine the impact as it relates to the carrying value of its long-lived assets. Management expects to complete this study during the next three to six month period. It is reasonably possible that the study may conclude that it is necessary to write down certain assets to their fair market value.


ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     In the following discussions, most percentages and dollar amounts have been rounded to aid presentation; as a result all such figures are approximations. References to such approximations have generally been omitted.

     In addition to the historical information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations, certain matters set forth below may contain forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties that could cause results to differ materially from any such statements, including the risk and uncertainties discussed in the Company's annual report on Form 10-K for its fiscal year ended June 30, 1997 under the caption "Certain Factors Affecting Forward-Looking Statements" Item 1, Business, which discussion is incorporated herein by this reference.


RESULTS OF OPERATIONS

     Housecall's results of operations during the three and six month periods ended December 31, 1997 reflect the performance of the Messick Homecare and Healthfirst acquisitions (collectively referred to as the "1997 Acquisitions") for the entire period, but Housecall's results of operations during the three and six month period ended December 31, 1996 reflect the performance of Messick acquisition for the months of November and December and do not reflect the performance of the Healthfirst acquisition.


     The following table sets forth, for the periods indicated, selected financial information as a percentage of net revenue:

                                             PERCENTAGE OF NET REVENUE      PERCENTAGE OF NET REVENUE
                                                THREE MONTHS ENDED               SIX MONTHS ENDED
                                                    DECEMBER 31,                    DECEMBER 31,
                                                 1996           1997           1996           1997
                                                ------         ------         ------         ------
Net revenue                                     100.0%         100.0%         100.0%         100.0%
Operating expenses:
  Patient care                                   44.4           40.1           44.6           39.1
  General and administrative                     49.3           56.5           50.1           56.2
  Provision for doubtful accounts                 1.0            2.4            1.1            2.3
  Depreciation and amortization                   1.7            2.5            1.7            2.4
                                                -----          -----          -----          -----
     Total operating expenses                    96.4          101.5           97.5          100.0
                                                -----          -----          -----          -----
Income (loss) from operations                     3.6           (1.5)           2.5           (0.0)
Interest expense, net                             1.2            3.3            1.1            3.0
                                                -----          -----          -----          -----
Income (loss) before income taxes and
   extraordinary item                             2.4           (4.8)           1.4           (3.0)
Provision (benefit) for income taxes              1.0           (1.5)           0.6           (0.9)
                                                -----          -----          -----          -----
Income (loss) before extraordinary item           1.4           (3.3)           0.8           (2.1)
Extraordinary item                                1.5            0.0            0.7            0.0
                                                -----          -----          -----          -----
Net income (loss)                                (0.1)%         (3.3)%          0.1%          (2.1)%
                                                 =====          ======        =====          ======

     NET REVENUE. Net revenue decreased 6.3% in the second quarter of fiscal 1998 to $45.0 million compared to $48.0 million for the second quarter of fiscal 1997. For the first six months of fiscal 1998, net revenue of $93.1 million was 3.5% lower than the same period in fiscal 1997. The decrease in net revenue for the second quarter and the first six months of fiscal 1998 is primarily attributable to a decline in Medicare nursing visits and Medicare cost-based reimbursement resulting from the Company's continuing efforts to reduce costs. The majority of the decrease in nursing net revenue was offset by increases in respiratory therapy/home medical equipment (RT/HME) and management services for the second quarter of fiscal 1998 and the first six months of fiscal 1998. Infusion therapy revenue for the first six months of fiscal 1998 was 7.8% below the first six months of fiscal 1997, however, for the second quarter of fiscal 1998 infusion therapy revenue increased 2.7% over the same period in the prior year.

     PATIENT CARE COSTS. Patient care costs decreased 15.4% in the second quarter of fiscal 1998 to $18.0 million compared to $21.3 million for the second quarter of fiscal 1997. Patient care costs also decreased 15.4% in the first six months of fiscal 1998 to $36.5 million from $43.1 million for the same period of fiscal 1997.
In each case, the decrease is primarily attributable to the same factors mentioned above with respect to the decrease in net revenue during the period, and the decrease in Medicare nursing visits.
As a percentage of net revenue, the decrease in patient care cost reflects the change in the Company's business mix. RT/HME has a significantly lower patient care cost percentage of net revenue than nursing services and the management services segment does not generate any patient care cost.


     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 7.3% in the second quarter of fiscal 1998 to $25.4 million compared to $23.7 million for the second quarter of fiscal 1997. For the first six months of fiscal 1998 general and administrative expenses increased to $52.3 million from $48.4 million for the comparable period of fiscal 1997, or 8.1%. Part of the increase for the first six months of fiscal 1998 is attributable to the addition of marketing and sales staff during fiscal 1998 to support implementation of the Company's expansion and growth plans, which affected expenses before the benefits of increased net revenue is achieved. In addition, much of the increase is attributable to the fact that all management services expenses are classified as general and administrative and the segment increased as a percentage of net revenues from 2% to 91% for the six months ended December 31, 1996 and 1997, respectively.


     PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts for the second quarter and the first six months of fiscal 1998 was 2.4% and 2.3% of revenues, respectively. The provision was substantially lower in fiscal 1997 as a result of the Company's change in business mix whereby the decrease in cost-based nursing revenue has shifted to increased RT/HME and management services revenue which incur a higher incident of bad debt.


     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expense increased to $2.3 million and $1.1 million in the six months and the second quarter of fiscal 1998 from $1.6 million and $.8 million in the six months and the second quarter of fiscal 1997, respectively, primarily due to the fiscal year 1997 acquisitions.


     INTEREST EXPENSE, NET. Interest expense increased in the second quarter of fiscal 1998 to $1.5 million compared to $.6 million in the second quarter of fiscal 1997. Interest expense increased in the first six months of fiscal 1998 to $2.8 million compared to $1.1 million for the first six months of fiscal 1997. This increase is also primarily due to the fiscal year 1997 acquisitions.


IMPACT OF YEAR 2000
     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using
"00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

Based on a recent assessment, the Company determined that it will be required to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter.
The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company.

     The Company has initiated formal communications with all of its significant suppliers and large third party payors, including the Medicare Program, to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. There can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems. The Company has determined it has no exposure to contingencies related to the Year 2000 Issue for services it has provided.

    The Company will utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. The Company anticipates completing the Year 2000 project within 12 to 18 months but not later than June 30, 1999, which is prior to any anticipated impact on its operating systems. The total cost of the Year 2000 project has not been determined and is anticipated to be funded through operating cash flows. Except for purchases of new software, these costs will be expensed as incurred. There is no assurance that these costs will not have a material effect on the results of operations.


LIQUIDITY AND CAPITAL RESOURCES

    Management believes that cash flow generated from operations, will be adequate to enable the Company to fund its operations and scheduled debt payments, for at least the next year. In the event operations do not provide sufficient cash flow to fund operations and scheduled debt payments, management intends to obtain financing from alternate sources. However, no assurance can be given that alternative sources of financing will be available. In addition, delays in reimbursements to the Company by third party payors
(or the effect of a Medicare adjustment with respect to a prior period's reimbursement) may cause working capital constraints.
While the Company has experienced such delays and adjustments, the Company has not had a working capital shortfall as a result of such occurrence.

    At June 30, 1997, the Company had cash and cash equivalents of $2.1 million and working capital of $18.1 million. At
December 31, 1997, these amounts were $2.1 million and $15.5 million, respectively. Cash provided by operating activities was $.1 million for the six months ended December 31, 1997.

    The Company's investing activities provided $.4 million cash during the six months ended December 31, 1996. The investing activities primarily consisted of the settlement with sellers of an acquired company for $2.3 million in cash and the Company used approximately $1.4 million for additions to property, plant and equipment.

    Financing activities used $.4 million of cash during the six months ended December 31 1997. The most significant components of financing activities were the payments of principal on capital leases and deferred financing costs.


Part II. Other Information

Item 6.  Exhibits and Reports on Form 8-K.

     (a) Exhibits

          Exhibit 27 - Financial Data Schedule (for SEC use only)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              Housecall Medical Resources, Inc.
                                       (Registrant)



Date:  February 14, 1998      by:  /s/  Fred C. Follmer
                                 --------------------------------------
                                        Fred C. Follmer
                                        Chief Financial Officer

                                FORM 10-Q
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549


[x] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the period ended September 30, 1997

                                    OR

[  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934

For the transition period from ____ to ____

                      Commission File Number 0-28134

                      HOUSECALL MEDICAL RESOURCES, INC.
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)

     Delaware                                     58-2114917
----------------------------                     ----------------
(State or other jurisdiction                     (I.R.S. Employer
of incorporation or                              Identification No.)
organization)

      1000 Abernathy Road, Building 400, Suite 1825, Atlanta, Georgia  30328
      ----------------------------------------------------------------------
          (Address of principal executive offices and zip code)

                             (770) 379-9000
           ----------------------------------------------------
           (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been
subject to such filing requirements for the past 90 days.  Yes x    No
                                                              ---     ---

Shares outstanding of each of the issuer's classes of common stock at November 12, 1997: 10,399,915 shares of Common Stock, $0.01 par value share.

                                  INDEX

                    Housecall Medical Resources, Inc.


Part I. Financial Information

Item 1. Financial Statements (Unaudited)

   Condensed consolidated balance sheets at June 30, 1997 and September 30,
   1997

   Condensed consolidated statements of operations - Three months ended September 30, 1996 and 1997

   Condensed consolidated statement of stockholders' equity - Three months ended September 30, 1997

   Condensed consolidated statements of cash flows - Three months ended September 30, 1996 and 1997

   Notes to condensed consolidated financial statements - September 30,
   1997

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations


Part II. Other Information.


Item 6. Exhibits and Reports on Form 8-K


Signatures

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

                       HOUSECALL MEDICAL RESOURCES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                    June 30,         September 30,
                                                                                      1997               1997
                                                                               -------------         -------------
                                                                                                      (Unaudited)
                            ASSETS
Current assets:
   Cash and cash equivalents                                                   $    2,074,000       $    3,048,000
   Accounts receivable -- less allowance for doubtful accounts of
     $6,394,000 in June 30, 1997 and $ 6,541,000 at September 30, 1997             28,927,000           24,234,000
   Income taxes receivable                                                          2,368,000            3,147,000
   Deferred income taxes                                                            3,956,000            4,152,000
   Other current assets                                                             2,269,000            2,988,000
                                                                               --------------        -------------
        Total current assets                                                       39,594,000           37,569,000

Property and equipment, net                                                         9,032,000            9,373,000
Excess of cost of acquired businesses over fair values of net assets               80,192,000           79,817,000
    acquired
Deferred financing costs                                                            1,361,000            1,264,000
Other assets                                                                          587,000              587,000
                                                                               --------------        -------------
                                                                               $  130,766,000        $ 128,610,000
                                                                               ==============        =============
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                            $    5,383,000        $   5,119,000
   Accrued payroll and related expenses                                             7,965,000            7,434,000
   Other accrued liabilities                                                        3,830,000            2,887,000
   Current portion of long-term debt                                                3,517,000            5,507,000
   Current portion of  capital lease obligations                                      759,000            1,076,000
                                                                               --------------        -------------
        Total current liabilities                                                  21,454,000           22,023,000

Long-term debt                                                                     43,214,000           41,230,000
Capital lease obligations                                                           2,053,000            1,751,000
Other long-term liabilities                                                         1,370,000            1,212,000
Deferred income taxes                                                                 828,000              828,000
Commitments and contingencies
Stockholders' equity:
   Common stock, $.01 par value, 30,000,000 shares authorized, and
      10,285,000 and 10,400,000 shares issued and outstanding                         103,000              104,000
   Additional paid-in capital on common stock                                      66,714,000           66,882,000
   Retained earnings (deficit)                                                     (4,970,000)          (5,420,000)
                                                                               --------------        -------------
        Total stockholders' equity                                                 61,847,000           61,566,000
                                                                               --------------        -------------
                                                                               $  130,766,000        $ 128,610,000
                                                                               ==============        =============

                     See accompanying notes.

                               HOUSECALL MEDICAL RESOURCES, INC.

                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                          (Unaudited)

                                                    Three months ended
                                                       September 30,
                                                  1996               1997
                                              -----------        -----------
Net revenue                                   $48,525,000        $48,171,000
Operating expenses:
   Patient care                                21,820,000         18,441,000
   General and administrative                  24,683,000         26,859,000
   Provision for doubtful accounts                569,000          1,087,000
   Depreciation and amortization                  770,000          1,140,000
                                              -----------        -----------
        Total operating expenses               47,842,000         47,527,000
                                              -----------        -----------
Income from operations                            683,000            644,000
Interest expense, net                             494,000          1,290,000
                                              -----------        -----------
Income (loss) before income taxes                 189,000           (646,000)
Provision (benefit) for income taxes               81,000           (196,000)
                                              -----------        -----------
Net income (loss) attributable to common
   stockholders                               $   108,000        $  (450,000)
                                              ===========        ===========

Income (loss) per common share                      $0.01             $(0.04)
                                              ===========        ===========
Weighted average common and common
   equivalent shares outstanding               11,186,000         10,353,000
                                              ===========        ===========

                See accompanying notes


                                        HOUSECALL MEDICAL RESOURCES, INC.

                             CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS'  EQUITY



                                          Common Stock              Additional         Retained
                                     -----------------------          Paid-in          Earnings
                                      Shares          Amount         Capital          (Deficit)          Total
                                     ----------   ----------        -----------       ----------      ----------
                                                                    (Unaudited)
Balance at June 30, 1997            10,285,000   $    103,000     $  66,714,000     $  (4,970,000)    $ 61,847,000

Exercise of common stock               115,000          1,000           168,000                            169,000

Net loss                                                                                 (450,000)        (450,000)
                                    ----------    -----------      ------------      ------------     ------------
Balance at September 30, 1997       10,400,000   $    104,000     $  66,882,000     $  (5,420,000)    $ 61,566,000
                                    ==========    ===========      ============      ============     ============

See accompanying notes.

                           HOUSECALL MEDICAL RESOURCES, INC.

                     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        (Unaudited)

                                                                        Three months ended
                                                                          September 30,
                                                                      1996               1997
                                                                  ----------         -----------
OPERATING ACTIVITIES
Net income (loss)                                                 $  108,000         $  (450,000)
Adjustments to reconcile net income (loss) to net cash
 provided (used) by operating activities:
   Depreciation and amortization                                     770,000           1,140,000
   Amortization of deferred financing costs                          110,000             150,000
   Deferred income taxes                                               6,000            (196,000)
   Changes in operating assets and liabilities:
      Accounts receivable                                          2,119,000           4,693,000
      Other current assets and inventory                            (398,000)           (719,000)
      Accounts payable                                            (1,127,000)           (264,000)
      Accrued payroll and related expenses                           458,000            (531,000)
      Other accrued liabilities                                      173,000            (942,000)
      Income taxes payable / receivable                               67,000            (779,000)
                                                                  ----------          ----------
Net cash provided by operating activities                          2,286,000           2,102,000


INVESTING ACTIVITIES
Additions to property and equipment                                 (231,000)           (994,000)
Other, net                                                          (372,000)           (112,000)
                                                                  ----------          ----------
Net cash used by investing activities                               (603,000)         (1,106,000)


FINANCING ACTIVITIES
Repayments of long-term debt                                         (27,000)                -
Proceeds from issuance of common stock                                   -               169,000
Principal payments under capital lease obligations                  (198,000)             14,000
Deferred financing costs                                            (106,000)            (47,000)
Decrease in other long-term liabilities                             (185,000)           (158,000)
                                                                  ----------          ----------
Net cash used by financing activities                               (516,000)            (22,000)
                                                                  ----------          ----------
Net increase in cash and cash equivalents                          1,167,000             974,000
Cash and cash equivalents at beginning of period                   7,785,000           2,074,000
                                                                  ----------          ----------
Cash and cash equivalents at end of period                        $8,952,000          $3,048,000
                                                                  ==========          ==========

               See accompanying notes.

                    HOUSECALL MEDICAL RESOURCES, INC.

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               (Unaudited)

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Operating results for the three month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998. For further information, refer to the company's consolidated financial statements and footnotes thereto for the year ended June 30, 1997.

2.  ACQUISITIONS

     The following unaudited pro forma information for the three months ended September 30, 1996 is presented as if the fiscal 1997 acquisitions of Messick Homecare and Healthfirst, described in
Note 2 to the Company's consolidated financial statements for the year ended June 30, 1997, had been effected as of July 1, 1996. The pro forma information is in thousands, (except per share amounts):

                              THREE MONTHS ENDED
                                SEPTEMBER 30,
                                    1996
                                -------------
Net revenue                     $  54,242
Net loss                             (430)
Net loss per common share           (0.04)


3.  COMMITMENTS AND CONTINGENCIES

     At July 1, 1997, the Company maintained general and professional liability insurance with independent insurance carriers primarily on an occurrence basis. Beginning August 1, 1997, the Company purchased professional liability insurance with terms which are similar. Prior to August 1, 1996, the Company maintained general and professional liability insurance primarily on a claims made basis. Claims based on occurrences during the term of the policy, but asserted subsequently, would be insured. Additionally, the Company's risk management system has procedures for identifying and reporting claims on a timely basis. Based on the claims history to date and the risk management system, management believes any incurred but not reported claims at September 30, 1997, would not be material to the Company's financial position or its results of operations.

                HOUSECALL MEDICAL RESOURCES, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     (Unaudited) (Continued)

     On August 30, 1996, two lawsuits were filed by certain persons who seek to represent a class of shareholders who purchased shares of the Company's common stock in the April 1996 public offering or in the subsequent after market. In September and November 1996 two additional lawsuits were filed with similar representations. The individual plaintiffs in all four cases allege that they were induced to purchase the Company's stock on the basis of misrepresentations about the Company and its prospects. The complaints assert claims under Section 11, 12(2), and 15 of the Securities Act of 1933. The complaints name as the defendants the Company, its Directors and certain of its officers, and the lead underwriters associated with the public offering. By an order dated December 5, 1996, The United States District Court for the Northern District of Georgia consolidated all four actions. In January 1997 a Consolidated Amended Complaint was filed in the Northern District of Georgia. On March 13, 1997, the Company moved to dismiss the Consolidated Amended Complaint. The Company intends to vigorously defend this lawsuit.

     The Company is a party to a number of legal actions arising in the ordinary course of its business. In management's opinion, after consultation with legal counsel, settlement of these actions, will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.


ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     In the following discussions, most percentages and dollar amounts have been rounded to aid presentation; as a result all such figures are approximations. References to such approximations have generally been omitted.

     In addition to the historical information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations, certain matters set forth below may contain forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties that could cause results to differ materially from any such statements, including the risk and uncertainties discussed in the Company's annual report on Form 10-K for its fiscal year ended June 30, 1997 under the caption "Certain Factors Affecting Forward-Looking Statements" Item 1, Business, which discussion is incorporated herein by this reference.

RESULTS OF OPERATIONS

     Housecall's results of operations during the three-month period ended September 30, 1997 reflect the performance of the Messick Homecare and Healthfirst acquisitions (collectively referred to as the "1997 Acquisitions") for the entire period, but Housecall's results of operations during the three-month period ended September 30, 1996 do not reflect the performance by these companies.


     The following table sets forth, for the periods indicated,
selected financial information as a percentage of net revenue:

                                             PERCENTAGE OF NET REVENUE
                                                THREE MONTHS ENDED
                                                   SEPTEMBER 30,
                                                 1996         1997

Net revenue                                     100.0%         100.0%
Operating expenses:
  Patient care                                   45.0           38.3
  General and administrative                      50.9           55.8
  Provision for doubtful accounts                 1.1            2.3
  Depreciation and amortization                   1.6            2.3
                                                -----          -----
     Total operating expenses                    98.6           98.7
                                                -----          -----
Income from operations                            1.4            1.3
Interest expense, net                             1.0            2.6
                                                -----          -----
Income (loss) before income taxes                 0.4           (1.3)

Provision (benefit for income taxes               0.2           (0.4)
                                                -----          -----
Net income (loss) attributable to common
  stockholders                                    0.2%          (0.9)%
                                                =====          ======


     NET REVENUE.  Net revenue decreased 1% in the first quarter of fiscal 1998 to $48.2 million compared to $48.5 million for the first quarter of fiscal 1997. The decrease in net revenue is mainly due to the decline in Medicare visits. This decline caused Medicare cost-based nursing net revenue to decrease $4.8 million or 15.3%. This decline was offset by the increases in respiratory therapy/home medical equipment (RT/HME) and management services net revenue. The decrease in Medicare visits is due to efforts by management to closely review patient admissions in order to ensure that the patients meet the homebound criteria for program benefits; increased Government scrutiny of the home health care industry; and closure of branch offices that do not have sufficient activity to provide cost efficient services. The acquisition of Messick Homecare on October 31, 1996 accounted for the increase in the RT/HME segment from 1.5% to 5.4% of net revenue for the quarters ended September
30, 1996 and 1997, respectively.  The Healthfirst acquisition on
May 13, 1997 accounted for the increase in management services as a percent of net revenue from 3.7% to 12.6% for the first quarters ended September 30, 1996 and 1997, respectively.

     PATIENT CARE COSTS. Patient care costs are comprised of salaries and related benefits for patient care personnel and cost of sales for home medical equipment, infusion products, and supplies. Patient care costs decreased 16% in the first quarter of fiscal 1998 to $18.4 million compared to $21.8 million for the first quarter of fiscal 1997. The decrease in patient care costs is primarily attributable to the same factors mentioned above with respect to the decline in Medicare visits. As a percentage of net revenue, patient care cost decreased significantly reflecting the change in the Company's business mix. RT/HME has a significantly lower patient care cost percentage of net revenue than nursing services and the management services segment does not generate any patient care cost.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses are comprised of salaries and benefits for administrative and support staff, occupancy expenses, and other non-patient care operating costs. General and administrative expenses increased 9% in the first quarter of fiscal 1998 to $26.9 million compared to $24.7 million for the first quarter of fiscal 1997. As mentioned above, much of the increase is attributable to the fact that all management services expenses are classified as general and administrative and this segment increased as a percentage of net revenues from 3.7% to 12.6% for the first quarters ended September 30, 1996 and 1997, respectively. Also, part of the increase is attributable to the addition of marketing and sales staff to support implementation of the Company's expansion and growth plans.

     PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts increased in the first quarter of fiscal 1998 to $1 million compared to $.6 million for the first quarter of fiscal 1997. The increase is primarily a result of the Company's change in business mix whereby the decrease in cost-based nursing revenue has been shifted to increased RT/HME revenues which incur a higher incident of bad debt.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation is provided on the Company's property and equipment. Amortization expense includes the amortization, over a 40-year period, of the excess of the purchase price over the fair market value of the net identifiable assets acquired by the Company (goodwill) and the amortization of other intangibles. Depreciation and amortization expense increased in the first quarter of fiscal 1998 to $1.1 million compared to $.8 million for the first quarter of fiscal 1997. The increase is the result of the fiscal year 1997 acquisitions.

     INTEREST EXPENSE, NET. Interest expense, net, reflects the net result of interest income earned from short-term investments of cash and the interest paid by the Company on indebtedness. Net interest expense increased in the first quarter of fiscal 1998 to $1.3 million compared to $.5 million for the first quarter of fiscal 1997. The increase is the result of the fiscal year 1997 acquisitions, which were financed by debt.

     NET INCOME. The Company had a net loss of $450,000 for the first quarter of fiscal 1998 compared to net income of $108,000 for the first quarter of fiscal 1997. The $558,000 decrease is attributable to the above factors, primarily increased interest, depreciation and amortization expenses.

LIQUIDITY AND CAPITAL RESOURCES


     At June 30, 1997, the Company had cash and cash equivalents of $2.1 million and working capital of $18.1 million. At September 30, 1997, these amounts were $3.0 million and $15.5 million, respectively. Cash provided by operating activities was $2.1 million for the three months ended September 30, 1997. Cash provided by operations was positively affected by a decrease in accounts receivable of $4.7 million. The decrease in receivables is a result of increased collections from payors and the timing of Medicare reimbursement under the periodic interim payments system. Current portion of long-term debt increased $2.0 million as a result of maturities scheduled for September 30, 1998.

     During the three months ended September 30, 1997, the Company's investing activities used $1.1 million in cash. The investing activities consisted of both additions to property, plant and equipment as well as other assets. Financing activities used $22,000 of cash during the three months ended September 30, 1997.

      As of October 31, the Company had approximately $1.6 million of available borrowing capacity under its $18 million
Credit Line with Toronto - Dominion Bank.

Part II. Other Information

Item 6.  Exhibits and Reports on Form 8-K.

     (a) Exhibits

          Exhibit 27 - Financial Data Schedule (for SEC use only)

     (b) Reports on Form 8-K

          Form 8-K/A filed August 27, 1997 with respect to the Acquisition of Healthfirst, Inc. Including:
          The Report of Independent Auditors, Audited Combined
          Balance Sheet as of December 31, 1996, and
          Unaudited Combined Balance Sheet as of March 31, 1997.
          Audited Combined Statement of Income for the  year
           ended December 31, 1996 and Unaudited Combined
          Statement of Income for the three months ended as of
           March 31, 1996 and 1997.
          Audited Combined Statement of Owners' Capital
          Deficiency for the Three months ended March 31, 1997.
          Audited Combined Statement of Cash Flow  for the year
           ended December 31, 1996 and
          Unaudited Combined Statement of Cash Flow for the three
           months ended as of March 31, 1996 and 1997.
          Notes to Combined Financial Statements.
          Unaudited Pro Forma Financial information
          Unaudited Pro Forma Condense Balance Sheet, as of March 31, 1997 Unaudited Pro forma Statement of Operations For the
          Year Ended June 30, 1996
          Unaudited Pro forma Statement of Operations For the
          Nine Months ended March 31, 1997
          Pro Forma Balance Sheet Adjustments

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              Housecall Medical Resources, Inc.
                                       (Registrant)



Date:  November 13, 1996      by:  /s/  Fred C. Follmer
                                 ---------------------------------
                                        Fred C. Follmer
                                        Chief Financial Officer

                HOUSECALL MEDICAL RESOURCES, INC.
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints Daniel J. Kohl and Fred C. Follmer as Proxies, each with the power to appoint his substitute, nd hereby authorizes either one or both of them to represent and to vote, as designated below, all the shares of Common Stock of Housecall Medical Resources, Inc. (the "Company") held of record by the undersigned on June 30, 1998, at the Special Meeting of Stockholders to be held on July 31, 1998.


 1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated June 17, 1998 by and among Adventist Health System Sunbelt Healthcare Corporation ("Adventist"), Homecare Acquisition Corp. ("Merger Sub"), the Company, Welsh, Carson, Anderson & Stowe VI, L.P., WCAS Healthcare Partners, L.P. and WCAS Capital Partners II, L.P., and to approve the consummation of the transactions contemplated therein, including the merger of Merger Sub with and into the Company such that the Company will become a wholly owned subsidiary of Adventist (the "Merger").


          FOR  [    ]         AGAINST [    ]      ABSTAIN [    ]

 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

      (Continued and to be dated and signed on reverse side)





THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED FOR THE MERGER.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                              If a corporation, please sign in
                              full corporate name by President or
                              other authorized officer.  If a
                              partnership, please sign in partnership
                              name by authorized person.

                              DATED:____________________, 1998



                              ___________________________________________
                              Signature

                              ___________________________________________

                              Signature if held jointly